                                                                    Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  AT&T CORP.,

                                   KIRI INC.,

                                 FRANTIS, INC.

                                      AND

                              FIRSTCOM CORPORATION

                          DATED AS OF NOVEMBER 1, 1999

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                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I THE MERGER............................................................    2
     1.1.           The Merger..................................................    2
     1.2.           Closing.....................................................    2
     1.3.           Effective Time of the Merger................................    2
     1.4.           Certificate of Incorporation and By-Laws....................    2
     1.5.           Directors; Officers.........................................    2
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS; EXCHANGE OF CERTIFICATES........................................    2
     2.1.           Effect on Capital Stock.....................................    2
     2.2.           Delivery of Certificates....................................    3
     2.3.           Company Stock Options.......................................    5
ARTICLE III REPRESENTATIONS AND WARRANTIES......................................    6
     3.1.           Representations and Warranties of the Company...............    6
     3.2.           Representations and Warranties of Parent....................   16
ARTICLE IV COVENANTS............................................................   19
     4.1.           No Solicitation.............................................   19
     4.2.           Conduct of Business.........................................   20
     4.3.           Filings; Other Action.......................................   24
     4.4.           Access to Information; Pre-Closing Review...................   24
     4.5.           Publicity...................................................   25
     4.6.           Further Action..............................................   25
     4.7.           Insurance; Indemnity........................................   26
     4.8.           Shareholder Approval; Preparation of Proxy Statement........   26
     4.9.           Certain Tax Matters.........................................   27
     4.10.          Senior Notes................................................   27
     4.11.          Ancillary Agreements........................................   28
     4.12.          Netstream Purchase Price Adjustment.........................   28
     4.13.          Conduct of Business of RV and Netstream.....................   28
     4.14.          RV Public Shares............................................   30
     4.15.          Credit Facility.............................................   30
ARTICLE V CONDITIONS............................................................   30
     5.1.           Conditions to Each Party's Obligations......................   30
                    Additional Conditions to Obligations of Parent, RV and
     5.2.           Merger Sub..................................................   31
     5.3            Additional Conditions to Obligations of the Company.........   32
ARTICLE VI TERMINATION..........................................................   33
     6.1.           Termination.................................................   33
     6.2.           Effect of Termination.......................................   34

                                                                                  PAGE
                                                                                  ----
ARTICLE VII GENERAL PROVISIONS..................................................   34
     7.1.           Nonsurvival of Representations and Warranties...............   34
     7.2.           Amendment...................................................   34
     7.3.           Extension; Waiver...........................................   34
     7.4.           Notices.....................................................   35
     7.5.           Assignment; Binding Effect..................................   35
     7.6.           Entire Agreement............................................   35
     7.7.           Fees and Expenses...........................................   35
     7.8.           Governing Law...............................................   36
     7.9.           Headings....................................................   36
     7.10.          Interpretation..............................................   36
     7.11.          Investigations..............................................   36
     7.12.          Severability................................................   36
     7.13.          Enforcement of Agreement....................................   37
     7.14.          Counterparts................................................   37
Schedule A          Definitions
Exhibit A Certificate of Incorporation and By-Laws of RV and of Merger Sub
Exhibit B Form of RV Board Policy
Exhibit C-1 Forms of Amended and Restated Certificate of Incorporation of RV
Exhibit C-2 Form of Amended and Restated By-Laws of RV
Exhibit D Form of Service Mark License Agreement
Exhibit E Form of RV Agreement
Exhibit F Terms of Credit Facility
Exhibit G Form of Certificate of Designation
Annex A Representation Letters

     AGREEMENT AND PLAN OF MERGER, dated as of November 1, 1999 ("Agreement"), among AT&T Corp., a New York corporation ("Parent"), Kiri Inc., a Delaware corporation ("RV"), Frantis, Inc., a Delaware corporation and wholly-owned subsidiary of RV ("Merger Sub"), and FirstCom Corporation, a Texas corporation (the "Company"). Certain capitalized terms used herein are defined in Schedule A attached hereto.

                                    RECITALS

     A. Each of Parent, RV, Merger Sub and the Company desire to enter into the business combination transaction described herein, in which the Company would merge with and into Merger Sub (the "Merger").

     B. The Boards of Directors of Parent and the respective Boards of Directors or shareholders (as the case may be) of each of RV and Merger Sub have duly adopted resolutions approving the transactions contemplated hereby.

     C. The Board of Directors of the Company, acting on the recommendation of a special committee of independent directors, has approved this Agreement and the Merger, has determined by unanimous resolution that the Merger is in the best interests of the Company and its shareholders and intends to recommend to the shareholders of the Company that they vote to approve the Merger.

     D. Concurrently with the execution of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company have entered into a voting agreement, dated as of the date hereof (the "Voting Agreement"), among Parent and the several shareholders named therein, providing, among other things, that such shareholders will vote in favor of the Merger.

     E. JAMTIS, Inc., a Delaware corporation ("Jamtis"), and an indirect wholly-owned subsidiary of Parent, has entered into agreements (the "Netstream Acquisition Agreements") to acquire quotas (the "Netstream Shares") representing 100% of the outstanding equity interest in Netstream Telecom Ltda., a Brazilian company ("Netstream").

     F. Parent intends to cause Jamtis to merge with a wholly-owned subsidiary of RV, such that, following such merger, (i) Jamtis will be a direct wholly-owned subsidiary of RV, and (ii) Netstream will be an indirect wholly-owned subsidiary of RV.

     G. Pursuant to the Netstream Acquisition Agreements, Promon Tecnologia S.A., a Brazilian corporation (sociedade anonima) (together with its affiliates, "Promon") has agreed to purchase, prior to the Closing a 10% interest in the capital of RV, in the form of RV Class A Shares.

     H. Each of Parent, RV, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     I. Each of Parent, RV, Merger Sub and the Company intend that, immediately following the Effective Time, on a fully-diluted basis, (i) the former shareholders of the Company will own, collectively, approximately 34% of the shares of common stock of RV, in the form of RV Class A Common Stock or RV Preferred Stock, as the case may be, (ii) Promon will own, directly or indirectly, approximately 6% of the shares of common stock of RV, in the form of RV Class A Common Stock, and (iii) Parent will own, directly or indirectly, approximately 60% of the shares of common stock of RV, in the form of RV Class B Common Stock (as defined herein).

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable state corporation laws, the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3 below). Upon the Effective Time, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

     1.2. Closing.  Unless this Agreement shall have been terminated pursuant to
Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     1.3. Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the Surviving Corporation shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.4. Certificate of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Merger, until amended in accordance with the DGCL.

     1.5. Directors; Officers. (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (b) The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further act or deed on the part of Parent, RV, Merger Sub, the Company or any holder of any of the following securities:

          (a) Common Stock of the Company. Each issued and outstanding share of common stock, par value $0.001 per share, of the Company (together with any rights appurtenant thereto, "Company Common Stock") shall be converted into the right to receive one fully paid and non-assessable share of Class A common stock, par value $0.01 per share, of RV ("RV Class A Common Stock").

          (b) Preferred Stock of the Company. Each issued and outstanding share of Series A convertible preferred stock, par value $0.001 per share, of the Company ("Preferred Stock") shall be converted into the right to receive one fully paid and non-assessable share of Series A convertible preferred stock, par value $0.001 per share, of RV ("RV Preferred Stock").

     2.2. Delivery of Certificates. (a) Exchange Agent; Exchange Fund. As of the Effective Time, Parent and the Company shall cause to be deposited, with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for exchange in accordance with this Article II, through the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of RV Class A Common Stock issuable pursuant to Section 2.1 in exchange for issued and outstanding shares of Company Common Stock. All of such deposited certificates representing shares of RV Class A Common Stock, collectively, together with any dividends or distributions with respect thereto, are referred to hereinafter as the "Exchange Fund."

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for certificates representing shares of RV Class A Common Stock. Upon surrender of one or more Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary or other reasonable documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of RV Class A Common Stock which such holder has the right to receive in respect of the Certificates surrendered by such holder pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be cancelled. In the event of transfer of ownership of Company Common Stock which is not registered in the transfer of records of the Company, a certificate representing the proper number of shares of RV Class A Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to present only the right to receive upon such surrender a certificate representing shares of RV Class A Common Stock, and cash in lieu of any fractional shares of RV Class A Common Stock as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to RV Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of RV Class A Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall have duly surrendered such Certificate in accordance with Section 2.2(b). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of RV Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable with respect to a fractional share of RV Class A Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of RV Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of RV Class A Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of RV Class A Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) Treatment of Fractional Shares. (i) No certificates or scrip representing fractional shares of RV Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (x) the aggregate number of shares of RV Class A Common Stock delivered to the Exchange Agent over (y) the aggregate number of whole shares of RV Class A Common Stock to be distributed in connection with the Merger (such excess being referred to herein as the "Excess Shares"). Following the Effective Time, Parent and RV will cause the Exchange Agent, on behalf of the former stockholders of the Company, to sell the Excess Shares at then-prevailing prices on the securities exchange on which they are listed in the manner provided in clause (iii) of this Section.

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed through one or more member firms and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time, as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such holders (the "Excess Shares Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of Excess Shares shall be paid by RV. The Exchange Agent will determine the portion of the Excess Shares Trust to which each holder of Company Common Stock, is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all such shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled pursuant to the Merger are entitled pursuant to the Merger provided, that no holder of Company Common Stock will be entitled to receive cash in an amount equal to or greater than the value of one full share of RV Class A Common Stock.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent will make available such amounts to such holders.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to RV upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to RV for payment of their claim for RV Class A Common Stock, any cash in lieu of fractional shares of RV Class A Common Stock and any dividends or distributions with respect to RV Class A Common Stock.

     (g) No Liability. None of Parent, RV and the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or RV Class A Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. RV or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by RV or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by RV or the Exchange Agent.

     2.3. Company Stock Options. (a) Each option (each, a "Company Stock Option" and collectively, the "Company Stock Options") to purchase shares of Company Common Stock granted under the Company's long-term incentive plans and directors stock option plans or pursuant to the authority of the Board of Directors of the Company that is outstanding immediately prior to the Closing Date shall be deemed to constitute an option to acquire one share of RV Class A Common Stock (each, an "Assumed Award"), provided that any fractional share of RV Class A Common Stock resulting from an aggregation of all of the shares of a holder subject to Company Stock Options shall be rounded to the nearest whole share, and provided, further, that, for any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Each such Assumed Award, to the extent permissible under Section 424(a) of the Code, shall thereafter be exercisable until the end of the period during which the Company Stock Option was exercisable and shall otherwise have terms no less favorable to the holder thereof than the original Company Stock Option.

     (b) RV shall take such actions as are necessary for the assumption of Company Stock Options pursuant to this Section 2.3, including the reservation, issuance and listing of RV Class A Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.3. RV shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as defined herein), with respect to the shares of RV Class A Common Stock subject to the Assumed Awards and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective by Closing Date and to maintain the effectiveness of such Assumed Awards (and to maintain the current status of the prospectus contained therein) for so long as such Assumed Awards remain outstanding. With respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, RV shall use its reasonable efforts to administer Company Stock Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act (as defined herein).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent, RV and Merger Sub as of the date hereof and as of the Closing Date as follows:

          (a) Existence; Good Standing; Corporate Authority. Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or (to the extent the concepts of "qualified to do business" and "good standing" exist) any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on (x) the business, operations, results of operations, assets or financial condition of the Company or any Subsidiary, or (y) the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement (any of the foregoing events or circumstances being referred to herein as a "Material Adverse Effect"). Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted and proposed to be conducted as discussed in the Company Reports (as defined below). The Company has delivered to Parent true and correct copies of the Certificate of Incorporation and By-Laws of the Company and of the comparable organizational documents of each Subsidiary of the Company, each of which is in full force and effect.

          (b) Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and such Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other action on the part of the Company or any shareholder thereof is necessary to authorize the execution and delivery by the Company of this Agreement or such Ancillary Agreements, to perform the obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby (other than the approval of this Agreement and the Merger by the holders of a majority of the shares of Company Common Stock). The Board of Directors of the Company, acting on the recommendation of a duly constituted special committee of independent directors, has duly adopted resolutions determining that the Merger is advisable and the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company's shareholders. This Agreement has been, and upon execution as contemplated herein, each Ancillary Agreement to which the Company is a party, will have been, duly and validly executed and delivered by the Company, and (assuming due execution and delivery of this Agreement and each of such Ancillary Agreements by each other party hereto and thereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) Compliance with Laws. Except as set forth on Schedule 3.1(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          (d) Capitalization of the Company. (i) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock and (A) 24,376,556 shares of Company Common Stock are issued and outstanding, (B) 1,313,086 shares of Preferred Stock are issued and outstanding, (C) options to purchase an aggregate of 10,578,500 shares of Company Common Stock are outstanding (the "Options"), 10,578,500 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options and 300,000 shares are reserved for future grants under all stock option or other incentive plans or arrangements of the Company (the "Company Stock Plans"), and there are no stock appreciation rights or limited stock appreciation rights or other equity-related rights or awards outstanding other than the Options, (D) warrants to purchase 5,758,771 shares of Company Common Stock are outstanding (the "Warrants"), and 5,758,771 shares are reserved for issuance upon the exercise of the Warrants, and (E) no shares of Company Common Stock or Preferred Stock are held by the Company's Subsidiaries or in treasury. Except for the Warrants, the Options and the shares of Preferred Stock outstanding, the Company has no outstanding bonds, debentures, notes or other obligations, instruments or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Schedule 3.1(d) of the Disclosure Letter sets forth for each Option and Warrant outstanding as of the date hereof, (I) its exercise price, (II) its expiration date, (III) the first date upon which it becomes exercisable, and (IV) the number of shares of Company Common Stock (or other securities) for which it is exercisable.

          (ii) Except as set forth on Schedule 3.1(d)(ii), of the Disclosure Letter, since June 30, 1999 the Company has not (A) issued any shares of its capital stock, (B) granted any options or warrants to purchase any shares of its capital stock or (C) split, combined or reclassified any shares of its capital stock. All issued and outstanding shares of Company Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (iii) Except for the Options, the Warrants, the outstanding shares of Preferred Stock and the rights (the "Company Rights") distributed to holders of Company Common Stock pursuant to the Rights Agreement, dated as of April 1, 1998 (in the form attached as Exhibit 2.1 to the SEC Form 8-A filed by the Company on April 3, 1998), between the Company and American Stock Transfer & Trust Company (the "Rights Agreement"), and except as set forth in this Section 3.1(d) or in Schedule 3.1(d) of the Disclosure Letter, there are no other shares of capital stock of the Company, no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. Except as set forth in the certificate of designation relating to the outstanding shares of Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, other than outstanding Options, there are no awards outstanding under any Company Stock Plans or any other outstanding stock-related awards. There are no voting agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party (or, to the knowledge of the Company, to which any two or more shareholders are parties, other than the Voting Agreement) with respect to the voting of capital stock of the Company or any of its Subsidiaries.

          (e) Subsidiaries. Schedule 3.1(e) of the Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share or equity capital; (iii) the number of issued and outstanding shares of capital stock or equity capital; and (iv) the legal and beneficial owner or owners of such shares. Except as set forth on Schedule 3.1(e) of the Disclosure Letter, each of the outstanding shares of capital stock or other equity interest of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "Encumbrances"). Except for interests in the Company's Subsidiaries or as set forth on
     Schedule 3.1(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, firm, partnership, limited liability company, joint venture, business, association, trust, business trust or other entity (each individually, along with any natural person and any Government Entity, a "Person").

          (f) No Violation; Consents. (i) Except as set forth on Schedule 3.1(f) of the Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby will: (A) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws (or comparable organizational documents) of the Company or any of its Subsidiaries; (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"), except for any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby (a "Material Delaying Effect"); or (C) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets or properties, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          (ii) Except as set forth on Schedule 3.1(f) of the Disclosure Letter, and other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (with respect to the Registration Statement) or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Disclosure Letter relating to this clause (ii), the other filings referred to in this clause (ii) and the Other Antitrust Filings and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), neither the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby will require any consent, approval or authorization of, or declaration, filing or registration with,
     (A) any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws"), (B) any other Law of any foreign jurisdiction, or (C) any other Person, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect or a Material Delaying Effect.

          (g) Company Reports; Absence of Undisclosed Liabilities. (i) Each registration statement, report (including annual and quarterly reports), proxy statement or information statement (as defined under the Exchange
     Act) and all attachments and exhibits thereto prepared by the Company or relating to its securities or properties since January 1, 1997, each in the form (including all exhibits and amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, as amended or restated, the "Company Reports"), as of their respective dates (or the respective dates of the latest amendments thereto or restatements thereof),
     (A) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference in the Company Reports fairly presented the financial position of the entity or entities to which it relates as of its date, and each of the consolidated statements of results of operations and consolidated statements of cash flows included in or incorporated by reference in the Company Reports fairly presented the results of operations or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles consistently applied during the periods involved.

          (ii) Except as set forth on Schedule 3.1(g) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether liquidated, accrued, contingent or otherwise, except
     (x) liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1999 included in the Company Reports and (y) liabilities and obligations incurred in the ordinary course of business since that date which individually or in the aggregate would not have a Material Adverse Effect.

          (h) Rights Agreement; Absence of Affiliated Shareholder. (i) The Company has duly amended the Rights Agreement to provide that none of the approval, execution or delivery of this Agreement or the consummation of the Merger will cause (x) the Company Rights to become exercisable under the Rights Agreement, (y) Parent or Merger Sub (or any of their respective affiliates), to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (z) result in the occurrence of a "Distribution Date" or "Triggering Event" (as defined, respectively, in the Rights Agreement).

          (ii) No shareholder of the Company is or, at any time during the three-year period preceding the date hereof or the Effective Time, has been, an "affiliated shareholder" of the Company as such term is defined in Part Thirteen of the Texas Business Corporation Act.

          (i) Litigation. Except as disclosed in the Company Reports, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than those which, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the Company Reports, no Governmental Entity has advised the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries that the Company reasonably believes would be material.

          (j) Absence of Certain Changes. Except as set forth in the Company Reports or on Schedule 3.1(j) or 3.1(d) of the Disclosure Letter, since June 30, 1999, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not occurred (i) any Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries (other than Subsidiaries that, at all times since June 30, 1999, have been wholly-owned, directly or indirectly, by the Company) or any repurchase, redemption or any other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any change in accounting principles, practices or methods used by the Company or any of its Subsidiaries; (iv) any entering into or amendment of any employment agreement, which is, or would be required to be, set forth on Schedule 3.1(m), with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable, or to become payable, by the Company or any of its Subsidiaries to, their respective directors, officers or employees; (v) any entering into or amendment of any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees; (vi) any revaluation by the Company or any of its Subsidiaries of any of their respective assets except for write-downs and write-offs not exceeding $500,000 or equivalent in the aggregate or for which specific reserves were made in the preparation of the consolidated balance sheet of the Company and its Subsidiaries, as at June 30, 1999, included in the Company Reports; (vii) any transaction or commitment made by the Company or any of its Subsidiaries to buy or sell any assets that are or would be material to the Company's business; or (viii) any other transaction or event that, had it occurred after the date of this Agreement, would constitute a breach of the covenant set forth in Section 4.2(b).

          (k) Taxes. Except as set forth on Schedule 3.1(k) of the Disclosure
     Letter:

             (i)(A) All Tax Returns relating to the Company and each of its Subsidiaries or the business or assets thereof that were required to be filed on or before the Closing Date have been duly and timely filed and are correct and complete in all material respects, (B) all Taxes shown as owing on such Tax Returns have been paid, and (C) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

             (ii)(A) All material Taxes that are or may become payable by the Company or any of its Subsidiaries or chargeable as an Encumbrance upon the assets thereof as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (B) the Company and each of its Subsidiaries has duly and timely withheld all material Taxes required to be withheld in connection with the business or assets of such person, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, and (C) the Company

        Reports reflect an adequate reserve for all material Taxes payable or asserted to be payable by the Company or any of its Subsidiaries for all taxable periods or portions thereof through the date of the most recent financial statements set forth therein.

             (iii) There has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Company or any of its Subsidiaries asserted, raised or, to the knowledge of the Company, threatened by any taxing authority.

             (iv) Schedule 3.1(k) of the Disclosure Letter lists all Income Tax Returns that have been filed with respect to the Company and any of its Subsidiaries for taxable periods ended on or after January 1, 1992 and that have not yet been audited or are currently the subject of audit.

             (v) Neither the Company nor any of its Subsidiaries has (A) waived any statute of limitations, (B) agreed to any extension of the period for assessment or collection or (C) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

             (vi)(A)There are no outstanding adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for Income Tax purposes applicable to the Company or any of its Subsidiaries required as a result of changes in methods of accounting effected on or before the Closing Date, and (B) no material elections for Income Tax purposes have been made by the Company or any of its Subsidiaries that are currently in force or by which the Company or any of its Subsidiaries is bound.

             (vii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, or (B) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

          (l) Employee Benefit Plans. (i) Schedule 3.1(l) of the Disclosure Letter lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option plans, or any other employee benefit plan, program, agreement, or arrangement, whether written or unwritten and regardless of whether they are funded or unfunded or U.S. or non-U.S., with, for the benefit of, or covering employees or former employees of the Company and its Subsidiaries whether maintained by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any liability, including any "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Company Benefit Plans"). The Company has provided Parent with a true and correct copy of each of the Company Benefit Plans (or a true and correct description of any unwritten Company Benefit Plan) and all contracts relating thereto, or to the funding thereof, and the two most recent annual reports and actuarial valuations (if applicable) relating to each Company Benefit Plan.

          (ii) The Company is not aware that any officer, executive or key employee or any group of employees of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment.

          (iii) Each Company Benefit Plan and Employment Agreement conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws. No material liability has been or is expected to be incurred by the Company or any of its

     Subsidiaries with respect to any Company Benefit Plan and Employment Agreement except for benefits payable or contributions due under the terms of such plans or agreements, and full payment has been made of all amounts that the Company or any of its Subsidiaries is required to have paid as contributions to each Company Benefit Plan and Employment Agreement. All Company Benefit Plans intended and Employment Agreements to satisfy applicable tax qualification requirements or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and adequate accruals for all obligations under the Company Benefit Plans and Employment Agreements are reflected in the financial statements of the Company. Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has ever maintained, contributed to or incurred or expects to incur any liability under Title IV of ERISA. Except as set forth on Schedule 3.1(l) of the Disclosure Letter,
     (A) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and
     (B) no payment or benefit which will or may be made by the Company, any of its Subsidiaries or Parent with respect to any employee, officer or director will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (iv) Except as described in the Company Reports or listed on Schedule 3.1(l) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in written form or, to the knowledge of the Company, in unwritten form) to any employee or former employee that such benefits would be provided. None of the Company Benefit Plans is a Multiemployer Plan or a Single Employer Plan within the meaning of ERISA.

          (m) Labor and Employment Matters. (i) Schedule 3.1(m) of the Disclosure Letter lists, as of October 15, 1999, each officer and employee of the Company and any of its Subsidiaries. Not more than 30 additional employees were hired by the Company and its Subsidiaries between October 15, 1999 and the date hereof. Except as set forth on Schedule 3.1(m) of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and
     (ii) there is no (x) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (y) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (z) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and each of its Subsidiaries is in substantial compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages and hours.

          (ii) There are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company or any of its subsidiaries in favor of directors, officers, employees and agents of the Company or any of its Subsidiaries.

          (iii) Except for (a) any benefits to be provided to employees under any Company Benefit Plan, (b) any benefits to be provided to employees under any Employment Agreement and

     (iii) compensation payable in the ordinary course for services rendered within the payroll period immediately preceding the date hereof, the Company and its Subsidiaries have no liabilities with respect to any employees, other than as reflected in the Company Reports or on Schedule 3.1(m) of the Disclosure Letter.

          (n) Brokers and Finders. Except for CIBC World Markets Corp. pursuant to an engagement letter, a true and complete copy of which has previously been delivered to Parent, no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

          (o) Licenses and Permits. Schedule 3.1(o) of the Disclosure Letter sets forth a complete and correct list of all licenses, concessions, permits, certificates of need, approvals and authorizations (collectively, "Permits") from all Governmental Entities held by the Company and its Subsidiaries. Such Permits are sufficient to enable the Company and its Subsidiaries to lawfully conduct their respective businesses as presently conducted in all material respects. No Permit listed, or required to be listed, on Schedule 3.1(o) of the Disclosure Letter is subject to revocation, forfeiture or renegotiation by virtue of any existing circumstances affecting the Company and its Subsidiaries or by virtue of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. There is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit or the rights of the Company or any of its Subsidiaries thereunder, except for instances of any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect.

          (p) Environmental Matters. Except as set forth on Schedule 3.1(p) of the Disclosure Letter, and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect:

             (i) The Company and its Subsidiaries are in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any properties or assets of the Company or any of its Subsidiaries ("Company Property");

             (ii) There are no past, pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company, any of its Subsidiaries or any Company Property; and

             (iii) There are no facts, circumstances, conditions or occurrences regarding any Company Property or any property adjoining or in the vicinity of any Company Property, that could reasonably be anticipated
        (i) to form the basis of a material claim under any Environmental Law against the Company, any of its Subsidiaries or any Company Property or
        (ii) to cause such Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

          (q) Material Contracts. Except as set forth on Schedule 3.1(q) of the Disclosure Letter, none of the Company and any of its Subsidiaries is bound by (a) any agreement, contract or commitment providing for annual payments of more than $250,000, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock providing for annual payments of more than $250,000, (c) any agreement, indenture or instrument relating to indebtedness providing for annual payments of more than $250,000, (d) any agreement or contract with any Affiliate providing for annual payments of more than $250,000, (e) any interconnection agreement providing for annual payments of more than $250,000, (f) any employment, consulting, severance, "change of control" or other similar agreements, understandings or arrangements, whether written or unwritten, which cover any employee or former employee of the Company or any of its Subsidiaries (the "Employment Agreements"). The Company has provided Parent with a true and correct copy of each of the Employment Agreements (or a true and complete description of each unwritten Employment Agreement) (in each case, which may entitle any Person to receive payments from the Company or any of its Subsidiaries in excess of $100,000 per year) or any other similar type of contract, (g) any material license, contract or agreement transferring, providing for or restricting the use of, or settling any claim with respect to, any Intellectual Property, or (h) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or to otherwise acquire property or conduct business in any area. Except as otherwise set forth on
     Schedule 3.1(q) of the Disclosure Letter, each contract or agreement set forth on Schedule 3.1(q) of the Disclosure Letter (or required to be set forth in Section 3.1(q) of the Disclosure Letter) is in full force and effect and there exists no material default or material event of default or to the knowledge of each of the Company and each of its Subsidiaries, event, occurrence, condition or act (including the consummation of the Merger) which, with the giving of notice, the lapse of time or the happening of any other material event or condition, would become a default or event of default thereunder.

          (r) Assets. Except as set forth in the Company Reports, the Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries (the "Assets"). The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to their respective businesses and operations, including but not limited to all such Assets reflected in the Company Reports or acquired since the date most recent thereof (except any that have been disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Encumbrance, except Permitted Encumbrances. The Company and its Subsidiaries have maintained all tangible Assets that are material to their respective businesses and operations in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. Schedule 3.1(r) of the Disclosure Letter sets forth a list as of August 31, 1999 of all tangible Assets that are material to the business and operations of the Company and its Subsidiaries and identifies the location of such Assets.

          (s) Intellectual Property; Technology. (i) Except as otherwise indicated on Schedule 3.1(s) of the Disclosure Letter the Company and its Subsidiaries own the entire right, title and interest in and to the Marks, the Copyrights and the Patents free and clear of any Encumbrances except for Permitted Encumbrances. Each item that is indicated as registered on
     Schedule 3.1(s) of the Disclosure Letter has been duly registered, filed with or issued by the appropriate authorities in the countries indicated on
     Schedule 3.1(s) of the Disclosure Letter and to the knowledge of the Company, all such registrations, filings and issuances remain in full force and effect. Except as otherwise indicated on Schedule 3.1(s) of the Disclosure Letter, none of the Marks, the Copyrights or the Patents are the subject of any pending, or to the Company's knowledge, threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before a registration or issuing authority in any jurisdiction. Except as otherwise disclosed in Schedule 3.1(s) of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, violate, or constitute misappropriation of any Intellectual Property of any other Person, nor, since January 1, 1997, has the Company or any of its Subsidiaries received notice to the contrary from any Person. The Company and its Subsidiaries own or have the right to use through assignment, lease, license or other agreement all Intellectual Property necessary for the conduct of the business as presently conducted. Except as set forth in Schedule 3.1(s) of the Disclosure Letter, there are no pending, or to the Company's knowledge, threatened material claims by any Person for infringement of any Intellectual Property or unfair competition by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.1(s) of the Disclosure Letter, to the Company's knowledge no Person is infringing upon the Intellectual Property owned by, assigned to or subject to assignment of, the Company or any of its Subsidiaries, and the Company and its Subsidiaries are aware of no facts that would support such a claim. The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property necessary to the conduct of the business as presently conducted (including, but not limited to the Marks, the Copyrights and the Patents) nor will it require the consent of any governmental authority or third party.

          (ii) The costs to the Company and its Subsidiaries of reprogramming required to permit the proper functioning in and following the year 2000, of the (i) computer systems and (ii) equipment containing embedded microchips, in each case, owned or operated by the Company or any of its Subsidiaries and the testing of all such systems and equipment (including, without limitation, reprogramming errors) could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect. Except for the cost of such of the reprogramming referred to in this
     Section 3.1(s) as may be necessary, the computer and management information systems of the Company and its Subsidiaries are sufficient to permit the Company and its Subsidiaries to conduct its business without material interruption arising out of any failure to be Year 2000 Compliant and without such conduct resulting in a Material Adverse Effect.

          (t) Insurance. All insurance policies maintained by or on behalf of any the Company or any Subsidiary are in full force and effect, and all premiums due thereon have been paid. The Company and each Subsidiary has complied in all material respects with the terms and provisions of such policies. The Company has delivered to Parent complete and correct copies of its directors and officers liability insurance policies, which policies are in full force and effect.

          (u) Affiliate Transactions. Except as otherwise described in the Company's Proxy statement for its 1999 annual meeting of shareholders (the "1999 Proxy") or on Schedule 3.1(u) of the Disclosure Letter, each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction between the Company or any Subsidiary of the Company, on one hand, and any Person who is (or, at the time such agreement, contract, arrangement, understanding, transfer, commitment or transaction was entered into or made, was) a shareholder, director or employee of the Company or any Subsidiary of the Company (or other Person controlled, directly or indirectly, by any of the foregoing), on the other hand (collectively, "Affiliate Transactions"), is on terms and conditions at least as favorable to the Company (or such Subsidiary, as the case may be) as would be obtainable by it in a comparable arm's-length transaction with a Person unrelated to any shareholder, director or employee of the Company or any of its Subsidiaries. All Affiliate Transactions having effect or outstanding as of the date hereof that are material to the Company or any of its Subsidiaries are described in the 1999 Proxy or on Schedule 3.1(u) of the Disclosure Letter.

          (v) Opinion. The board of directors of the Company has received an opinion of CIBC World Markets Corp. (the "Opinion"), to the effect that, as of the date of such opinion, the equity ownership of the Company's shareholders in RV is fair from a financial point of view to the holders of the Company Common Stock. The Company has been authorized by CIBC World Markets Corp. to permit the inclusion of the Opinion in its entirety and references thereto, subject to prior review of, and consent to, such inclusion and references by CIBC World Markets Corp. and its counsel (such consents not to be unreasonably withheld or delayed), in the Proxy Statement.

          (w) State Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Merger, and such approval is sufficient to render inapplicable the provisions of Part Thirteen of the Texas Business Corporation Act (the "TBCA") to the extent, if any, that such
     Section is applicable to the Merger, this Agreement and the transactions contemplated hereunder. To the knowledge of the Company (based on consultation with outside legal counsel), except for the DGCL and the TBCA, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated hereunder.

          (x) No Extortion Payments. None of the Company or any of its Subsidiaries has made, or has agreed to make, any payment in connection with any Person's scheme or plan to demand money or property in exchange for (i) the safety of any Person or (ii) the ability of any Person to conduct otherwise legal business.

          (y) No Improper Payments. None of the Company or any of its Subsidiaries nor any Person acting on behalf of any of them has paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything of value to (i) any person or firm employed by or acting for or on behalf of any customer or supplier, whether private or governmental, or (ii) any government official or employee or any political party, for the purpose of illegally or improperly inducing or rewarding any action by such customer, supplier, official, employee or political party favorable to the Company or any of its Subsidiaries.

          (z) No Venezuelan Investments. As of the date hereof, the Company does not operate any business or have any investment in any person operating any business in Venezuela.

     3.2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

          (a) Existence; Good Standing; Corporate Authority. Each of Parent, RV and Merger Sub, and each member of the Jamtis Group, is (i) a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing (to the extent that "good standing" is a cognizable legal concept under applicable law) under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets or financial condition of RV or Merger Sub, or on the ability of Parent, RV or Merger Sub to consummate the transactions contemplated herein (an "Acquiror Material Adverse Effect"). Each of RV and Merger Sub, and each member of the Jamtis Group, has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business. True and correct copies of the Certificate of Incorporation and Bylaws of each of RV and Merger Sub as of the date hereof are attached as Exhibit A. The organizational documents of RV, Merger Sub and, as of the Closing Date, each member of the Jamtis Group, are or will be in full force and effect.

          (b) Authorization, Validity and Effect of Agreements. Each of Parent, RV and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, RV and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent or by the shareholder or shareholders of RV and Merger Sub, as the case may be, and no other corporate proceedings on the part of Parent, RV or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements (to which any of them is a party), to perform the obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. This Agreement and, upon execution as contemplated herein, each Ancillary Agreement to which Parent, RV or Merger Sub is a party, has been duly and validly executed and delivered by Parent, RV and/or Merger Sub, as the case may be, and (assuming due execution and delivery of this Agreement and each of the Ancillary Agreements by each other party hereto and thereto), constitutes the valid and binding obligation of Parent, RV or Merger Sub, as the case may be, enforceable against Parent, RV or Merger Sub, as the case may be, in accordance with its terms.

          (c) Compliance with Laws. None of Parent, RV, Merger Sub or any member of the Jamtis Group is in violation of any Laws applicable to Parent, RV, Merger Sub or such member, or any of its properties or assets, except for violations which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

          (d) Capitalization. (i) As of the date hereof, the authorized capital stock of RV consists of 1,000 shares of common stock, par value $.01 per share, and 1,000 shares of common stock are issued and outstanding. As of the Closing Date, the aggregate number of shares of capital stock of RV shall be not more than the sum of (i) 80,848,204, plus (ii) the product of
     (x) such number of shares of Preferred Stock issued or accrued as paid-in-kind dividends from November 1, 1999 to the Closing Date, and (y)
     2.077. All issued and outstanding shares of capital stock of RV and of Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the Closing, except for approximately 10% of the aggregate number of shares of capital stock of RV that will be owned by Promon, in the form of shares of RV Class A Common Stock, all issued and outstanding shares of capital stock of RV will be owned, directly or indirectly, by Parent, in the form of shares of RV Class B Common Stock, all issued and outstanding shares of capital stock of Merger Sub are owned directly by RV and all issued and outstanding shares or quota, as the case may be, of each member of the Jamtis Group are owned indirectly by RV, in each case free and clear of Encumbrances (other than any Encumbrances created by Promon as to the shares of RV Class A Common Stock owned by it). None of RV, Merger Sub or any member of the Jamtis Group has any outstanding bonds, debentures, notes or other similar obligations, instruments or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of RV, Merger Sub or such member on any matter. As of the date hereof and as of the Closing Date, the amount and ownership of the issued equity capital of each member of the Jamtis Group are as set forth on Schedule 3.2(d) of the RV Disclosure Letter.

          (ii) Except as described in this Agreement or in the Netstream Acquisition Agreements, or as set forth in the RV Disclosure Letter, there are no other shares of capital stock (or quota, as the case may be) of RV, Merger Sub or any member of the Jamtis Group, no securities of RV, Merger Sub or any member of the Jamtis Group convertible or exchangeable for shares of capital stock, voting securities (or quota, as the case may be) of RV, Merger Sub or any member of the Jamtis Group, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate RV, Merger Sub or any member of the Jamtis Group to issue, transfer or sell any shares of capital stock of RV, Merger Sub or any member of the Jamtis Group.

          (e) No Violation; Consents. (i) Neither the execution, delivery or performance by Parent, RV and Merger Sub of this Agreement or any of the Ancillary Agreements nor the consummation by Parent, RV and Merger Sub of the transactions contemplated hereby or thereby will: (x) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of any of Parent, RV, Merger Sub or any member of the Jamtis Group; (y) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties or assets of RV, Merger Sub or any member of the Jamtis Group under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any contract to which any of RV or Merger Sub is a party, by which any of RV, Merger Sub or any member of the Jamtis Group or any of their respective properties are bound, or under which any of RV, Merger Sub or any member of the Jamtis Group or any of their respective properties are entitled to a benefit, except for any of the foregoing matters which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect or a Material Delaying Effect; or
     (z) violate any Laws applicable to any of RV, Merger Sub or any member of the Jamtis Group or any of its assets or properties, except for violations which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

          (ii) Other than the filings required under the HSR Act, the Exchange Act, notifications to the Superintendencia de Valores y Seguros of Chile and the Superintendencia de Industria y Comercio of Colombia and filings in connection with the maintenance of qualification to do business in other jurisdictions required or permitted to be made or obtained by Parent, RV or Merger Sub, neither the execution, delivery or performance by Parent, RV and Merger Sub of this Agreement or any of the Ancillary Agreements nor the consummation by Parent, RV and Merger Sub of the transactions contemplated hereby or thereby will require any consent, approval or authorization of, or declaration, filing or registration with, (A) any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Foreign Antitrust Laws, (B) any other Law of any foreign jurisdiction, or (C) any other Person, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would have an Acquiror Material Adverse Effect or a Material Delaying Effect.

          (iii) Neither RV nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except liabilities and obligations arising hereunder or under the Netstream Acquisition Agreements and/or, as of the Closing, liabilities and obligations (a) arising under the Brand License, the RV Agreement, the Executive Agreement and under any bond tender offer arrangements being undertaken by RV, if any, and (b) incurred in the ordinary course of business following the Final Closing under the Netstream Acquisition Agreements which individually or in the aggregate would not have an Acquiror Material Adverse Effect.

          (f) Netstream Acquisition Agreements. Parent has delivered to the Company complete and correct copies of the Netstream Acquisition Agreements (including all exhibits, schedules and other attachments thereto), as executed and delivered by the parties thereto (or in the form to be executed and delivered at the closing thereunder). Each of the Netstream Acquisition Agreements is (or, following execution and delivery, as the case may be, will be) in full force and effect in accordance with its terms.

          (g) Litigation. There is no Litigation claim by a third party (including a Governmental Entity) pending or, to the knowledge of Parent, threatened against Parent, RV, Merger Sub or any member of the Jamtis Group, other than those which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. No Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to RV or Merger Sub.

          (h) Proxy Statement. None of the information supplied by Parent for inclusion in the Proxy Statement, at the respective times filed with the SEC and distributed to shareholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact relating to Parent, RV, Merger Sub or any member of the Jamtis Group required to be stated therein or necessary in order to make the statements therein relating to Parent, RV, Merger Sub or any member of the Jamtis Group in light of the circumstances under which they were made, not misleading.

          (i) Brokers and Finders. No actions by Parent, RV or Merger Sub or by any Person acting on behalf of either of them has given rise to any valid claim against the Company, RV, Merger Sub or any member of the Jamtis Group for any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                                   COVENANTS

     4.1. No Solicitation. (a) The Company and its Subsidiaries shall, and shall direct and use reasonable best efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Parent (or RV or Merger
Sub) that may be ongoing with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the approval of the Merger by the holders of a majority of the shares of Company Common Stock, the Board of Directors of the Company determines in good faith, having received the advice of outside counsel concerning its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to an Acquisition Proposal that (A) was unsolicited or that did not otherwise result from a breach of this Section 4.1(a) (subject to compliance with Sections 4.1(c) and 4.1(d)), and (B) constitutes a Superior Proposal, may (I) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (II) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any authorized investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 4.1(a) by the Company.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger unless there is a Superior Proposal outstanding,
(ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, such Board of Directors shall have
(A) determined in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law and (B) delivered a notice of termination to Parent pursuant to Section 6.1(c).

     (c) The Company shall promptly (but in any event within one day) advise Parent orally and in writing of any Acquisition Proposal or any inquiry delivered to or received by the chief executive officer, any other senior officer or any director of the Company regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company will deliver to Parent a written notice (the "Acquisition Agreement Notice") not less than five days prior to entering into any Acquisition Agreement.

     (d) Nothing contained in this Section 4.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of its Board of Directors, based upon the advice of outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.1(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; and provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to this Agreement for purposes hereof.

     4.2. Conduct of Business. (a) From the date hereof to and including the Closing Date, except as set forth on Schedule 4.2(a) of the Disclosure Letter or as otherwise required pursuant to this Agreement, unless Parent has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

          (i) conduct its operations according to its usual, regular and ordinary course of business in accordance with its current business plan;

          (ii) use its reasonable best efforts to preserve intact its business organization and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 3.1(a) and 3.1(o), to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with it;

          (iii) promptly notify Parent upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation or warranty of the Company contained in this Agreement no longer to be true and correct or any covenant of the Company contained in this Agreement not to be complied with;

          (iv) timely file with the SEC, and promptly deliver to Parent, true and correct copies of all reports, statements or schedules or other filings required to be filed by the Company under the Securities Act or Exchange Act with the SEC subsequent to the date of this Agreement; and

          (v) deliver, as promptly as reasonably practicable but in any event within 30 business days after the end of each accounting month, monthly consolidated financial statements for the Company and its Subsidiaries for and as of the end of each such month.

     (b) From the date hereof to and including the Closing Date, except as set forth on Schedule 4.2(b) of the Disclosure Letter, unless Parent has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) amend its Certificate of Incorporation or By-Laws or comparable governing instruments;

          (ii) except as otherwise provided in this Section 4.2(b), issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, except (a) issuances of shares of Company Common Stock in respect of any exercise of Options or Warrants outstanding on the date hereof and disclosed in the Disclosure Letter, (b) issuances of shares of Company Common Stock in respect of any conversion of the Company's Series A preferred stock outstanding at the time immediately prior to such issuance, and (c) issuance of newly created shares of preferred stock of the Company that are redeemable at the option of the Company (and the Surviving Corporation or RV, as the case may be) on or, at the Company's election, at any time after the Closing Date, provided that the sum of (1) the aggregate redemption price of such newly-created shares of preferred stock as of the Closing Date, and (2) the aggregate principal amount of any indebtedness incurred under subclause (b) of clause (xi) of this Section 4.2, does not exceed US$20,000,000; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

          (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capital structure as it exists on the date hereof;

          (iv) grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Stock Plan, provided that this Section 4.2(b) shall not prohibit or restrict the Company from granting unvested options to acquire up to 300,000 shares of Company Common Stock prior to the Closing Date ("Interim Company Options"), provided further, that no Interim Company Options (i) shall be granted except in the ordinary course of business to employees of the Company and its Subsidiaries as of the date hereof and employees of the Company and its Subsidiaries hired by the Company or such Subsidiaries after the date hereof, or (ii) shall become vested according to their terms as a result of the consummation of the Merger and other transactions contemplated hereby;

          (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a majority-owned Subsidiary to the Company or another majority-owned Subsidiary);

          (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

          (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale and leaseback transaction) except for fair value in the ordinary course of business provided that the proceeds of such sales do not exceed $50,000 in any single transaction or $100,000 in the aggregate prior to the Closing Date;

          (viii) settle or compromise any pending or threatened Litigation other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $250,000 in any one case or $500,000 in the aggregate;

          (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in (other than capital contributions to Subsidiaries of the Company made in accordance with the Company's current business plan), any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, (c) payroll and travel advances in the ordinary course of business and (d) investments in majority-owned Subsidiaries;

          (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's current budget for capital expenditures, a true and complete copy of which has been delivered to Parent, or otherwise acquire assets having a value, in the aggregate, in excess of $150,000 not in the ordinary course of business;

          (xi) incur, assume or create any indebtedness for borrowed money or for the deferred purchase price for property or services or pursuant to any capital lease or other financing, except (a) indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities as disclosed in the Disclosure Letter or equipment financing facilities referred to in the Company's current budget for capital expenditures and
     (b) for the incurrence or creation of such indebtedness that is prepayable
     by its terms without penalty or premium in excess of      % of the proceeds
     received from the incurrence or creation of such indebtedness at any time on or after the Closing Date, provided that the sum of (1) the aggregate principal amount of such indebtedness incurred or created pursuant to this subclause, and (2) the aggregate redemption price of all shares of preferred stock issued under clause (ii) of this Section 4.2(b), does not exceed US$20,000,000;

          (xii) take any action to assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except majority-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $50,000 individually and $150,000 in the aggregate;

          (xiii) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material Income Tax liability except, in each case, with the express consent of Parent;

          (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with or involving the Company or the purchase of shares or assets of the Company;

          (xv) grant or amend any stock-related or performance awards except as otherwise permitted herein;

          (xvi) enter into or amend any legally binding employment, severance, retention, change in control, consulting or salary continuation agreement with any officer, director, employee or former employee of the Company or any of its Subsidiaries (which would involve, together with all other such agreements, aggregate payments by the Company or any of its Subsidiaries the payment by Company or any of its Subsidiaries of more than $250,000 in the aggregate or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company;

          (xvii) adopt, amend or terminate any employee benefit plan, policy, understanding or arrangement;

          (xviii) enter into any agreements that would constitute Material Contracts; or amend any of the foregoing agreements as exist on the date hereof other than in the ordinary course of business;

          (xix) amend, change or waive (or exempt any Person from the effect of) the Rights Agreement, except for Parent, RV and Merger Sub in connection with the transactions contemplated by this Agreement;

          (xx) make any material changes in the type or amount of insurance coverage;

          (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to Parent, change any accounting principles or practices used by the Company or its Subsidiaries;

          (xxii) effect any material change in the Company's advertising, services promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business of the Company;

          (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the collection of accounts or notes receivable or the payment of accounts or notes payable;

          (xxiv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

          (xxv) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary;

          (xxvi) acquire, invest in or enter into any arrangement or contract with any person having operations in Venezuela of a nature conducted by any of the parties hereto; or

          (xxvii) agree in writing or otherwise to take any of the foregoing actions.

     (c) If the Company shall have given notice to Parent of an action as to which it seeks consent pursuant to section 4.2(b), such notice to describe the relevant matters in reasonable detail, and Parent shall not have objected within 15 days, the Company may take the action described in such notice.

     4.3. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) cooperate and consult with one another in (A) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or, in the case of Other Antitrust Consents, permitted to be obtained prior to the Closing Date from Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (I) all such Regulatory Filings and Consents as relate to Foreign Antitrust Laws (the "Other Antitrust Filings" and the "Other Antitrust Consents," respectively; collectively, the "Other Antitrust Filings and Consents") and (II) all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (B) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (C) timely making all such Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (iii) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to the Merger under the HSR Act or Foreign Antitrust Laws; provided that the foregoing shall not require Parent to take any action that could directly or indirectly (A) impose limitations on the ability of Parent (or any of its affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Parent or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, (B) restrict any future business activity by Parent, the Company or any of their affiliates or Subsidiaries that (I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Parent, the Company or any of their affiliates or Subsidiaries, or (C) otherwise adversely affect Parent, the Company or any of their respective affiliates or Subsidiaries in a manner that
(I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

     4.4. Access to Information; Pre-Closing Review. From the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its authorized representatives full access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and its accountants (and shall use its reasonable best efforts to give Parent and such representatives access to such accountants' work papers, as Parent may reasonably request), (ii) permit Parent to make such copies and inspections thereof as Parent may reasonably request and
(iii) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 4.4 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of Parent to consummate the transactions contemplated hereby. The Company acknowledges that it has been afforded an adequate opportunity to investigate the properties, assets, liabilities, personnel and records of Netstream. Prior to the closing under the Netstream Acquisition Agreements, Parent will use its reasonable best efforts to assist the Company in obtaining any further information as to Netstream that the Company may reasonably request. From and after the date of the Final Closing under the Netstream Acquisition Agreements, Parent shall, and shall cause its Subsidiaries to, (i) give the Company and its authorized representatives full access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of Netstream and Netstream's accountants (and shall use its reasonable best efforts to give the Company and such representatives access to such accountants' work papers),
(ii) permit the Company to make such copies and inspections thereof as the Company may reasonably request and (iii) furnish the Company with such financial and operating data and other information with respect to the business and properties of Netstream as the Company may from time to time reasonably request.

     4.5. Publicity. Except as otherwise required by law, each of the Company and Parent shall obtain the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any press release or otherwise making (or proposing publicly to make) any public statement with respect to the transactions contemplated hereby or by any of the Ancillary Agreements and in making any filings with any national securities exchange with respect thereto.

     4.6. Further Action. (a) Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     (b) The Company shall not, and cause its Subsidiaries not to, and Parent shall not, and shall cause RV and Merger Sub not to, take any action that could reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article V not being satisfied (subject to the Company's right to take actions specifically permitted by Section 4.1). The Company shall use, and the Company shall cause its Subsidiaries to use, and each of Parent, RV and Merger Sub shall use, their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Article V.

     (c) The Company and Parent shall confer on a regular and frequent basis as reasonably requested by either of them. Each of Parent and the Company shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions to the other party's obligations specified in Article V. The Company will promptly provide to Parent (and its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and shall promptly advise Parent orally and, if requested by Parent, in writing of any Material Adverse Effect.

     4.7. Insurance; Indemnity. For a period of six years after the Closing Date, Parent shall cause RV or the Surviving Corporation to maintain officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less advantageous to such parties than such Current Policies and providing for aggregate coverage of 300% of the amount covered by the Current Policies.

     4.8. Shareholder Approval; Preparation of Proxy Statement. (a) Subject to the provisions of this Agreement, the Company will (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholder Meeting") for the purpose of obtaining a vote upon the Merger and (ii) through its Board of Directors, declare the advisability of the Merger and recommend to its shareholders that the Company Shareholder Approval be given.

     (b) Subject to the provisions of this Agreement, the Company and RV will prepare and file a preliminary proxy statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") and a registration statement in appropriate form (the "Registration Statement") with the SEC and will use their respective reasonable best efforts to respond to any comments of the SEC or its staff, to cause the Proxy Statement to be cleared by the SEC and to have the Registration Statement declared effective under the Securities Act as soon as practicable after responding to all such comments to the satisfaction of the staff. Each of the Company and RV will notify the other party promptly of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and/or the Registration Statement or for additional information and will supply the other party with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. The Company agrees to notify RV a reasonable time prior to any filing or distribution of the Proxy Statement or the Registration Statement of such filing or distribution. Each of the Company and RV shall give the other party and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review and approve the Proxy Statement and the Registration Statement prior to filing with the SEC and shall give the other party and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and RV agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail or distribute any proxy statement or (except with respect to shares of Company Common Stock reserved for issuance upon the exercise of Options or Warrants outstanding on the date hereof not exceeding 100,000 of such shares) registration statement, or any amendment or supplement thereto, to which RV reasonably objects; provided that RV shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement and Registration Statement.

     (c) Notwithstanding anything to the contrary in this Agreement, without the prior written consent of RV, the Company shall neither (i) call a Shareholder Meeting for the purpose of voting on the Merger, nor (ii) file a proxy statement or offering document with the SEC or otherwise publish a proxy statement or offering document, unless and until the Company shall be in compliance with all reporting requirements applicable to the Company under the Securities Act and the

Exchange Act except such requirements, the failure of with which to comply, would not, individually or in the aggregate, have a Material Adverse Effect.

     4.9. Certain Tax Matters. (a) Each of Parent, RV, Merger Sub and the Company intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and shall use their best efforts to cause the Merger to so qualify. Each of Parent, RV, Merger Sub and the Company shall take the position for all purposes that the Merger qualifies as a reorganization under those Sections of the Code. None of Parent, RV, Merger Sub or the Company shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Each of Parent, RV, Merger Sub and the Company shall cooperate and use their best efforts in obtaining the opinions of Debevoise & Plimpton, counsel to Parent, RV and Merger Sub, and Baker & McKenzie, counsel to the Company, described in Sections 5.2(f) and 5.3(g), respectively. In connection therewith, both the Company, on the one hand, and Parent, RV and Merger Sub, on the other hand, shall deliver to Debevoise & Plimpton and Baker & McKenzie representation letters substantially in the form attached hereto as Annex A (the "Representation Letters").

     4.10. Senior Notes. As promptly as practicable following the date hereof, the Company shall solicit waivers from holders of a requisite majority or majorities of the Company's outstanding 14% Senior Notes due 2007 (the "Notes") of the applicability to the transactions contemplated hereby of certain covenants set forth in the indenture governing the Notes, as identified by Parent to the Company (such waivers, the "Requisite Waivers"). If requested by RV, the Company shall prepare and distribute to the holders of the Notes, as promptly as reasonably practicable following the date on which the Registration Statement shall have been declared effective, an offer to purchase and consent solicitation statement, on terms and conditions and in a form satisfactory to RV (together with all related transmittal and consent forms and other documents delivered to such holders, the "Tender Offer Statement"), seeking the tender, and the delivery of an accompanying consent by holders of a requisite majority or majorities of outstanding principal amount of the Notes ("Requisite Majority") to the amendments to the indenture constituting the Notes as are considered necessary or appropriate by RV. RV shall be entitled to participate in the preparation of the Tender Offer Statement and in any discussions with holders of Notes relating to the terms of any offer to purchase Notes or solicitation of consents or waivers. The Company shall not distribute to any Person the Tender Offer Statement or any written material relating to any offer to purchase Notes or to the solicitation of any consents or waivers from holders of the Notes, or make any announcement with respect to the Tender Offer Statement or any such offer or solicitation, or engage, directly or through intermediaries, in any discussions with any holder of Notes after the date hereof, without the prior express approval of RV. Any registration statement, if any, required in connection with any such offer or solicitation shall be in form and substance satisfactory to RV, and RV shall be entitled to participate in the preparation and filing thereof, and the Company shall cooperate in such preparation and filing as the registrant thereunder. If RV shall have requested the distribution of a Tender Offer Statement, at the Closing (provided that the Requisite Majority has been obtained) the Company shall execute and deliver to the trustee under the indenture relating to the Notes a supplemental indenture in the form specified in, and otherwise in accordance with, such Tender Offer Statement. On or prior to the settlement date of any tender offer, Parent shall, and shall cause RV to, provide financing as necessary to enable the Company to pay for tendered Notes, in a manner not inconsistent with the terms of the Tender Offer Statement. The Company shall be responsible for all out-of-pocket expenses incurred by it in connection with the making of any offers to purchase Notes or solicitation as contemplated in this Section, provided that RV shall pay and reimburse the Company for all out-of-pocket fees and expenses of outside advisers actually incurred by the Company prior to the Closing if this Agreement is terminated in accordance with Section 6.1(b)(i).

     4.11. Ancillary Agreements. At or prior to the Closing, and subject to the fulfillment or waiver of all other conditions to Closing, each of Parent, RV and the Company shall execute and deliver the Ancillary Agreements to which it is a party.

     4.12. Netstream Purchase Price Adjustment. If the amount Jamtis pays to purchase the Netstream Shares is reduced pursuant to the Netstream Acquisition Agreements, Parent shall, or shall cause its affiliates to, make a cash capital contribution to RV in the amount of such reduction prior to the Closing.

     4.13. Conduct of Business of RV and Netstream. (a) From the date hereof to and including the date of the "Final Closing" (as such term is defined in the Netstream Acquisition Agreements), Parent, as soon as reasonably practicable, shall consult in good faith with the Company concerning (i) any approval or waiver by Parent or Jamtis with respect to actions by or concerning Netstream that are restricted under Section 7.1(a) of the Netstream Master Agreement and
(ii) designating Nancy Parent (or an affiliate of Nancy Parent) as a preferred supplier to Netstream. Such consultation shall include meetings between the parties as reasonably necessary.

     (b) From the date hereof to and including the Closing Date, except as set forth in Schedule 4.13(b) of the RV Disclosure Letter or as otherwise required pursuant to this Agreement, unless the Company has consented in writing thereto, RV shall, and shall cause each of its Subsidiaries to:

          (i) use its reasonable best efforts to preserve intact its business organization and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with it; and

          (ii) promptly notify the Company upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation or warranty of Parent relating to RV or any of its Subsidiaries no longer to be true and correct;

     (c) From the date hereof to and including the Closing Date, except as contemplated hereby or as set forth in Schedule 4.13(c) of the RV Disclosure Letter, unless the Company has consented in writing thereto, RV shall not, and shall not permit any of its Subsidiaries to (and Parent shall not, and/or shall not cause RV and its Subsidiaries to):

          (i) amend its Certificate of Incorporation or By-Laws or comparable governing instruments;

          (ii) issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in RV or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, except (a) issuances related to the merger of Jamtis with a wholly-owned subsidiary of RV, (b) issuances related to the contributions to the capital of RV contemplated hereby, and
     (c) following the closing under the Netstream Acquisition Agreements and prior to the Closing, issuance or granting of unvested options to acquire up to 625,000 shares of RV Class A Common Stock ("Interim RV Options") to officers and employees of Netstream, provided that no Interim RV Options shall become vested according to their terms as a result of the consummation of the Merger and the other transactions contemplated hereby and by the Netstream Acquisition Agreements;

          (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capital structure as it exists on the date hereof, except as required in order to achieve an appropriate number of shares to effect the share exchange contemplated in the Merger;

          (iv) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary of RV to RV or to another such wholly-owned Subsidiary);

          (v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

          (vi) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale and leaseback transaction) except for fair value in the ordinary course of business provided that the proceeds of such sales do not exceed $50,000 in any single transaction or $100,000 in the aggregate prior to the Closing Date;

          (vii) settle or compromise any pending or threatened Litigation other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate;

          (viii) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, (c) payroll and travel advances in the ordinary course of business and (d) investments in majority-owned Subsidiaries;

          (ix) incur, assume or create any indebtedness for borrowed money or for the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business for working capital or capital expenditures;

          (x) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business;

          (xi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of RV or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of RV or any Subsidiary;

          (xii) amend the Netstream Acquisition Agreements in any material respect;

          (xiii) agree in writing or otherwise to take any of the foregoing actions.

     (d) If Parent or RV shall have given notice to the Company of an action as to which it seeks consent pursuant to Section 4.13(c), such notice to describe the relevant matters in reasonable detail, and the Company shall not have objected within 15 days, RV and its Subsidiaries (and Parent, if applicable) may take the action described in such notice.

     4.14. RV Public Shares. Parent shall not take, or cause its affiliates to take, any action in the twelve-month period following the Effective Time to increase above 80% Parent's direct and indirect percentage interest in the capital stock of RV, without the approval of all of the Disinterested Directors of RV.

     4.15. Credit Facility. RV and Parent shall enter into a Credit Facility containing terms and conditions in accordance with those in the term sheet attached hereto as Exhibit F.

                                   ARTICLE V

                                   CONDITIONS

     5.1. Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

          (a) The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (b) None of the parties shall be subject to any order, judgment, injunction, decree or ruling, or other action of a court or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement; provided that each of the parties shall have used its reasonable best efforts to appeal as promptly as practicable any such order, judgment, injunction, decree, ruling or other action.

          (c) The Company Shareholder Approval shall have been obtained in accordance with the Texas Business Corporation Act and the Company's Certificate of Incorporation and By-laws.

          (d) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) All Regulatory Filings and Consents (including, without limitation, the Other Antitrust Filings and Consents) which are necessary for the consummation of the Merger shall have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Delaying Effect (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect. There shall not be any statute, law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or prohibited.

          (f) The Company shall have received the Requisite Waivers, and, if Parent shall have requested the Company to prepare and distribute a Tender Offer Statement, the holders of a Requisite Majority shall have tendered the Notes held by them, and the Company shall have received written notice of the approval of a Requisite Majority for the amendments and/or waivers described in the final version of such Tender Offer Statement distributed to holders of Notes, and, with respect to any Notes which remain outstanding, the Trustee with respect to the

     Notes shall have executed and delivered to the Company a supplemental indenture acceptable in form and substance to Parent.

          (g) RV shall have acquired, directly or indirectly, the Netstream Shares free and clear of any Encumbrances other than any Encumbrances created pursuant to this Agreement.

     5.2. Additional Conditions to Obligations of Parent, RV and Merger
Sub. The obligations of Parent, RV and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

          (a) (i) The representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, (ii) the Company shall not have breached or failed to comply in any material respect with any of its obligations under this Agreement or any of the Ancillary Agreements to which it is a party, provided that the Company shall have a 15 day period in which to cure breaches that are reasonably likely to be curable, and
     (iii) the Company shall have delivered to Parent a certificate dated the Closing Date and signed by the Company's President or a Vice President to the effect set forth above in this Section 5.2(a)(i).

          (b) Each Ancillary Agreement shall have been executed and delivered by each party thereto other than Parent, RV or Merger Sub and shall be in full force and effect, in accordance with its terms.

          (c) There shall not have been issued, delivered, sold or granted any shares of Common Stock pursuant to the Rights Agreement.

          (d) The Executive Agreement shall be in full force and effect in accordance with its terms.

          (e) All directors of the Company whose resignations shall have been requested by Parent not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

          (f) Parent, RV and Merger Sub shall have received an opinion of Debevoise & Plimpton, counsel to Parent, RV and Merger Sub, or other counsel of national reputation, dated on or about the date of the mailing to the Company shareholders of the Proxy Statement, which opinion shall be reconfirmed as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that RV, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon the Representation Letters.

          (g) FirstCom Colombia SA shall have duly completed a fusion impropia as provided in Schedule 5.2(g) (or such other corporate transaction as is approved by Parent) and shall have received all requisite governmental approvals with respect to the transfer or assumption of all material licenses and concessions held by FirstCom Colombia SA as of the date such fusion impropia is effective, and Parent shall have received from Baker & McKenzie an opinion with regard to the status of FirstCom Colombia in substantially the form previously delivered to the Company.

          (h) Parent shall have received such evidence as reasonably requested that the Company has good and valid title to the shares owned by it of all of its Subsidiaries.

          (i) The Federal Communications Commission shall have given any approval required in connection with the change of control of the Company.

     5.3. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

          (a) (i) The representations and warranties made by Parent in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, (ii) none of Parent, RV or Merger Sub shall have breached or failed to comply in any material respect with any of its obligations under this Agreement to which it is a party, or any of the Ancillary Agreements to which it is a party, provided that Parent, RV and Merger Sub shall have a 15 day period in which to cure breaches that are reasonably likely to be curable, and (iii) Parent shall have delivered to the Company a certificate dated the Closing Date and signed by an authorized officer of Parent to the effect set forth above in this Section 5.3(a).

          (b) Each Ancillary Agreement shall have been executed and delivered by each party thereto other than the Company and shall be in full force and effect, in accordance with its terms.

          (c) Parent shall have delivered a certificate to the Company certifying as to the amount of any reduction, if any, in the purchase price paid by Jamtis under the Netstream Acquisition Agreements, and the shareholders of RV shall have contributed to the capital of RV an aggregate of not less than $70,000,000 plus any additional amount required by Section 4.12, as equity in cash.

          (d) The RV Class A Common Stock shall have been accepted for listing by a national securities exchange.

          (e) Parent shall have caused to be duly elected as members of the board of directors of RV (i) the Chief Executive Officer of the Company,
     (ii) if requested by Promon, one "Disinterested Director" (as defined in the Articles of Incorporation of RV) nominated by Promon, and (iii) two or, if Promon shall not have nominated any Disinterested Director, three Disinterested Directors proposed by Parent and agreed by the Company, and each of such Disinterested Directors shall have agreed to serve in such capacity.

          (f) The shareholders of RV shall have duly adopted the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of RV in the form attached as Exhibit C, and the board of directors of RV shall have duly adopted (i) a Board Policy in the form of Exhibit B and
     (ii) if any shares of Series A preferred stock of the Company are outstanding, a Certificate of Designation substantially in the form of Exhibit G.

          (g) The Company shall have received an opinion of Baker & McKenzie, counsel to the Company, or other counsel of national reputation, dated on or about the date of the mailing to the Company shareholders of the Proxy Statement, which opinion shall be reconfirmed as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that RV, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon the Representation Letters.

                                   ARTICLE VI

                                  TERMINATION

     6.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, notwithstanding approval thereof by the shareholders of the
Company:

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent or the Company by written notice if:

             (i) the Closing Date shall not have occurred on or before April 30, 2000 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date); or

             (ii) there shall be any statute, law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, injunction, decree, ruling or other action shall have become final and non-appealable, provided that the party terminating this Agreement has complied with the provisions of the penultimate sentence of Section 4.3;

          (c) by the Company by written notice if:

             (i) the Company shall have entered into or agreed to enter into an Acquisition Agreement, provided that the Company shall have delivered an Acquisition Agreement Notice in accordance with Section 4.1(c) and paid the Termination Amount and Parent Expenses as provided in Section 7.7(b);

             (ii) the Final Closing under the Netstream Acquisition Agreements shall have failed to occur, or shall be incapable of occurring, prior to April 30, 2000 in either case as a result of a breach of any covenant of Parent or any of its affiliates thereunder; or

             (iii) a "Material Adverse Effect", as defined in the Netstream Master Agreement, shall have occurred with respect to Netstream.

          (d) by Parent by written notice if:

             (i) Any Person, other than Parent, RV, Merger Sub and any other Person that would be included with the Parent in a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, shall have acquired beneficial ownership of 20% or more of the outstanding shares of Company Common Stock;

             (ii) Since the date hereof, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect, provided that such a notice from Parent with respect to this subparagraph (ii) must be given not later than 15 days after any notice from the Company to Parent that such an event, change, effect or development has occurred, such notice to describe the same in reasonable detail;

             (iii) The Company shall have entered into an Acquisition Agreement or the Board of Directors of the Company shall have (a) withdrawn, modified or failed to maintain its recommendation to the shareholders of the Company to approve the Merger in any manner adverse to the ability of Merger Sub and Parent to complete the Merger hereunder, (b) recommended an Acquisition Proposal or received from a financial advisor to the Company of nationally recognized standing a fairness opinion with respect to an Acquisition Proposal that indicates such Acquisition Proposal is a Superior Proposal, or (c) authorized the execution of an agreement in principle or a definitive agreement relating to an Acquisition Proposal with a Person other than Parent; or

             (iv) The Shareholder Approval shall not have been obtained at the Shareholder Meeting (including any postponement or adjournment thereof).

     6.2. Effect of Termination.  If this Agreement is terminated pursuant to
Section 6.1 hereof, this Agreement, except for the provisions of Section 6 and
Article VII, shall terminate, without any liability on the part of any party or its directors, officers or shareholders. Nothing herein shall relieve any party to this Agreement from any liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding anything to the contrary in the foregoing, no party hereto shall be entitled to bring any action, suit or claim under this Agreement for damages against any other party hereto unless the amount of such damages exceeds $500,000 (provided that, if the damages of the claiming party are found to have, or are agreed as having, exceeded such amount on a cumulative basis, the full amount of such damages will be recoverable).

                                  ARTICLE VII

                               GENERAL PROVISIONS

     7.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement shall survive the Effective Time.

     7.2. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company and Parent at any time before or after approval of the Merger by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders owning a majority of the outstanding shares of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     7.3. Extension; Waiver. At any time prior to the Closing Date, either party, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.4. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

IF TO PARENT, RV OR MERGER SUB:                                         IF TO THE COMPANY:
-------------------------------                                         ------------------
AT&T Corp.                                             FirstCom Corporation
295 North Maple Avenue                                 220 Alhambra Circle, Suite 910
Basking Ridge, NJ 07920                                Coral Gables, FL 33134
Telephone: (908) 221-4057                              Telephone: (305) 448-1422
Facsimile: (908) 221-4408                              Facsimile: (305) 448-2636
Attention: Gary A. Swenson                             Attention: General Counsel
General Attorney

WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:  WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:
--------------------------------------------------------  --------------------------------------------------------
Debevoise & Plimpton                                      Baker & McKenzie
875 Third Avenue                                          1200 Brickell Avenue
New York, New York 10022                                  Miami, FL 33131
Telephone: (212) 909-6000                                 Telephone: (305) 789-8985
Facsimile: (212) 909-6836                                 Facsimile: (305) 789-8953
Attention: Paul H. Wilson, Jr.                            Attention: Andrew Hulsh

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     7.5. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign its rights hereunder to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.6. Entire Agreement. This Agreement, the Disclosure Letter, the Ancillary Agreements and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     7.7. Fees and Expenses. (a) Except as expressly provided otherwise herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses provided that any such costs and expenses incurred by RV or Merger Sub shall be paid, or shall be reimbursed to RV or Merger Sub, as the case may be, by Parent.

     (b) If this Agreement is terminated pursuant to Section 6.1(c)(i) or any of clauses (i) and (iii) of Section 6.1(d), the Company shall pay to Parent as promptly as practicable in same-day funds an aggregate amount equal to the sum of (i) $10,000,000 (the "Termination Amount") and (ii) the out-of-pocket expenses of Parent and its affiliates incurred in connection with or arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby

(including, without limitation, amounts paid or payable to investment bankers (if any), information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred) (the "Parent Expenses"), provided that the maximum amount of Parent Expenses payable shall be $1,000,000.

     (c) If this Agreement is terminated pursuant to Section 6.1(c)(ii), Parent shall pay to the Company the out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including, without limitation, any amounts paid or payable to investment bankers, information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred) (the "Company Expenses,") provided that the maximum amount of Company Expenses payable shall be $1,000,000.

     (d) If the Company fails to pay promptly any amounts owing pursuant to
Section 7.7(b) when due, the Company shall in addition thereto pay to Parent, or if Parent fails to pay promptly any amounts owing pursuant to Section 7.7(c) when due, Parent shall in addition thereto pay to the Company, in each case, all costs and expenses (including, pursuant to Section 7.7(b), fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent or the Company, as the case may be, at the prime rate of The Chase Manhattan Bank as in effect from time to time during such period.

     7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     7.9. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     7.10. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock, other than directors' qualifying shares, are beneficially owned by such other party.

     7.11. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     7.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7.13. Enforcement of Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

     7.14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AT&T CORP.

                                          By: /s/ JOHN A. HAIGH
                                            ------------------------------------
                                          Name: John A. Haigh
                                          Title: Vice President

                                          KIRI INC.

                                          By: /s/ ALFREDO DIBLASIO
                                            ------------------------------------
                                          Name: Alfredo DiBlasio
                                          Title: President

                                          FRANTIS, INC.

                                          By: /s/ ALFREDO DIBLASIO
                                            ------------------------------------
                                          Name: Alfredo DiBlasio
                                          Title: President

                                          FIRSTCOM CORPORATION

                                          By: /s/ PATRICIO E. NORTHLAND
                                            ------------------------------------
                                          Name: Patricio E. Northland
                                          Title: Chairman, President and CEO

                               SCHEDULE A TO THE
                          AGREEMENT AND PLAN OF MERGER

                                   SCHEDULE A

                                  DEFINITIONS

     1. Defined Terms. The following capitalized terms, when used in this Agreement, shall have the following respective meanings:

          "Acquisition Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of any class of outstanding equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, joint venture, management or operating agreement, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Ancillary Agreements" means the Voting Agreement, the RV Agreement (in the form of Exhibit E), the Brand License, the Employment Agreements and the Credit Facility Agreement between Parent and RV (based on the terms set forth in Exhibit F).

          "Brand License" means the Service Mark License Agreement between Parent and RV, in the form of Exhibit D).

          "Copyrights" shall mean all material copyrights, whether registered or unregistered, owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world.

          "Disclosure Letter" means the letter dated as of the date hereof delivered by the Company to Parent and identified as such and initialed by the parties to this Agreement.

          "Environmental Laws" means laws relating to the protection of human health or the environment

          "ERISA Affiliate" means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
     Section 414(b), (c), (m) or (o) of the Code, including Company or any one of its Subsidiaries.

          "Executive Agreement" means the Employment Agreement dated as of November 1, 1999, between RV FirstCom and Patricio E. Northland, including the exhibits thereto.

          "Income Tax" means any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

          "Income Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Intellectual Property" means the United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, technical data, copyrightable works, engineering notebooks, confidential information, Software, firmware, Internet Web sites, mask works and other semiconductor chip rights and applications, registrations and renewals thereof, and all similar intellectual property rights (including moral rights), all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

          "Jamtis Group" means, collectively, Jamtis, Inc., Jamtis LLC, Atlantis Holdings do Brasil Ltda. and Atlantis do Brasil Ltda..

          "Marks" shall mean all registrations for trademarks, service marks and domain names and all pending applications for such registrations owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world and all material unregistered trademarks, trade names, service makers, brand names, and business names.

          "Netstream Master Agreement" means the Master Agreement, dated as of August 20, 1999, between Jamtis and the individuals listed on Schedule 4.8(b) attached thereto.

          "Patents" shall mean all patents and patent applications owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world.

          "Permitted Encumbrances" means (a) Encumbrances reserved against or reflected in the Company Reports, to the extent reserved or reflected or described in the notes to any balance sheet set forth therein, (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (c) those Encumbrances set forth in Section 3.1(r) of the Disclosure Schedule and (d) those Encumbrances that, individually and in the aggregate with all other Permitted Encumbrances, do not and will not materially interfere with the use of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

          "RV Disclosure Letter" means the letter dated as of the date hereof delivered by RV to the Company and identified as such and initialed by the parties to this Agreement.

          "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the voting power of the common stock of, or all or substantially all the assets of, the Company and its Subsidiaries and otherwise on terms which the Board of Directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized standing (which advice shall be disclosed in reasonable detail to Parent)) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent necessary with respect to such proposal, is then committed or which, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by such third party.

          "Tax" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

          "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Year 2000 Compliant" means that software, hardware and equipment (x) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (y) operate or are expected to operate on a basis comparable to their current operation during and after calendar year 2000 A.D., including but not limited to leap years; and (z) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

     2. Other Defined Terms. The following capitalized terms, when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

DEFINED TERM                                           SECTION REFERENCE
------------                                           -----------------
"1999 Proxy"                                           Section 3.1(u)
"Acquiror Material Adverse Effect"                     Section 3.2(a)
"Acquisition Agreement"                                Section 4.1(b)
"Acquisition Agreement Notice"                         Section 4.1(c)
"affiliate"                                            Section 7.10
"Affiliate Transactions"                               Section 3.1(u)
"Agreement"                                            First Paragraph
"Assets"                                               Section 3.1(r)
"associate"                                            Section 7.10
"Assumed Award"                                        Section 2.3(a)
"Certificate of Merger"                                Section 1.3
"Certificates"                                         Section 2.2(b)
"Closing"                                              Section 1.2
"Closing Date"                                         Section 1.2
"Code"                                                 Recitals
"Company"                                              First Paragraph
"Company Benefit Plans"                                Section 3.1(l)
"Company Common Stock"                                 Section 2.1(a)
"Company Expenses"                                     Section 7.7(c)
"Company Property"                                     Section 3.1(p)
"Company Reports"                                      Section 3.1(g)
"Company Rights"                                       Section 3.1(d)
"Company Shareholder Approval"                         Section 3.1(h)
"Company Stock Option"                                 Section 2.3(a)
"Company Stock Plans"                                  Section 3.1(d)
"Consents"                                             Section 4.3
"Consent Solicitation Statement"                       Section 4.10
"Contract" or "Contracts"                              Section 3.1(f)
"Current Policies"                                     Section 4.7
"Effective Time"                                       Section 1.3
"Employment Agreements"                                Section 3.1(l)
"Encumbrances"                                         Section 3.1(e)
"ERISA"                                                Section 3.1(l)
"excess parachute payment"                             Section 3.1(l)
"Excess Shares Trust"                                  Section 2.2(e)

DEFINED TERM                                           SECTION REFERENCE
------------                                           -----------------
"Exchange Act"                                         Section 3.1(f)
"Exchange Agent"                                       Section 2.2(a)
"Exchange Fund"                                        Section 2.2(a)
"Fairness Opinion"                                     Section 3.1(v)
"Foreign Antitrust Laws"                               Section 3.1(f)
"Governmental Entity"                                  Section 3.1(c)
"HSR Act"                                              Section 3.1(f)
"Interim RV Options"                                   Section 4.13(c)
"Jamtis"                                               Recitals
"Laws"                                                 Section 3.1(c)
"Litigation"                                           Section 3.1(i)
"Material Adverse Effect"                              Section 3.1(a)
"Material Contracts"                                   Section 3.1(q)
"Material Delaying Effect"                             Section 3.1(f)
"Merger"                                               Recitals
"Merger Sub"                                           First Paragraph
"Netstream Acquisition Agreements"                     Recitals
"Netstream Shares"                                     Recitals
"New York Courts"                                      Section 7.8
"Notes"                                                Section 4.10
"Option" or "Options"                                  Section 3.1(d)
"Other Antitrust Consents"                             Section 4.3
"Other Antitrust Filings"                              Section 4.3
"Other Antitrust Filings and Consents"                 Section 5.3
"Parent"                                               First Paragraph
"Parent Expenses"                                      Section 7.7(b)
"Permits"                                              Section 3.1(o)
"Person"                                               Section 3.1(e)
"Preferred Stock"                                      Section 2.1(b)
"Proxy Statement"                                      Section 4.8(b)
"Registration Statement"                               Section 4.8(b)
"Regulatory Filings"                                   Section 3.1(f)
"Representation Letters"                               Section 4.9(b)
"Requisite Majority"                                   Section 4.10
"Requisite Regulatory Approvals"                       Section 5.1(e)
"Rights Agreement"                                     Section 3.1(d)
"RV"                                                   First paragraph
"RV Class A Common Stock"                              Section 2.1(a)
"RV Class B Common Stock"                              Section 2.1(b)
"RV Preferred Stock"                                   Section 2.1(b)
"SEC"                                                  Section 3.1(g)
"Securities Act"                                       Section 3.1(g)
"Shareholder Meeting"                                  Section 4.8(a)
"Subsidiary"                                           Section 7.10
"Surviving Corporation"                                Section 1.1
"TBCA"                                                 Section 3.1(w)
"Termination Amount"                                   Section 7.7(b)
"Voting Agreement"                                     Recitals
"Warrants"                                             Section 3.1(d)

                                                                EXHIBIT A TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE
                             ---------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "KIRI INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF OCTOBER, A.D. 1999, AT 12:30 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                                          By: /s/ EDWARD J. FREEL
                                                          ----------------------------------------------------
                                                          Edward J. Freel, Secretary of State
3108376  8100                               [SEAL]        AUTHENTICATION:  0023372
991432556                                                 DATE:  10-13-99

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   KIRI INC.

                                   ARTICLE I

                              NAME OF CORPORATION

     The name of the corporation is Kiri Inc. (the "Corporation").

                                   ARTICLE II

                               REGISTERED OFFICE

     The Corporation's registered office in the State of Delaware is at 1209 Orange Street, City of Wilmington, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

     The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be engaged under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                AUTHORIZED STOCK

     The aggregate number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

                                   ARTICLE V

                                  INCORPORATOR

     The name and mailing address of the incorporator is as follows:

         Shannon Conaty, Esq.
         c/o Debevoise & Plimpton
         875 Third Avenue
         New York, NY 10021

                                   ARTICLE VI

                         MANAGEMENT OF THE CORPORATION

     The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE VII

                                   AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

     IN WITNESS WHEREOF, I, THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of October, 1999.

                                            /s/ SHANNON CONATY
                                            Shannon Conaty

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   KIRI INC.

                                    BY-LAWS

                         AS ADOPTED ON OCTOBER 14, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   KIRI INC.

                                    BY-LAWS

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
ARTICLE I
  STOCKHOLDERS..............................................    1
     Section  1.01.  Annual Meetings........................    1
     Section  1.02.  Special Meetings.......................    1
     Section  1.03.  Notice of Meetings; Waiver.............    1
     Section  1.04.  Quorum.................................    1
     Section  1.05.  Voting.................................    2
     Section  1.06.  Voting by Ballot.......................    2
     Section  1.07.  Adjournment............................    2
     Section  1.08.  Proxies................................    2
     Section  1.09.  Organization; Procedure................    3
     Section  1.10.  Consent of Stockholders in Lieu of
      Meeting...............................................    3
ARTICLE II
  BOARD OF DIRECTORS........................................    3
     Section  2.01.  General Powers.........................    3
     Section  2.02.  Number and Term of Office..............    3
     Section  2.03.  Election of Directors..................    3
     Section  2.04.  Annual and Regular Meetings............    4
     Section  2.05.  Special Meetings; Notice...............    4
     Section  2.06.  Quorum; Voting.........................    4
     Section  2.07.  Adjournment............................    4
     Section  2.08.  Action Without a Meeting...............    4
     Section  2.09.  Regulations; Manner of Acting..........    4
     Section  2.10.  Action by Telephonic Communications....    5
     Section  2.11.  Resignations...........................    5
     Section  2.12.  Removal of Directors...................    5
     Section  2.13.  Vacancies and Newly Created
                         Directorships......................    5
     Section  2.14.  Compensation...........................    5
     Section  2.15.  Reliance on Accounts and Reports,
                         etc................................    5
ARTICLE III
  EXECUTIVE COMMITTEE AND OTHER COMMITTEES..................    5
     Section  3.01.  How Constituted........................    5
     Section  3.02.  Powers.................................    6
     Section  3.03.  Proceedings............................    6
     Section  3.04.  Quorum and Manner of Acting............    6
     Section  3.05.  Action by Telephonic Communications....    7
     Section  3.06.  Absent or Disqualified Members.........    7
     Section  3.07.  Resignations...........................    7
     Section  3.08.  Removal................................    7
     Section  3.09.  Vacancies..............................    7

SECTION                                                       PAGE
-------                                                       ----
ARTICLE IV
  OFFICERS..................................................    7
     Section  4.01.  Number.................................    7
     Section  4.02.  Election...............................    7
     Section  4.03.  Salaries...............................    7
     Section  4.04.  Removal and Resignation; Vacancies.....    7
     Section  4.05.  Authority and Duties of Officers.......    8
     Section  4.06.  The President..........................    8
     Section  4.07.  The Secretary..........................    8
     Section  4.08.  The Treasurer..........................    8
     Section  4.09.  Additional Officers....................    9
     Section  4.10.  Security...............................    9
ARTICLE V
  CAPITAL STOCK.............................................   10
     Section  5.01.  Certificates of Stock, Uncertificated
      Shares................................................   10
     Section  5.02.  Signatures; Facsimile..................   10
     Section  5.03.  Lost, Stolen or Destroyed
      Certificates..........................................   10
     Section  5.04.  Transfer of Stock......................   10
     Section  5.05.  Record Date............................   10
     Section  5.06.  Registered Stockholders................   11
     Section  5.07.  Transfer Agent and Registrar...........   11
ARTICLE VI
  INDEMNIFICATION...........................................   12
     Section  6.01.  Nature of Indemnity....................   12
     Section  6.02.  Successful Defense.....................   12
     Section  6.03.  Determination That Indemnification Is
      Proper................................................   12
     Section  6.04.  Advance Payment of Expenses............   13
     Section  6.05.  Procedure for Indemnification of
      Directors and Officers................................   13
     Section  6.06.  Survival; Preservation of Other
      Rights................................................    1
     Section  6.07.  Insurance..............................   14
     Section  6.08.  Severability...........................   14
ARTICLE VII
  OFFICES...................................................   14
     Section  7.01.  Registered Office......................   14
     Section  7.02.  Other Offices..........................   14
ARTICLE VIII
  GENERAL PROVISIONS........................................   15
     Section  8.01.  Dividends..............................   15
     Section  8.02.  Reserves...............................   15
     Section  8.03.  Execution of Instruments...............   15
     Section  8.04.  Corporate Indebtedness.................   15
     Section  8.05.  Deposits...............................   15
     Section  8.06.  Checks.................................   15
     Section  8.07.  Sale, Transfer, etc. of Securities.....   16
     Section  8.08.  Voting as Stockholder..................   16
     Section  8.09.  Fiscal Year............................   16

SECTION                                                       PAGE
-------                                                       ----
     Section  8.10.  Seal...................................   16
     Section  8.11.  Books and Records; Inspection..........   16
ARTICLE IX
  AMENDMENT OF BY-LAWS......................................   16
     Section  9.01.  Amendment..............................   16
ARTICLE X
  CONSTRUCTION..............................................   17
     Section 10.01.  Construction...........................   17

                                                                       KIRI INC.

                                   KIRI INC.

                                    BY-LAWS

                         AS ADOPTED ON OCTOBER 14, 1999

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1.01. Annual Meetings. Subject to Section 1.12 of these By-Laws, the annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, and at 9:00 a.m. local time on the fifteenth of May (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

     Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Board of Directors. A special meeting shall be called by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Secretary, immediately upon receipt of a written request therefor by stockholders holding in the aggregate not less than a majority of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders. If such officers or the Board of Directors shall fail to call such meeting within twenty days after receipt of such request, any stockholder executing such request may call such meeting. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

     Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than sixty days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.

     No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the shares

                                                                       KIRI INC.

entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

     Section 1.05. Voting. If, pursuant to Section 5.05 of these By-Laws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

     Section 1.06. Voting by Ballot. No vote of the stockholders need be taken by written ballot unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

     Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 of these By-Laws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

     Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used,

                                                                       KIRI INC.

provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the President or, in the event of his or her absence or disability, a presiding officer chosen by a majority of the stockholders present in person or by proxy. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

     Section 1.10. Consent of Stockholders in Lieu of Meeting. To the fullest extent permitted by law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

     Section 2.02. Number and Term of Office. The number of Directors constituting the entire Board of Directors shall be two, which number may be modified from time to time by resolution of the Board of Directors, but in no event shall the number of Directors be less than one. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

     Section 2.03. Election of Directors. Except as otherwise provided in Sections 2.12 and 2.13 of these By-Laws, the Directors shall be elected at each annual meeting of the stockholders. If the

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annual meeting for the election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient. At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in such election.

     Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, radio or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

     Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the President or, in the event of his or her absence or disability, by any Vice President, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on twenty-four hours' notice, if notice is given to each Director personally or by telephone or telegram, or on five days' notice, if notice is mailed to each Director, addressed to him or her at his or her usual place of business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

     Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each Director.

     Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the

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property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

     Section 2.10. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 2.11. Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 2.12. Removal of Directors. Any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 2.13 of these By-Laws.

     Section 2.13. Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

     Section 2.14. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.

     Section 2.15. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

                                  ARTICLE III

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

     Section 3.01. How Constituted. The Board of Directors may designate one or more Committees, including an Executive Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may

                                                                       KIRI INC.

designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

     Section 3.02. Powers. During the intervals between the meetings of the Board of Directors, the Executive Committee, except as otherwise provided in this section, shall have and may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Corporation, including the power to declare dividends and to authorize the issuance of stock. Each such other Committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. Neither the Executive Committee nor any such other Committee shall have the power or authority:

          (a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

          (b) to adopt an agreement of merger or consolidation;

          (c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

          (d) to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; and

          (e) to amend the By-Laws of the Corporation.

The Executive Committee shall have, and any such other Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

     Section 3.03. Proceedings. Each such Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

     Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action

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required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

     Section 3.05. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 3.07. Resignations. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 3.08. Removal. Any member (and any alternate member) of any Committee may be removed from his or her position as a member (or alternate member, as the case may be) of such Committee at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

     Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

                                   ARTICLE IV

                                    OFFICERS

     Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

     Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     Section 4.03. Salaries. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

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     Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

     Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

     Section 4.06. The President. The President shall preside at all meetings of the stockholders and directors at which he or she is present, shall be the chief executive officer and the chief operating officer of the Corporation, shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer and a chief operating officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President or the Board of Directors. The President shall perform such other duties and have such other powers as the Board of Directors or the Chairman may from time to time prescribe.

     Section 4.07. The Secretary. The Secretary shall have the following powers and duties:

          (a) He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.

          (b) He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

          (c) Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such Committee.

          (d) He or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-Laws, and when so affixed he or she may attest the same.

          (e) He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-Laws.

          (f) He or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number

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     of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

          (g) He or she shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (h) He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.08. The Treasurer. The Treasurer shall be the chief financial officer of the Corporation and shall have the following powers and duties:

          (a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

          (b) He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-Laws.

          (c) He or she shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.06 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

          (d) He or she shall render to the Board of Directors or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Treasurer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

          (e) He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

          (f) He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (g) He or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.09. Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him or her, for or without cause.

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     Section 4.10. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

                                   ARTICLE V

                                 CAPITAL STOCK

     Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws.

     Section 5.02. Signatures; Facsimile. All of such signatures on the certificate referred to in Section 5.01 of these By-Laws may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

     Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

     Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in

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advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

     Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

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                                   ARTICLE VI

                                INDEMNIFICATION

     Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 6.02. Successful Defense. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 of these By-Laws or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a present or former director or officer of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any indemnification of a present or former employee or

                                                                       KIRI INC.

agent of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a present director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Corporation, or in respect of a present director or officer the Board of Directors, may authorize the Corporation's counsel to represent such present or former director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

     Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a director, officer, employee or agent of the Corporation under Sections 6.01 and 6.02 of these By-Laws, or advance of costs, charges and expenses to such person under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty days, upon the written request of such person. If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                                                       KIRI INC.

     Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

     The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

     Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                  ARTICLE VII

                                    OFFICES

     Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

     Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                                                       KIRI INC.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation's Capital Stock.

     A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

     Section 8.03. Execution of Instruments. The President, any Vice President, the Secretary or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the President may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

     Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors or the President. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors or the President shall authorize. When so authorized by the Board of Directors or the President, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

     Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the President, or by such officers or agents as may be authorized by the Board of Directors or the President to make such determination.

                                                                       KIRI INC.

     Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President from time to time may determine.

     Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the President, any Vice President, the Secretary or the Treasurer or any other officers designated by the Board of Directors or the President may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

     Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

     Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

     Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

     Section 8.11. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

                                   ARTICLE IX

                              AMENDMENT OF BY-LAWS

     Section 9.01. Amendment. Subject to the provisions of the Certificate of Incorporation, these By-Laws may be amended, altered or repealed

          (a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

          (b) at any regular or special meeting of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

                                                                       KIRI INC.

                                   ARTICLE X

                                  CONSTRUCTION

     Section 10.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FRANTIS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF OCTOBER, A.D. 1999, AT 12:30 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                                          /s/ EDWARD J. FREEL
                                                          -----------------------------------------------------
                                               [SEAL]     Edward J. Freel, Secretary of State
3108374     8100
                                                          AUTHENTICATION:  0023378
991432541                                                 DATE:  10-13-99

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 FRANTIS, INC.

                                   ARTICLE I

                              NAME OF CORPORATION

     The name of the corporation is Frantis, Inc. (the "Corporation").

                                   ARTICLE II

                               REGISTERED OFFICE

     The Corporation's registered office in the State of Delaware is at 1209 Orange Street, City of Wilmington, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

     The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be engaged under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                AUTHORIZED STOCK

     The aggregate number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

                                   ARTICLE V

                                  INCORPORATOR

     The name and mailing address of the incorporator is as follows:

         Shannon Conaty, Esq.
         c/o Debevoise & Plimpton
         875 Third Avenue
         New York, NY 10021

                                   ARTICLE VI

                         MANAGEMENT OF THE CORPORATION

     The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE VII

                                   AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

     IN WITNESS WHEREOF, I, THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of October, 1999.

                                          /s/ SHANNON CONATY
                                          --------------------------------------
                                          Shannon Conaty

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 FRANTIS, INC.

                                    BY-LAWS

                         AS ADOPTED ON OCTOBER 14, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 FRANTIS, INC.

                                    BY-LAWS

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
ARTICLE I STOCKHOLDERS......................................    1
     Section  1.01.  Annual Meetings........................    1
     Section  1.02.  Special Meetings.......................    1
     Section  1.03.  Notice of Meetings; Waiver.............    1
     Section  1.04.  Quorum.................................    1
     Section  1.05.  Voting.................................    2
     Section  1.06.  Voting by Ballot.......................    2
     Section  1.07.  Adjournment............................    2
     Section  1.08.  Proxies................................    2
     Section  1.09.  Organization; Procedure................    3
     Section  1.10.  Consent of Stockholders in Lieu of
      Meeting...............................................    3
ARTICLE II BOARD OF DIRECTORS...............................    3
     Section  2.01.  General Powers.........................    3
     Section  2.02.  Number and Term of Office..............    3
     Section  2.03.  Election of Directors..................    3
     Section  2.04.  Annual and Regular Meetings............    4
     Section  2.05.  Special Meetings; Notice...............    4
     Section  2.06.  Quorum; Voting.........................    4
     Section  2.07.  Adjournment............................    4
     Section  2.08.  Action Without a Meeting...............    4
     Section  2.09.  Regulations; Manner of Acting..........    5
     Section  2.10.  Action by Telephonic Communications....    5
     Section  2.11.  Resignations...........................    5
     Section  2.12.  Removal of Directors...................    5
     Section  2.13.  Vacancies and Newly Created
      Directorships.........................................    5
     Section  2.14.  Compensation...........................    5
     Section  2.15.  Reliance on Accounts and Reports,
      etc...................................................    5
ARTICLE III EXECUTIVE COMMITTEE AND OTHER COMMITTEES........    5
     Section  3.01.  How Constituted........................    5
     Section  3.02.  Powers.................................    6
     Section  3.03.  Proceedings............................    6
     Section  3.04.  Quorum and Manner of Acting............    6
     Section  3.05.  Action by Telephonic Communications....    7
     Section  3.06.  Absent or Disqualified Members.........    7
     Section  3.07.  Resignations...........................    7
     Section  3.08.  Removal................................    7
     Section  3.09.  Vacancies..............................    7
ARTICLE IV OFFICERS.........................................    7
     Section  4.01.  Number.................................    7
     Section  4.02.  Election...............................    7
     Section  4.03.  Salaries...............................    7
     Section  4.04.  Removal and Resignation; Vacancies.....    8

SECTION                                                       PAGE
-------                                                       ----
     Section  4.05.  Authority and Duties of Officers.......    8
     Section  4.06.  The President..........................    8
     Section  4.07.  The Secretary..........................    8
     Section  4.08.  The Treasurer..........................    9
     Section  4.09.  Additional Officers....................    9
     Section  4.10.  Security...............................   10
ARTICLE V CAPITAL STOCK.....................................   10
     Section  5.01.  Certificates of Stock, Uncertificated
      Shares................................................   10
     Section  5.02.  Signatures; Facsimile..................   10
     Section  5.03.  Lost, Stolen or Destroyed
      Certificates..........................................   10
     Section  5.04.  Transfer of Stock......................   10
     Section  5.05.  Record Date............................   10
     Section  5.06.  Registered Stockholders................   11
     Section  5.07.  Transfer Agent and Registrar...........   11
ARTICLE VI INDEMNIFICATION..................................   12
     Section  6.01.  Nature of Indemnity....................   12
     Section  6.02.  Successful Defense.....................   12
     Section  6.03.  Determination That Indemnification Is
      Proper................................................   12
     Section  6.04.  Advance Payment of Expenses............   13
     Section  6.05.  Procedure for Indemnification of
      Directors and Officers................................   13
     Section  6.06.  Survival; Preservation of Other
      Rights................................................   14
     Section  6.07.  Insurance..............................   14
     Section  6.08.  Severability...........................   14
ARTICLE VII OFFICES.........................................   14
     Section  7.01.  Registered Office......................   14
     Section  7.02.  Other Offices..........................   14
ARTICLE VIII GENERAL PROVISIONS.............................   15
     Section  8.01.  Dividends..............................   15
     Section  8.02.  Reserves...............................   15
     Section  8.03.  Execution of Instruments...............   15
     Section  8.04.  Corporate Indebtedness.................   15
     Section  8.05.  Deposits...............................   15
     Section  8.06.  Checks.................................   15
     Section  8.07.  Sale, Transfer, etc. of Securities.....   16
     Section  8.08.  Voting as Stockholder..................   16
     Section  8.09.  Fiscal Year............................   16
     Section  8.10.  Seal...................................   16
     Section  8.11.  Books and Records; Inspection..........   16
ARTICLE IX AMENDMENT OF BY-LAWS.............................   16
     Section  9.01.  Amendment..............................   16
ARTICLE X CONSTRUCTION......................................   17
     Section 10.01.  Construction...........................   17

                                                                   FRANTIS, INC.

                                 FRANTIS, INC.

                                    BY-LAWS

                         AS ADOPTED ON OCTOBER 14, 1999

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1.01. Annual Meetings. Subject to Section 1.12 of these By-Laws, the annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, and at 9:00 a.m. local time on the fifteenth of May (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

     Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Board of Directors. A special meeting shall be called by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Secretary, immediately upon receipt of a written request therefor by stockholders holding in the aggregate not less than a majority of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders. If such officers or the Board of Directors shall fail to call such meeting within twenty days after receipt of such request, any stockholder executing such request may call such meeting. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

     Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than sixty days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.

     No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the shares

                                                                   FRANTIS, INC.

entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

     Section 1.05. Voting. If, pursuant to Section 5.05 of these By-Laws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

     Section 1.06. Voting by Ballot. No vote of the stockholders need be taken by written ballot unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

     Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 of these By-Laws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

     Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used,

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provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the President or, in the event of his or her absence or disability, a presiding officer chosen by a majority of the stockholders present in person or by proxy. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

     Section 1.10. Consent of Stockholders in Lieu of Meeting. To the fullest extent permitted by law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

     Section 2.02. Number and Term of Office. The number of Directors constituting the entire Board of Directors shall be two, which number may be modified from time to time by resolution of the Board of Directors, but in no event shall the number of Directors be less than one. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

     Section 2.03. Election of Directors. Except as otherwise provided in Sections 2.12 and 2.13 of these By-Laws, the Directors shall be elected at each annual meeting of the stockholders. If the

                                                                   FRANTIS, INC.

annual meeting for the election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient. At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in such election.

     Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, radio or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

     Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the President or, in the event of his or her absence or disability, by any Vice President, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on twenty-four hours' notice, if notice is given to each Director personally or by telephone or telegram, or on five days' notice, if notice is mailed to each Director, addressed to him or her at his or her usual place of business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

     Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each Director.

     Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the

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property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

     Section 2.10. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 2.11. Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 2.12. Removal of Directors. Any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 2.13 of these By-Laws.

     Section 2.13. Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

     Section 2.14. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.

     Section 2.15. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

                                  ARTICLE III

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

     Section 3.01. How Constituted. The Board of Directors may designate one or more Committees, including an Executive Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may

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designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

     Section 3.02. Powers. During the intervals between the meetings of the Board of Directors, the Executive Committee, except as otherwise provided in this section, shall have and may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Corporation, including the power to declare dividends and to authorize the issuance of stock. Each such other Committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. Neither the Executive Committee nor any such other Committee shall have the power or authority:

          (a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

          (b) to adopt an agreement of merger or consolidation;

          (c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

          (d) to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; and

          (e) to amend the By-Laws of the Corporation.

     The Executive Committee shall have, and any such other Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

     Section 3.03. Proceedings. Each such Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

     Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action

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required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

     Section 3.05. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 3.07. Resignations. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 3.08. Removal. Any member (and any alternate member) of any Committee may be removed from his or her position as a member (or alternate member, as the case may be) of such Committee at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

     Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

                                   ARTICLE IV

                                    OFFICERS

     Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

     Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     Section 4.03. Salaries. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

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     Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

     Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

     Section 4.06. The President. The President shall preside at all meetings of the stockholders and directors at which he or she is present, shall be the chief executive officer and the chief operating officer of the Corporation, shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer and a chief operating officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President or the Board of Directors. The President shall perform such other duties and have such other powers as the Board of Directors or the Chairman may from time to time prescribe.

     Section 4.07. The Secretary. The Secretary shall have the following powers and duties:

          (a) He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.

          (b) He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

          (c) Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such Committee.

          (d) He or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-Laws, and when so affixed he or she may attest the same.

          (e) He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-Laws.

          (f) He or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number

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     of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

          (g) He or she shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (h) He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.08. The Treasurer. The Treasurer shall be the chief financial officer of the Corporation and shall have the following powers and duties:

          (a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

          (b) He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-Laws.

          (c) He or she shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.06 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

          (d) He or she shall render to the Board of Directors or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Treasurer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

          (e) He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

          (f) He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (g) He or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.09. Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him or her, for or without cause.

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     Section 4.10. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

                                   ARTICLE V

                                 CAPITAL STOCK

     Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws.

     Section 5.02. Signatures; Facsimile. All of such signatures on the certificate referred to in Section 5.01 of these By-Laws may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

     Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

     Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in

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advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

     Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

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                                   ARTICLE VI

                                INDEMNIFICATION

     Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 6.02. Successful Defense. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 of these By-Laws or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a present or former director or officer of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any indemnification of a present or former employee or

                                                                   FRANTIS, INC.

agent of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a present director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Corporation, or in respect of a present director or officer the Board of Directors, may authorize the Corporation's counsel to represent such present or former director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

     Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a director, officer, employee or agent of the Corporation under Sections 6.01 and 6.02 of these By-Laws, or advance of costs, charges and expenses to such person under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty days, upon the written request of such person. If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                                                   FRANTIS, INC.

     Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

     The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

     Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                  ARTICLE VII

                                    OFFICES

     Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

     Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                                                   FRANTIS, INC.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation's Capital Stock.

     A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

     Section 8.03. Execution of Instruments. The President, any Vice President, the Secretary or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the President may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

     Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors or the President. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors or the President shall authorize. When so authorized by the Board of Directors or the President, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

     Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the President, or by such officers or agents as may be authorized by the Board of Directors or the President to make such determination.

                                                                   FRANTIS, INC.

     Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President from time to time may determine.

     Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the President, any Vice President, the Secretary or the Treasurer or any other officers designated by the Board of Directors or the President may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

     Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

     Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

     Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

     Section 8.11. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

                                   ARTICLE IX

                              AMENDMENT OF BY-LAWS

     Section 9.01. Amendment. Subject to the provisions of the Certificate of Incorporation, these By-Laws may be amended, altered or repealed

          (a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

          (b) at any regular or special meeting of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

                                                                   FRANTIS, INC.

                                   ARTICLE X

                                  CONSTRUCTION

     Section 10.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

                                                                EXHIBIT B TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                                                                EXHIBIT B TO THE
                                                                MERGER AGREEMENT

                      REGIONAL VEHICLE ("RV") BOARD POLICY

     Corporate Opportunities. AT&T Corp. and its non-RV affiliates (an "AT&T Entity") and persons affiliated with them shall only be required to make a corporate opportunity available to RV if the corporate opportunity:

     - directly relates to the Territory (as defined in the Regional Vehicle Agreement, between AT&T Corp. and RV (a form of which is attached to the Agreement and Plan of Merger, dated November 1, 1999, among AT&T Corp., Kiri Inc., Frantis Inc. and FirstCom Corporation)(the "Regional Vehicle Agreement")),

     - directly relates to the provision of RV Services (as defined in the Regional Vehicle Agreement),

     - can, in the good faith judgment of AT&T Corp., be financed by the RV without issuance of additional debt or equity to an AT&T Entity, and

     - has been presented to (1) an RV officer or director who is not an employee, officer or director of an AT&T Entity, (2) an RV officer or director, who is also an employee (but not an officer or director) of an AT&T Entity, (3) an RV officer or director, who is also an officer or director of an AT&T Entity specifically in his capacity as an officer of director of the RV or (4) a senior AT&T employee specifically for consideration by the RV.

     AT&T may consider all other opportunities as the province of AT&T Entities. The AT&T Entities will be free to pursue, or to direct to other Persons, corporate opportunities presented to the RV pursuant to this Board Policy, which the RV determines not to pursue.

     This Board Policy may not be amended except with the approval of a majority of the Disinterested Directors (as such term is defined in the Bylaws of RV).

                                                    EXHIBIT C-1 TO THE AGREEMENT
                                                              AND PLAN OF MERGER

                            EXHIBIT C-1 TO AGREEMENT
                               AND PLAN OF MERGER

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   KIRI INC.
                             ---------------------

                                 ARTICLE FIRST

                              NAME OF CORPORATION

     The name of the corporation is AT&T Latin America, Inc. (the
"Corporation").

                                 ARTICLE SECOND

                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                 ARTICLE THIRD

                                    PURPOSE

     The purpose of the Corporation is to engage in the business of providing telecommunications services and related or incidental activities in the Territory. "Territory" means Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago, Uruguay and Venezuela.

                                 ARTICLE FOURTH

                                 CAPITAL STOCK

     A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 450,000,000 shares consisting of:
(1) 300,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (2) 150,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and (3) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Except as otherwise provided herein, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance upon reclassification or conversion of the Class B Common Stock or any series of Preferred Stock, or upon the exercise of outstanding options, warrants or other instruments or securities outstanding from time to time that are convertible into, or exchangeable for Common Stock or Preferred Stock) by the affirmative vote of a majority of the combined voting power of outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto). This paragraph A of Article FOURTH shall not in any way limit the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware other than with respect to the elimination of any class vote that would otherwise be required pursuant to Section 242(b)(2).

     B. The Board of Directors shall have the full authority permitted by law, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series and to determine by resolution or resolutions the following provisions, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of the shares of any such series of Preferred Stock:

          (1) the designation of such series (which may be by distinguishing number, letter or title), the number of shares to constitute such series (which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the stated or liquidation value thereof, if different from the par value thereof;

          (2) whether the shares of such series shall have voting rights in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

          (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class of capital stock or any other series of Preferred Stock;

          (4) whether the shares of such series shall be subject to redemption at the election of the Corporation or the holders of such series, or upon the occurrence of a specified event and, if so, the times, prices and other terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed and the securities or other property payable on such redemption, if any;

          (5) the amount or amounts payable on, if any, and the preferences, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

          (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class of capital stock or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of any other class of capital stock or any other series of Preferred Stock;

          (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of any other series of Preferred Stock or of any other class of capital stock;

          (10) the ranking (be it pari passu, junior or senior) of each series vis-a-vis any other class of capital stock or series of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

          (11) any other powers, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions of such series of Preferred Stock, insofar as they are not inconsistent with the provisions of this Certificate of Incorporation, to the full extent permitted in accordance with the General Corporation Law of the State of Delaware.

     C. The powers, preferences and relative, participating, optional or other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     D. Subject to the other provisions of this Article FOURTH and actions taken by the Board of Directors pursuant to this Article FOURTH:

          (1) The holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends or other distributions payable in cash, capital stock or otherwise, when, as and if declared by the Board of Directors at any time or from time to time, out of funds legally available for the payment thereof, and shall share equally on a per share basis in all such dividends or other distributions. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if a dividend or other distribution payable in shares of any class of Common Stock or in rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock shall be declared with respect to the Common Stock, the dividend or other distribution payable to holders of Class A Common Stock shall be payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Class A Common Stock, as the case may be, and the dividend or other distribution payable to holders of Class B Common Stock shall be payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Class A Common Stock, as the case may be. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock.

          (2) Except as may be designated by the Board of Directors with respect to any Preferred Stock issued by the Corporation, the voting power of the Corporation shall be exclusively vested in the Common Stock.

          (3) Holders of Preferred Stock and holders of Common Stock shall not have any preemptive, preferential or other right to subscribe for or purchase or acquire any shares of any class or series of capital stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of any class or series of capital stock or any other securities now or hereafter authorized and whether the same shall be issued for cash, services or property, or by way of dividend or otherwise, other than such right, if any, as the Board of Directors in its discretion from time to time may determine. If the Board of Directors shall offer to the holders of the Preferred Stock or the holders of the Common Stock, or any of them, any such shares or other securities of the Corporation, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other portions of said shares or securities without so offering the same to said holders.

          (4) The shares of Preferred Stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          (5) The powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions with respect to Class A Common Stock and Class B Common Stock shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

          (6) With respect to all matters upon which holders of Common Stock are entitled to vote or to which holders of Common Stock are entitled to give consent, except as may be provided in this Certificate of Incorporation or by applicable law, every holder of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in such holder's name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to cast thereon ten votes in person or by proxy for each share of Class B Common Stock standing in such holder's name on the transfer books of the Corporation. Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of any outstanding Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation.

     E. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of any series of Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests and shares of Class B Common Stock shall rank pari passu with shares of Class A Common Stock as to such distribution. For purposes of this paragraph E of Article FOURTH, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all the assets of the Corporation or a consolidation, merger or other restructuring of the corporation with or into one or more other corporations or other entities (whether or not the Corporation is the corporation surviving such consolidation, merger or other restructuring) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

     F. (1) Each share of Class B Common Stock is convertible while held by the Original Class B Holder (as defined below), at the option of the holder thereof and in the manner described below, into one share of Class A Common Stock, subject to adjustment as provided in paragraph F(1)(b) of this Article FOURTH and subject to the conditions and limitations described below:

          (a) In order to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to this paragraph F(l) of Article FOURTH, the holder thereof shall deliver to the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) (the "Office of the Corporation") (i) the certificate or certificates representing the shares of Class B Common

     Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and, if required by paragraph F(9) of this Article FOURTH, by any required tax transfer stamps and (ii) written notice (the "Conversion Notice") to the Corporation that such holder elects to convert such shares of Class B Common Stock into shares of Class A Common Stock and stating the name and address in which each certificate representing shares of Class A Common Stock issued upon such conversion is to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Office of the Corporation of the certificate representing the shares to be converted together with the Conversion Notice, and the person exercising such voluntary conversion shall be treated for all purposes as the holder of the number of shares of Class A Common Stock issuable upon such voluntary conversion at such time; provided, however, that, subject to paragraph F(6) of this Article FOURTH, such holder shall be entitled to receive, when paid, any dividends or other distributions declared on Class B Common Stock with a record date preceding the time of such voluntary conversion and unpaid as of the time of such voluntary conversion. Following a voluntary conversion, the Corporation shall promptly issue and deliver, or cause to be issued and delivered, a certificate or certificates representing the number of fully paid and nonassessable shares of Class A Common Stock into which the shares of Class B Common Stock formerly represented by such certificate has been converted at the address set forth in the Conversion Notice.

          (b) If there occurs any capital reorganization or any reclassification of the capital stock of the Corporation (other than a reclassification, subdivision or combination described in paragraph D(l) of this Article FOURTH or pursuant to a merger, consolidation or other restructuring referred to in paragraph G of this Article FOURTH), each share of Class B Common Stock shall thereafter be convertible into, in lieu of one share of Class A Common Stock, the same kind and amount of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Class A Common Stock upon such reorganization or reclassification with respect to that number of shares of Class A Common Stock into which such share of Class B Common Stock would have been converted had such share of Class B Common Stock been converted into Class A Common Stock immediately prior to such reorganization or reclassification.

     The "Original Class B Holder" shall mean AT&T Corp., a New York corporation (including any successor thereof) or any one or more persons or entities, other than the Corporation, in which AT&T Corp. beneficially owns, directly or indirectly, 50 percent or more of the outstanding voting stock, voting power or similar voting interests ("AT&T Parties").

     (2) Except as otherwise provided in this paragraph F(2) of Article FOURTH, upon the sale or other transfer (whether by merger, operation of law or otherwise) by a stockholder of the Corporation of shares of Class B Common Stock such that any person or persons, other than the Original Class B Holder, shall have beneficial ownership thereof, including pursuant to any private placement or public sale of such shares (including a public offering registered under the Securities Act of 1933, as amended, and/or a sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, or any similar rule then in force), such shares shall automatically convert into an equal number of shares of Class A Common Stock without any further action on the part of the Corporation or any other person, and the certificates representing such shares of Class B Common Stock shall thereafter be deemed to represent shares of Class A Common Stock. For purposes of this paragraph F of Article FOURTH, (i) "beneficial ownership" shall mean control, directly or indirectly, through record ownership or any contract, arrangement, understanding, relationship or otherwise, of the voting power (which includes the power to vote or to direct the voting of such shares, except where such power arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation) of such Class B Common Stock, (ii) a "person" shall mean a corporation, trust, limited liability company, association, partnership, joint venture, organization, business, individual, government (or subdivision thereof), governmental agency or other legal entity and (iii) the term "transfer" shall not include a bona fide unforeclosed pledge.

     Immediately upon any automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article FOURTH, the rights of the holders of such converted shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, subject to paragraph F(6) of this Article FOURTH, such holders shall be entitled to receive, when paid, any dividends or other distributions declared on Class B Common Stock with a record date preceding the time of such automatic conversion and unpaid as of the time of such automatic conversion.

     As promptly as practicable on or after the date of any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article FOURTH, upon the delivery to the Corporation of a certificate formerly representing shares of Class B Common Stock, the Corporation shall issue and deliver or cause to be delivered, to or upon the written order of the holder of the surrendered certificate formerly representing shares of Class B Common Stock, a certificate or certificates representing the number of fully paid and nonassessable shares of Class A Common stock into which the shares of Class B Common Stock formerly represented by such certificate have been converted in accordance herewith.

     (3) Holders of shares of Class B Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer which meets the qualifications of paragraph F(4) of this Article FOURTH, and under no other circumstances, or (B) convert any or all of such shares into shares of Class A Common Stock, as provided in paragraph F(1) of this Article FOURTH, for the purpose of effecting the sale or disposition of such shares of Class A Common Stock to any person. No person other than the Original Class B Holder (including any transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer which meets the qualifications set forth in paragraph F(4) of this Article FOURTH), shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for such person's own benefit the special rights and powers of a holder of shares of Class B Common Stock.

     (4) Shares of Class B Common Stock shall be transferred on the books of the Corporation, and a new certificate or certificates issued therefor, upon presentation for transfer at the Office of the Corporation of the certificate for such shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if such certificate when so presented shall also be accompanied by an affidavit from AT&T Corp. stating that such certificate is being presented to effect a transfer by one AT&T Party of such shares to another AT&T Party.

     Each affidavit of AT&T Corp. furnished pursuant to paragraph F(4) of this Article FOURTH shall be verified by an officer of AT&T Corp. as of a date not earlier than five days prior to the date of delivery thereof.

     If a holder of shares of Class B Common Stock shall present a certificate for such shares, endorsed by said holder for transfer or accompanied by an instrument of transfer signed by said holder, to a person who receives such shares in connection with a transfer which does not meet the qualifications set forth in paragraph F(4) of this Article FOURTH, then such shares shall automatically convert into an equal number of shares of Class A Common Stock in accordance with paragraph F(2) of this Article FOURTH.

     If the Board of Directors (or any committee of the Board of Directors or officer of the Corporation, designated for such purpose by the Board of Directors) shall determine, upon the basis of facts not disclosed in any affidavit or other document accompanying the certificate for shares of Class B Common Stock when presented for transfer, that such shares of Class B Common Stock have been registered in violation of the provisions of paragraph F(4) of this Article FOURTH, or shall determine that a person is enjoying for such person's own benefit the special rights and powers of shares of Class B Common Stock in violation of such provisions, then the Corporation shall take such action at law or in equity as is appropriate under the circumstances. A bona fide unforeclosed pledge of shares of Class B Common Stock shall not be deemed to violate such provisions; provided that such shares shall not be voted by or registered in the name of the pledgee.

     (5) Each certificate for shares of Class B Common Stock shall bear a legend on the face thereof reading as follows:

          "The shares of Class B Common Stock represented by this certificate may not be transferred to any person in connection with a transfer that does not meet the qualifications set forth in paragraph F(4) of Article FOURTH of the Restated Certificate of Incorporation, as amended, of this corporation. Any person who receives such shares in connection with a transfer which does not meet the qualifications prescribed by paragraph F(4) of Article FOURTH is not entitled to own or to be registered as the holder of such shares of Class B Common Stock, and such shares of Class B Common Stock shall automatically convert into an equal number of shares of Class A Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing."

     (6) If (i) any dividend or other distribution has been declared with respect to shares of Class B Common Stock which will be converted into shares of Class A Common Stock pursuant to the provisions of this paragraph F of Article FOURTH, (ii) the record date or payment date therefor will be subsequent to such conversion and (iii) such dividend or other distribution was declared prior to such conversion, then such dividend or other distribution shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been converted (without duplication), and any such dividend or other distribution which shall have been declared on such shares payable in shares of Class B Common Stock or rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Class B Common Stock, shall be deemed to have been declared, and shall be payable, in corresponding shares of Class A Common Stock or rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Class A Common Stock, as the case may be.

     (7) The Corporation shall not reissue or resell any shares of Class B Common Stock which shall have been converted into shares of Class A Common Stock pursuant to or as permitted by the provisions of this paragraph F of Article FOURTH, or any shares of Class B Common Stock which shall have been acquired by the Corporation in any other manner. The Corporation shall, from time to time, as determined by the Board of Directors, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class B Common Stock accordingly.

     The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock and its issued Class A Common Stock held in its treasury, solely for the purpose of effecting any conversion of Class B Common Stock pursuant to this Article FOURTH, the full number of shares of Class A Common Stock then issuable or deliverable upon any such conversion of all of the then outstanding shares of Class B Common Stock. All shares of Class A Common Stock issued upon any conversion of Class B Common Stock pursuant to this Article FOURTH shall be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as it deems necessary or appropriate to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Class A Common Stock may be listed.

     (8) In connection with any transfer or conversion of any capital stock of the Corporation pursuant to or as permitted by the provisions of this paragraph F of Article FOURTH, or in connection with the making of any determination referred to in this paragraph F of Article FOURTH:

          (a) the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination or issuing Class A Common Stock pursuant to such conversion has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts indicating that such conversion was in violation of paragraph F(4) of this Article FOURTH, in either of which events the Corporation shall (i) make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and (ii) have a reasonable time to complete such investigation; and

          (b) neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted to be taken in good faith.

     (9) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock upon any conversion of shares of Class B Common Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the registered holder of the shares of Class B Common Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     G. In the event of a merger, consolidation or other restructuring of the Corporation with or into one or more entities (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration.

     H. The Corporation shall not be entitled to issue additional shares of Class B Common Stock, or issue rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Class B Common Stock, except that the Corporation may make an offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock already held by such holders; provided, however, that the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to purchase the same number of additional shares or rights, options, warrants or other securities convertible into or exchangeable or exercisable for additional shares, and on the same terms as the holders of each share of such other class of capital stock. Class A Common Stock and Class B Common Stock will be treated equally with respect to any offer made by the Corporation to all of the holders of Common Stock of rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of any other capital stock of the Corporation.

                                 ARTICLE FIFTH

                               BOARD OF DIRECTORS

     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall initially be fixed at nine.

     B. Unless and except to the extent that the Bylaws so require, the election of directors of the Corporation need not be by written ballot.

     C. A stockholder may raise business or make nominations for the election of directors at a stockholders' meeting only by complying with all of the provisions of the Bylaws specifying the manner and extent to which advance notice shall be given of and any other procedures regarding (i) the submission of proposals to be considered at any meeting of stockholders or (ii) nominations for the election of directors to be held at any such meeting.

                                 ARTICLE SIXTH

                                   AMENDMENTS

     A. The Corporation reserves the right to adopt, repeal, alter or amend any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights, preferences and privileges conferred on stockholders, directors, officers, employees, agents and other persons in this Certificate of Incorporation, if any, are granted subject to this reservation.

     B. Except where the Board of Directors is permitted by law or by this Certificate of Incorporation to act without any action by the stockholders and except as otherwise provided by law or as otherwise provided in this Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding shares of Preferred Stock, provisions of this Certificate of Incorporation shall not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation which would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to be voted by the holders of all of the shares so adversely affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the affirmative vote of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, as hereinbefore provided. Any increase or decrease (but not below the number of shares thereof then outstanding ox reserved for issuance upon conversion of the Class B Common Stock or any series of Preferred Stock) in the authorized number of shares of any class or classes of capital stock of the corporation or creation, authorization or issuance of any rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of any such class or classes of capital stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock.

                                ARTICLE SEVENTH

                        LIMITATION ON DIRECTOR LIABILITY

     A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director.

     B. The rights and authority conferred in this Article EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

     C. Neither the amendment, alteration or repeal of this Article EIGHTH, nor the adoption of any provision inconsistent with this Article EIGHTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

                                 ARTICLE EIGHTH

                AMENDMENTS TO BY-LAWS BY THE BOARD OF DIRECTORS

     In furtherance of, and not in limitation of, the powers conferred by law, and subject to the provisions of the By-laws relating to amendments thereto, the Board of Directors is expressly authorized and empowered to:

          (1) adopt any By-laws a majority of the entire Board of Directors may deem necessary or desirable in connection with the conduct of the affairs of the Corporation, including provisions governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and provisions specifying the manner and extent to which advance notice shall be given of and any other procedures regarding (i) the submission of proposals to be considered at any such meeting or (ii) nominations for the election of directors to be held at any such meeting; and

          (2) repeal, alter or amend the By-laws by the affirmative vote of a majority of the entire Board of Directors.

                                                        EXHIBIT C-2 TO AGREEMENT
                                                              AND PLAN OF MERGER

                            EXHIBIT C-2 TO AGREEMENT
                               AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   KIRI INC.

                      AMENDMENT AND RESTATEMENT OF BY-LAWS

                         AS ADOPTED ON

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                                   KIRI INC.

                      AMENDMENT AND RESTATEMENT OF BY-LAWS

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
ARTICLE I STOCKHOLDERS......................................    1
     Section  1.01.  Annual Meetings........................    1
     Section  1.02.  Special Meetings.......................    1
     Section  1.03.  Notice of Meetings; Waiver.............    1
     Section  1.04.  Quorum.................................    1
     Section  1.05.  Voting.................................    2
     Section  1.06.  Voting by Ballot.......................    2
     Section  1.07.  Adjournment............................    2
     Section  1.08.  Proxies................................    2
     Section  1.09.  Organization; Procedure................    3
     Section  1.10.  Shareholder Action.....................    3
ARTICLE II BOARD OF DIRECTORS...............................    3
     Section  2.01.  General Powers.........................    3
     Section  2.02.  Number and Term of Office..............    3
     Section  2.03.  Election of Directors; Chair...........    3
     Section  2.04.  Annual and Regular Meetings............    4
     Section  2.05.  Special Meetings; Notice...............    4
     Section  2.06.  Quorum; Voting.........................    4
     Section  2.07.  Adjournment............................    4
     Section  2.08.  Action Without a Meeting...............    4
     Section  2.09.  Regulations; Manner of Acting..........    4
     Section  2.10.  Action by Telephonic Communications....    5
     Section  2.11.  Resignations...........................    5
     Section  2.12.  Removal of Directors...................    5
     Section  2.13.  Vacancies and Newly Created
      Directorships.........................................    5
     Section  2.14.  Compensation...........................    5
     Section  2.15.  Reliance on Accounts and Reports,
      etc...................................................    5
ARTICLE III COMMITTEES......................................    5
     Section  3.01  How Constituted.........................    5
     Section  3.02  Powers..................................    6
     Section  3.03.  Proceedings............................    6
     Section  3.04.  Quorum and Manner of Acting............    6
     Section  3.05.  Action by Telephonic Communications....    7
     Section  3.06.  Absent or Disqualified Members.........    7
     Section  3.07.  Resignations...........................    7
     Section  3.08.  Removal................................    7
     Section  3.09.  Vacancies..............................    7
ARTICLE IV OFFICERS.........................................    7
     Section  4.01.  Number.................................    7
     Section  4.02.  Election...............................    7
     Section  4.03.  Salaries...............................    7
     Section  4.04.  Removal and Resignation; Vacancies.....    7

SECTION                                                       PAGE
-------                                                       ----
     Section  4.05.  Authority and Duties of Officers.......    8
     Section  4.06.  The President..........................    8
     Section  4.07.  The Secretary..........................    8
     Section  4.08.  The Treasurer..........................    9
     Section  4.09.  Additional Officers....................    9
     Section  4.10.  Security...............................   10
ARTICLE V CAPITAL STOCK.....................................   10
     Section  5.01.  Certificates of Stock, Uncertificated
      Shares................................................   10
     Section  5.02.  Signatures; Facsimile..................   10
     Section  5.03.  Lost, Stolen or Destroyed
      Certificates..........................................   10
     Section  5.04.  Transfer of Stock......................   10
     Section  5.05.  Record Date............................   10
     Section  5.06.  Registered Stockholders................   11
     Section  5.07.  Transfer Agent and Registrar...........   11
ARTICLE VI INDEMNIFICATION..................................   11
     Section  6.01.  Nature of Indemnity....................   11
     Section  6.02.  Successful Defense.....................   12
     Section  6.03.  Determination That Indemnification Is
      Proper................................................   12
     Section  6.04.  Advance Payment of Expenses............   12
     Section  6.05.  Procedure for Indemnification of
      Directors and Officers................................   13
     Section  6.06.  Survival; Preservation of Other
      Rights................................................   13
     Section  6.07.  Insurance..............................   13
     Section  6.08.  Severability...........................   14
ARTICLE VII OFFICES.........................................   14
     Section  7.01.  Registered Office......................   14
     Section  7.02.  Other Offices..........................   14
ARTICLE VIII GENERAL PROVISIONS.............................   14
     Section  8.01.  Dividends..............................   14
     Section  8.02.  Reserves...............................   14
     Section  8.03.  Execution of Instruments...............   15
     Section  8.04.  Corporate Indebtedness.................   15
     Section  8.05.  Deposits...............................   15
     Section  8.06.  Checks.................................   15
     Section  8.07.  Sale, Transfer, etc. of Securities.....   15
     Section  8.08.  Voting as Stockholder..................   15
     Section  8.09.  Fiscal Year............................   16
     Section  8.10.  Seal...................................   16
     Section  8.11.  Books and Records; Inspection..........   16
     Section  9.02.  Affiliated Party Transactions..........   16
ARTICLE X AMENDMENT OF BY-LAWS..............................   17
     Section 10.01.  Amendment..............................   17
ARTICLE XI CONSTRUCTION.....................................   17
     Section 11.01  Construction............................   17

                                                                       KIRI INC.

                                   KIRI INC.

                                    BY-LAWS

        AS ADOPTED ON [                              ,                ]

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or outside the State of Delaware, and at 9:00 a.m. local time on the fifteenth of May (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

     Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Board of Directors. A special meeting shall be called by the President (or, in the event of his or her absence or disability, by any Vice President), or by the Secretary, immediately upon receipt of a written request therefor by stockholders holding in the aggregate not less than a majority of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders. If such officers or the Board of Directors shall fail to call such meeting within twenty days after receipt of such request, any stockholder executing such request may call such meeting. Such special meetings of the stockholders shall be held at such places, within or outside the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

     Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than sixty days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.

     No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of one-third of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting. For purposes of calculating pursuant to this Section 1.04 the number of shares

                                                                       KIRI INC.

entitled to vote at a meeting of stockholders, each share of Class A Common Stock and Class B Common Stock shall be counted equally.

     Section 1.05. Voting. If, pursuant to Section 5.05 of these By-Laws, a record date has been fixed, (a) every holder of record of a share of Class A Common Stock entitled to vote at a meeting of stockholders shall be entitled to one vote for each such share outstanding in his or her name on the books of the Corporation at the close of business on such record date and (b) every holder of record of a share of Class B Common Stock entitled to vote at a meeting of stockholders shall be entitled to ten votes for each such share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then (x) every holder of record of a share of Class A Common Stock entitled to vote at a meeting of stockholders shall be entitled to one vote for each such share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (y) every holder of record of a share of Class B Common Stock entitled to vote at a meeting of stockholders shall be entitled to ten votes for each such share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate of Incorporation or by these By-Laws, a majority of the votes of shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

     Section 1.06. Voting by Ballot. No vote of the stockholders need be taken by written ballot unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

     Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 of these By-Laws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

     Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed

                                                                       KIRI INC.

proxy bearing a later date with the Secretary. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the President or, in the event of his or her absence or disability, a presiding officer chosen by a majority of the stockholders present in person or by proxy. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

     Section 1.10. Shareholder Action. Any action required or permitted to be taken under law by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

     Section 2.02. Number and Term of Office. The number of Directors constituting the entire Board of Directors shall be nine. The total number of Directors constituting the entire Board of Directors shall include three Disinterested Directors, which number may be modified from time to time by resolution of the Board of Directors (which resolution shall have been approved by (i) all of the Disinterested Directors, if the total number of Disinterested Directors then in office shall be four or less, or (ii) not less than 80% of the Disinterested Directors, if the total number of Disinterested Directors then in office shall be more than four), but in no event shall the number of Disinterested Directors be less than one. "Disinterested Directors" shall mean the directors of the Corporation who are not officers or employees of either AT&T Corp., a New York corporation ("AT&T") or any of its affiliates or the Corporation, or directors of AT&T or any of its affiliates. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

     Section 2.03. Election of Directors; Chair. Except as otherwise provided in Sections 2.12 and 2.13 of these By-Laws, the Directors shall be elected at each annual meeting of the stockholders. If the annual meeting for the election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient. At each meeting of the

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stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in such election.

     Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or outside the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, radio or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

     Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by (i) the President or, in the event of his or her absence or disability, by any Vice President, or (ii) any three Directors, at such place (within or outside the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on twenty-four hours' notice, if notice is given to each Director personally or by telephone or telegram, or on five days' notice, if notice is mailed to each Director, addressed to him or her at his or her usual place of business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

     Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the entire Board of Directors shall be required for an act of the Board of Directors.

     Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each Director.

     Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the

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property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

     Section 2.10. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 2.11. Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 2.12. Removal of Directors. Any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section
2.13 of these By-Laws.

     Section 2.13. Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

     Section 2.14. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.

     Section 2.15. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

                                  ARTICLE III

                                   COMMITTEES

     Section 3.01. How Constituted. The Board of Directors may designate one or more Committees, including an Audit Committee, Nominating Committee, and Compensation Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by

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the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

     Section 3.02. Powers. Each such Committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. No Committee shall have the power or authority:

          (a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

          (b) to adopt an agreement of merger or consolidation;

          (c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

          (d) to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; and

          (e) to amend the By-Laws of the Corporation.

Any Committee may be granted by the Board of Directors the power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

     Section 3.03. Proceedings. Each such Committee may fix its own rules of procedure and may meet at such place (within or outside the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

     Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

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     Section 3.05. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 3.07. Resignations. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 3.08. Removal. Any member (and any alternate member) of any Committee may be removed from his or her position as a member (or alternate member, as the case may be) of such Committee at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

     Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

                                   ARTICLE IV

                                    OFFICERS

     Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

     Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     Section 4.03. Salaries. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

     Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in

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any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

     Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

     Section 4.06. The President. The President shall preside at all meetings of the stockholders at which he or she is present, shall be the chief executive officer and the chief operating officer of the Corporation, shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer and a chief operating officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President or the Board of Directors. The President shall perform such other duties and have such other powers as the Board of Directors or the Chairman may from time to time prescribe.

     Section 4.07. The Secretary. The Secretary shall have the following powers and duties:

          (a) He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.

          (b) He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

          (c) Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such Committee.

          (d) He or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-Laws, and when so affixed he or she may attest the same.

          (e) He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-Laws.

          (f) He or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

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          (g) He or she shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (h) He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.08. The Treasurer. The Treasurer shall be the chief financial officer of the Corporation and shall have the following powers and duties:

          (a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

          (b) He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-Laws.

          (c) He or she shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.06 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

          (d) He or she shall render to the Board of Directors or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Treasurer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

          (e) He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

          (f) He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

          (g) He or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.09. Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him or her, for or without cause.

     Section 4.10. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

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                                   ARTICLE V

                                 CAPITAL STOCK

     Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws.

     Section 5.02. Signatures; Facsimile. All of such signatures on the certificate referred to in Section 5.01 of these By-Laws may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

     Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

     Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so ex pressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

     Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

                                   ARTICLE VI

                                INDEMNIFICATION

     Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or

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proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 6.02. Successful Defense. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 of these By-Laws or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a present or former director or officer of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any indemnification of a present or former employee or agent of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a present director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Corporation, or in respect of a present director or officer the Board of Directors, may authorize the Corporation's counsel to represent such

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present or former director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

     Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a director, officer, employee or agent of the Corporation under Sections 6.01 and 6.02 of these By-Laws, or advance of costs, charges and expenses to such person under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty days, upon the written request of such person. If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

     The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her

                                                                       KIRI INC.

status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

     Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                  ARTICLE VII

                                    OFFICES

     Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

     Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or outside the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation's capital stock.

     A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of

                                                                       KIRI INC.

Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

     Section 8.03. Execution of Instruments. The President, any Vice President, the Secretary or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the President may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

     Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors or the President. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors or the President shall authorize. When so authorized by the Board of Directors or the President, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

     Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the President, or by such officers or agents as may be authorized by the Board of Directors or the President to make such determination.

     Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President from time to time may determine.

     Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the President, any Vice President, the Secretary or the Treasurer or any other officers designated by the Board of Directors or the President may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

     Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

                                                                       KIRI INC.

     Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

     Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

     Section 8.11. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or outside the State of Delaware as may be determined from time to time by the Board of Directors.

                                   ARTICLE IX

                              CERTAIN TRANSACTIONS

     Section 9.01. General. The provisions of this Article IX are in addition to, and not in limitation of, the provisions of the Delaware General Corporation Law and the provisions of the Certificate of Incorporation of the Corporation. Any contract or business relation which does not comply with procedures set forth in this Article IX shall not by reason thereof be deemed void or voidable or to result in any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the Corporation, or to result in the derivation of any improper personal benefit, but shall be governed by the remaining provisions of the Certificate of Incorporation of the Corporation, these Bylaws, the Delaware General Corporation Law and other applicable law.

     Section 9.02. Affiliated Party Transactions. No contract, agreement, arrangement or transaction between AT&T or its affiliates (other than the Corporation and any controlled affiliate thereof) (an "AT&T Entity") and the Corporation, including amendments, modifications or terminations thereof, shall be void or voidable solely because any directors or officers of an AT&T Entity are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes such contract, agreement, arrangement, transaction, amendment, modification or termination (each a "Transaction") or solely because his or their votes are counted for such purpose, provided that:

          (a) the material facts as to the Transaction are disclosed or known to the Board of Directors of the Corporation or any relevant committee thereof, the Board of Directors or such committee approves it and such approval includes a majority of the Disinterested Directors of the Corporation;

          (b) the Transaction is approved by a majority of the outstanding shares of the Corporation entitled to vote thereon not owned by an AT&T Entity, voting together as a single class;

          (c) the Transaction is effected in accordance with arrangements, standards or guidelines that were approved as set forth in (a) or (b) above; or

          (d) the transaction is fair to the Corporation at the time it is entered into.

Directors of the Corporation who are not Disinterested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes or approves any such Transaction or any such guidelines. Shares of the Corporation owned

                                                                       KIRI INC.

by an AT&T Entity may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction or any such guidelines. No vote cast or other action taken by any person who is an officer, director or other representative of AT&T, which vote is cast or action is taken by such person in his capacity as a director of the Corporation, shall constitute an action of, or the exercise of a right by, or a consent of, AT&T for the purpose of any such Transaction.

                                   ARTICLE X

                              AMENDMENT OF BY-LAWS

     Section 10.01. Amendment. These By-Laws may be amended, altered or repealed:

          (a) by resolution adopted by a majority of the entire Board of Directors at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting (provided that any such resolution amending Section 2.02 or Article IX of these By-laws shall have been approved by (i) all of the Disinterested Directors, if the total number of Disinterested Directors then in office shall be four or less, or (ii) not less than 80% of the Disinterested Directors, if the total number of Disinterested Directors then in office shall be more than four); or

          (b) at any regular or special meeting of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting (provided that any such resolution amending Section 2.02 or Article IX of these By-laws shall have been approved by a majority of the votes attaching to the outstanding shares of Class A Common Stock, voting as a class).

                                   ARTICLE XI

                                  CONSTRUCTION

     Section 11.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

                                                                EXHIBIT D TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                                                                       EXHIBIT D

                         SERVICE MARK LICENSE AGREEMENT

     SERVICE MARK LICENSE AGREEMENT dated as of                , by and between
AT&T CORP., a New York corporation ("Licensor"), and KIRI INC., a Delaware corporation ("Licensee").

     WHEREAS, Licensor has, for many years, used the service marks AT&T and AT&T with a fanciful globe design, as identified in Schedule A attached hereto (the "Licensed Master Service Marks"), all in connection with telecommunications services; and

     WHEREAS, Licensee wishes to use the Licensed Master Service Marks, and the Licensed Trade Dress in the Licensed Territory as defined herein in connection with the marketing and provision of certain services; and

     WHEREAS, Licensee also wishes to use the service mark "It's all within your reach" and certain foreign equivalents thereof that are owned by Licensor and may wish to use certain other service marks which are or will be owned by Licensor in connection with the Licensed Services; and

     WHEREAS, Licensor is willing to license and allow Licensee to use the Licensed Marks under the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

          1. Definitions.

          "Affiliate": Of a party shall mean an entity which is under common control with, controls, or is controlled by, such party.

          "Bankruptcy": With respect to a Person shall mean the filing by such Person of a voluntary petition, or by a third party with respect to such Person, requesting liquidation, dissolution, reorganization, suspension, rearrangement or re-adjustment, in any form, of its debts under the laws of the United States (or corresponding provisions of future laws), the laws of the Licensed Territory, or any other bankruptcy or insolvency law, or such Person's consenting to or acquiescing in any such petition, the making by such Person of any assignment for the benefit of its creditors or the admission by such Person in writing of its inability to pay its debts as they mature, an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, dissolution, reorganization, suspension, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law.

          "Claim": As defined in Section 20.1 hereof.

          "Claimant": As defined in Section 20.2 hereof.

          "Communications Director": The individual described in Section 8.5.

          "Corporate Brand": As defined in Section 5.3(d) hereof.

          "Corporate Brand Efforts": As defined in Section 5.3(d) hereof.

          "Effective Date": As defined in Section 23.12 hereof.

          "Exclusive Services": As defined in Schedule F hereto.

          "Final Cure Period": As defined in Section 9 hereof.

                                                                       EXHIBIT D

          "Graphic Standards Manual": As defined in Schedule D hereto.

          "Gross Service Revenue": Revenues received by Licensee and its sublicensees for the Licensed Services, before any deductions or offsets.

          "Including": The terms "including" and "such as" are illustrative and not limitative.

          "Initial Cure Period": As defined in Section 9 hereof.

          "Licensed Ancillary Service Marks": Service marks that may be developed for each of the Licensed Services by Licensor or by Licensee that become Licensed Ancillary Service Marks pursuant to Section 2.2, and any additional marks that are added to this Agreement pursuant to Section 4.3 and which shall be owned by Licensor and licensed to Licensee pursuant to this Agreement (and as such service marks may be modified or supplemented as contemplated by Section 4.2 or Section 4.3), as set forth in Schedule C1, as it may be amended from time to time. Registrations and applications covering the Licensed Ancillary Service Marks in the Licensed Territory include those set forth in Schedule C2 of this Agreement. The listing of goods or services in the specification of any of these registrations or applications which are outside the scope of services licensed under this Agreement shall not be construed as inclusion of such goods or services in the license granted by this Agreement. It is understood that the only services licensed under this Agreement are as expressly set forth in this Agreement.

          "Licensed Marks": Collectively, the Licensed Master Service Marks, Licensed Ancillary Service Marks, and Licensed Trade Dress.

          "Licensed Master Service Marks": The service marks AT&T and AT&T with a fanciful globe design as identified in Schedule A (and as such service marks may be modified or supplemented as contemplated by Section 4.2 or
     Section 4.3). Registrations and applications covering the Licensed Master Service Marks in the Licensed Territory are set forth in Schedule B of this Agreement, as it may be amended from time to time. The listing of goods or services in the specification of any of these registrations or applications which are outside the scope of services licensed under this Agreement shall not be construed as inclusion of such goods or services in the license granted by this Agreement. It is understood that the only services licensed under this Agreement are as expressly set forth in this Agreement.

          "Licensed Services": The services described in Schedule F attached hereto.

          "Licensed Territory": Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago and Uruguay.

          "Licensed Trade Dress": The general image, appearance or dress of the marketing of services performed under the Licensed Master Service Marks and the Licensed Ancillary Service Marks consisting of colors, designs, configurations, publication formats, lettering and the like as set forth in Schedule D attached hereto, and such other trade dress and get-up as may be added thereto or substituted therefor in accordance with this Agreement.

          "Licensee": As defined in the first paragraph hereof.

                                                                       EXHIBIT D

          "Licensee Brand Efforts": Marketing communications activities developed in support of specific Licensee products and services, such as advertising, direct mail and promotions for specific Licensed Services or rates, or for any activity not specified in this Agreement.

          "Licensor": As defined in the first paragraph hereof.

          "Managed Network Services" means the provision of (a) service to a customer consisting solely of the provisioning and maintenance of the logical and physical elements of the customer's wide area communications network, and, to the extent relating to a customer's wide area communications network, directly related planning, design, installation, maintenance and ongoing life cycle support functions, and (b) equipment on the customer's premises at the interface between a wide area communications network and the remainder of the customer's networking environment insofar as the equipment so provided facilitates (i) the maintenance of the customer's wide area communication services, (ii) the recording of performance data with respect to the customer's wide area communications services, (iii) the provisioning of new wide area communications services to the customer or changes in the parameters of the wide area communications services provided to the customer, or (iv) the integration of multiple wide area communications services, but excluding in the case of clause (a) or (b) any such service or equipment that materially extends services beyond the interface described above further into the customer's non-wide area communications network.

          "Mark": Any name, brand, mark, trademark, service mark, trade dress, trade name, business name or other indicia of origin.

          "Marketing Materials": Any and all materials, whether written, audio, visual or in any other medium, used by Licensee to market, advertise or otherwise offer or provide any Licensed Service under the Licensed Marks.

          "Marketing Specifications": Licensor's standards and guidelines relating to the permitted use, depiction and graphic display of the Licensed Marks that are contained in Schedule E hereto, and those standards and guidelines relating to such use, depiction and graphic display that Licensor shall provide to Licensee from time to time.

          "Material": As defined in Section 21 hereof.

          "Merger Agreement": The Agreement and Plan of Merger among AT&T Corp., Kiri Inc., Frantis, Inc. and FirstCom Corporation, dated as of November 1, 1999.

          "Minimum Guarantee": As defined in Section 5.1(b) hereof.

          "Monitoring Services": As defined in Section 5.3(a) hereof.

          "New York Courts": As defined in Section 19 hereof.

          "Nonexclusive Services": As defined in Schedule F hereto.

          "Payment Period": Each period of six (6) full calendar months or portion thereof during the term of this Agreement, commencing on the first day of the first month after the Effective Date.

          "Payments": As defined in Section 22.1 hereof.

          "Person": Any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association,

                                                                       EXHIBIT D

     trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designed or constituted.

          "Proprietary Information": Any information that is so designated by the party disclosing it or deemed to be such under this Agreement.

          "Quality Control Representatives": Representatives of Licensor appointed in accordance with Section 8 hereof.

          "Registered User Application": An application by the parties to the appropriate Regulatory Authority in the Licensed Territory where an owner of a Mark (i) licenses a licensee to use the registered Mark, under conditions in which the nature and quality of the products and/or services offered under the Mark are required to be subject to quality control by the owner, in accordance with local law and practice for acceptable trademark licensing to ensure the validity and enforceability of the Mark licensed and (ii) allows the licensee to be recorded by that administrative agency as a permitted user of the Licensed Marks.

          "Regulatory Approval": Any governmental or regulatory approval, consent or authorization or waiver required to be obtained from or any filing required to be made with or notice required to be given to any governmental or Regulatory Authority, commission, tribunal, ministry, official or agency.

          "Regulatory Authority": Any applicable regulatory, administrative or governmental entity, authority, commission, tribunal, official or agency, including without limitation the Export Licensing Office of the U.S. Department of Commerce.

          "Request": As defined in Section 20.2 hereof.

          "Respondent": As defined in Section 20.2 hereof.

          "Second Cure Period": As defined in Section 9.2 hereof.

          "Service Specifications": The standards of quality relating to Marketing Specifications, technical performance, customer service, and customer satisfaction, including technical network performance, marketing, design, and use of Marketing Materials, advertising and promotion that will be set forth in Schedule E to this Agreement (and as they may be amended, modified or supplemented from time to time in accordance with this Agreement).

          "Significant Breach by Licensee": As defined in Section 12 hereof.

          "Subsidiary": With respect to a party, any Person in which the party directly owns more than 50% of the voting rights.

          "Successor": With respect to any party, any successor, monitor, coordinator, transferee or assignee, including without limitation any receiver, debtor in possession, trustee, conservator or similar Person with respect to such party or such party's assets.

          "Technical Information": Information provided by either party under this Agreement, whether Proprietary Information or otherwise.

                                                                       EXHIBIT D

     2. Scope of License

     2.1 Grant of License.

     (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable (except as provided herein) license to use the Licensed Marks solely in connection with the marketing, advertising, promotion and provision of the Licensed Services in the Licensed Territory. Licensee may use the Licensed Marks in marketing, advertising and promotion outside the Licensed Territory so long as such marketing, advertising and promotion relates to the provision of Licensed Services in the Licensed Territory. The foregoing notwithstanding, the rights granted herein do not include the right to use the Licensed Marks in connection with the marketing, advertising, promotion or provision of any services through the global venture between Licensor and British Telecommunications plc, which shall be covered by separate agreements with such global venture.

     Licensor and its other Affiliates retain all rights to use the Licensed Marks in the Licensed Territory. The Licensed Marks may not be used by Licensee in connection with any service except as expressly set forth in this Agreement. Licensee shall not use the Licensed Marks, or any other Mark of Licensor, or any confusingly similar Marks in connection with any service or product not within the scope of this Agreement without Licensor's express written consent.

     Licensee may sublicense the rights granted in this Section 2.1(a) to its Subsidiaries in connection with their operations in the Licensed Territory, provided that:

          (i) such Subsidiaries meet and continue to meet the criteria set forth in Schedule G of this Agreement;

          (ii) such Subsidiaries enter a written agreement with Licensee in which such Subsidiaries agree to assume all of the same obligations as Licensee (except for the obligation to make payments pursuant to Section 5.1, as such payments will be made by Licensee) and which is otherwise consistent with this Agreement; and

          (iii) Licensee notifies Licensor within ten (10) days each time a sublicense is granted and furnishes Licensor with a copy of the relevant sublicense agreement.

     (b) Subject to the terms and conditions of this Agreement and provided that at least half of the Licensed Services offered by Licensee (namely, those grossing the highest revenue) are in full compliance with the Service Specifications furnished by Licensor, Licensee shall have a non-exclusive, non-sublicensable right (except as otherwise provided herein) to use "AT&T" as part of the corporate name and trade name set forth in Schedule H of this Agreement for the remainder of the term of this Agreement. By way of example, if Licensee offers six (6) Licensed Services, the three (3) Licensed Services grossing the highest revenue for Licensee would have to be compliant with the Service Specifications in order to use "AT&T" as part of the corporate name and trade name. The foregoing notwithstanding, if all of the Licensed Services contemplated by this Agreement will be provided through Subsidiaries of the Licensee and not by the Licensee itself, then Licensee may, subject to the terms and conditions of this Agreement, use "AT&T" as part of the corporate and trade name set forth in Schedule H for the entire term of this Agreement. In the event that Licensee wishes to have one or more of its Subsidiaries which has been granted a sublicense to use the Licensed Marks pursuant to Section 2.1(a) use "AT&T" as part of its corporate and trade name, Licensee may request Licensor's written approval to sublicense such use, and Licensee shall not unreasonably withhold such written approval, provided that such Subsidiaries demonstrate to

                                                                       EXHIBIT D

Licensor's satisfaction that at least half of the Licensed Services (namely, those grossing the highest revenues) offered by such Subsidiaries are in full compliance with the applicable Service Specifications and provided that such use is otherwise subject to the terms and conditions and conditions of this Agreement.

     2.2 Use of Licensed Master Service Marks and Development and Use of Licensed Ancillary Service Marks.

     (a) Subject to the terms and conditions of this Agreement, the Licensed Marks and Licensed Trade Dress shall be used exclusively in connection with all Licensed Services.

     (b) Licensee may use ancillary service marks owned by Licensor with Licensor's express written consent for one or more service plan names or feature names. Licensee may develop and use with Licensor's prior written approval ancillary service marks with respect to one or more service plan names or feature names, which approval will not be unreasonably withheld. Such ancillary service marks developed by Licensee and approved by Licensor shall become Licensed Ancillary Service Marks. Licensee shall assign to Licensor all rights in and to any such ancillary service marks developed by Licensee that shall become Licensed Ancillary Service Marks, including all rights in any application to register or registration of the Licensed Ancillary Service Marks. Upon the termination of this Agreement, including termination under any renewal and any transition period provided under Section 12.3, Licensor shall assign to Licensee, without further consideration, all of its rights, title and interest in and to such Licensed Ancillary Service Marks developed by Licensee, including the goodwill attached thereto, in the Licensed Territory. With the exception of ancillary service marks developed by Licensee and assigned to Licensor as provided above, Licensor shall be and remain the owner of all Licensed Ancillary Service Marks, and any foreign language equivalents thereof, that are not developed by Licensee.

     3. Agreement Personal. In recognition of the unique nature of the relationship between Licensor and Licensee, the parties agree that the rights, obligations and benefits of this Agreement shall be personal to Licensee and its authorized sublicensees, and, Licensor shall not be required to accept performance from or render performance to an entity other than Licensee and its authorized sublicensees. In the event of the Bankruptcy of the Licensee or its sublicensees, this Agreement and any sublicense granted pursuant to this Agreement may not be assigned or assumed by the Licensee, its sublicensees, or any Successor, and may be terminated by Licensor pursuant to Section 12.2(c) hereof, and the Licensor shall be excused from rendering performance to or accepting performance from Licensee, its sublicensees or any Successor.

     4. Other Marks

     4.1 No Other Mark To Be Used. Licensee shall not use any other Mark or create by use, adoption or practice any alternate Mark or ancillary Mark in connection with the Exclusive Services, without Licensor's express written consent. In the marketing of the Licensed Services, any use or display by Licensee of its corporate, business, trade name, or trading style shall adhere to the Marketing Specifications of the Service Specifications or shall be with Licensor's express written consent. So long as Licensee is not providing a Nonexclusive Service in a particular country in the Licensed Territory using the Licensed Marks, Licensee may, after consultation with Licensor, use Marks that are not Licensed Marks on such Nonexclusive Service in such country, provided that Licensee agrees to conduct reasonable searches to determine the availability of such Marks prior to commencing use. In the event that Licensee commences providing a Nonexclusive Service using the Licensed Marks in a particular country in the Licensed Territory, Licensee shall immediately cease

                                                                       EXHIBIT D

providing such Nonexclusive Service using other Marks in such country unless Licensor consents to the continued use of such other Marks.

     4.2 Modification of Licensed Service Marks. Modifications to or replacements of the Licensed Ancillary Service Marks may be initiated by Licensee, with the concurrence of Licensor as provided in Section 2.2(b), as to any modification or replacement of the Licensed Ancillary Service Marks as they are used by Licensee with respect to the Licensed Services.

     If Licensor modifies or replaces any of the Licensed Master Service Marks, Licensed Ancillary Service Marks, or the Licensed Trade Dress as used by Licensor, Licensee shall agree with Licensor on a program to cease, over a reasonable period of time, not to exceed one hundred-twenty (120) days, use of the previous Licensed Mark(s) and to introduce and adopt the modified or replacement Licensed Mark(s), at Licensee's cost, but without undue expense to Licensee or disruption to Licensee's business or marketing programs, and Licensor shall reimburse Licensee from the Brand Fund Fee one-half of such reasonable costs incurred by Licensee. In either case, such modified or replaced Licensed Master Service Mark(s), Licensed Ancillary Service Mark(s), or the Licensed Trade Dress shall be considered the Licensed Mark(s) contemplated by this Agreement.

     If Licensor modifies a Licensed Ancillary Service Mark for certain uses outside the Licensed Territory but does not terminate all usage of the unmodified version, Licensee may choose to adopt the modified version but is not obliged to do so.

     4.3 Use of Additional Marks at Licensor's Request. Licensor may, from time to time, in consultation with Licensee, request Licensee to adopt and use in addition to the Licensed Master Service Marks, Licensed Ancillary Service Marks and Licensed Trade Dress, any Mark or Marks used or to be used by Licensor, including any Marks owned by a third party that Licensor has the right to use and sublicense, in connection with the marketing and provision of Licensed Services. Such additional Mark or Marks shall be licensed hereunder on the same terms as the Licensed Marks. All costs associated with adopting and using such additional Mark or Marks shall be borne by Licensor, and shall be paid out of the Brand Fund Fees.

     5. Annual Payments.

     5.1 Brand Fund Fee. In consideration of the license granted in this Agreement and for other good and valuable consideration including Licensor brand building activities in the Licensed Territory, during the term of this Agreement with respect to each Payment Period, Licensee shall pay Licensor a Brand Fund Fee, as provided in Section 5.3, which shall be the greater of:

          (a)(i) in Years 1 and 2 of this Agreement, four percent (4%) of Gross Service Revenues from the Licensed Services;

          (ii) in Year 3 of this Agreement, three and one-quarter percent (3.25%) of Gross Service Revenues from Licensed Services;

          (iii) in Years 4 and 5, and for each year during the renewal term, two and one-half percent (2.5%) of Gross Service Revenues from Licensed Services; and

          (b) two million five hundred thousand dollars ($2,500,000) (the "Minimum Guarantee").

     5.2 Accounting. With respect to each Payment Period as defined herein, Licensee shall furnish to Licensor a statement, in form reasonably acceptable to Licensor, certified by a responsible officer of Licensee, showing all Gross Service Revenues during such Payment Period, and the Brand Fund

                                                                       EXHIBIT D

Fee as provided in Section 5.1. payable thereon. During the term of this Agreement, such statement shall be furnished to Licensor not later than forty-five (45) days after the end of each Payment Period.

     5.3 Payment. With respect to each Payment Period as defined herein, Licensee shall, irrespective of its own business and accounting method, pay Licensor or Licensor's designee the Brand Fund Fee as provided in Section 5.1, forty-five (45) days after the end of each Payment Period. The Brand Fund Fee will be paid in U.S. currency. Licensee agrees that all of the Brand Fund Fees received for each Payment Period will be designated and spent by Licensor, with active participation of Licensee's CEO, on the following activities in support of Licensor's brand strategy and to ensure proper positioning of the Licensee:

          (a) the monitoring of the brand, including the development and implementation of the Service Specifications set forth in Schedule E and the requirements set forth in Schedule D of this Agreement, customer satisfaction surveys, market research, and the management of corporate identity ("Monitoring Services"). Except as provided in the last sentence of this Section 5.3(a), no more than three million dollars ($3,000,000) of the Brand Fund Fees shall be used each year of this Agreement for Monitoring Services. Monitoring Services shall be subject to the following conditions: (i) payments for Monitoring Services shall only be made to Persons that are not Affiliates of Licensee or Licensor, (ii) Monitoring Services shall be obtained on a cost effective basis using a reasonably competitive process to the extent practicable and (iii) Monitoring Services shall be implemented through the Communications Director and his/her team. Following consultation between Licensor and Licensee's CEO, Brand Fund Fees in excess of $3,000,000 per year may be designated and spent by Licensor for Monitoring Services, upon the submission of reasonable supporting documentation and subject to compliance with the conditions set forth above in the immediately preceding sentence.

          (b) the manpower, including salary and benefits, required to implement the responsibilities of the Communications Director and his/her team of five (5) country managers across all of Licensee's communications, provided that such country managers shall be paid at competitive rates giving effect to the business conditions in each country and shall devote, in a manner consistent with the terms of this Agreement, all of their efforts to support Licensee's business, except that Licensor shall have the right, with the approval of Licensee's CEO, which shall not be unreasonably withheld, to use such persons from time to time to support other Licensor activities in the Latin American region;

          (c) any additional manpower, including salary and benefits, based on the needs of Licensor and Licensee's business and with the agreement of Licensee's CEO, required to implement the responsibilities of the Communications Director and his/her team;

          (d) following consultation with Licensee's CEO, the implementation of activities in support of the Licensed Master Service Marks ("the Corporate Brand") and the position of the RV, as follows: corporate events, media placement, creativity/production; brand agency costs, sponsorships/events, and media relations ("Corporate Brand Efforts") and

          (e) other items specified in this Agreement.

     The foregoing obligation shall not apply to Brand Fund Fees received for the last Payment Period of the renewal term (unless the parties enter a new service mark license agreement with regard to the Licensed Marks), and shall immediately cease if this Agreement terminates for any other reason.

                                                                       EXHIBIT D

     5.4 Audit of Licensee's Records. Licensee and any sublicensees shall keep accurate books and records of all Gross Service Revenues, payments and Brand Fund Fees, together with such other data as is necessary and material to determine accurately the amounts payable hereunder. Licensor and Licensor's designee shall be entitled to inspect, during normal business hours, the books and records of Licensee and any sublicensees to ensure the proper reporting of Gross Service Revenues, payments and Brand Fund Fees and Licensee and any sublicensee's compliance with the terms and conditions of this Agreement. If such inspection discloses no deficit or a cumulative deficit over the term of this Agreement through the last Payment Period ending before the date of the inspection of less than five percent (5%) from the statements provided under
Section 5.2, the cost of such inspection shall be borne by Licensor. If any such cumulative deficit is five percent (5%) or greater, the cost of such inspection shall be borne by Licensee or the appropriate sublicensee. Any payments due under this Section shall be made in accordance with Section 22 hereof.

     5.5 Cure or Termination. If Licensee is in default of any payment or fee due hereunder, Licensee shall have thirty (30) days after receipt of written notice of such default to it by Licensor to cure said default, failing which this Agreement shall be subject to termination by Licensor exercisable thirty
(30) days after delivery of written notice to Licensee. If Licensee is in default two (2) or more times in any two (2) year period, the Licensor shall have the right to terminate this Agreement immediately by delivery of written notice to Licensee by Licensor.

     6. Brand Support Functions. Upon mutual agreement, Licensor and Licensee may enter into a separate agreement, whereby Licensee may procure from Licensor and Licensor would provide to Licensee certain marketing, promotion and sales support functions in connection with the Licensed Services.

     7. Retention of Rights. All existing goodwill in the Licensed Marks inures to the sole benefit of the Licensor. Licensee's use of the Licensed Marks and any and all goodwill that derives from such use, shall, except as provided in
Section 2.2(b), inure to the sole benefit of the Licensor. Except as otherwise expressly provided in this Agreement, Licensor shall retain all rights in and to the Licensed Marks, including all rights of ownership in and to the Licensed Marks and the right to license others to use the Licensed Marks for any product or service in the Licensed Territory and the rest of the Universe. Licensee shall execute all documents required to effect any transfer of rights to Licensor.

     8. Quality Control.

     8.1 General. Licensee acknowledges that the Licensed Services covered by this Agreement must be of sufficiently high quality as to provide maximum enhancement to and protection of the Licensed Marks and the goodwill they symbolize. Licensee further acknowledges that the maintenance of high quality services is of the essence of this Agreement and that it will utilize only Marketing Materials which do not disparage or place in disrepute Licensor, its businesses or its business reputation, or adversely affect or detract from Licensor's goodwill.

     8.2 Service Specifications. Licensee shall use the Licensed Marks only in accordance with, and in connection with, the marketing and provision of Licensed Services that meet the Service Specifications. The Service Specifications shall consist of technical performance, customer service, customer satisfaction and Marketing Specifications, shall be set forth in writing by Licensor and become Schedule E to this Agreement, and shall be defined further as the Licensed Services are developed for introduction and may evolve to meet market and other needs. The Service Specifications are deemed to be Proprietary Information under
Section 21 hereof. Licensee shall not commence or continue to offer any Licensed Service under the Licensed Marks unless it meets each of the relevant Service Specifications. The initial definition of the Service Specifications will be

                                                                       EXHIBIT D

determined solely by Licensor, following consultation with Licensee, and shall be provided to Licensee for the countries of Brazil, Chile, Colombia and Peru within three (3) months of the Effective Date of this Agreement, and for any other country or jurisdiction in the Licensed Territory, within three (3) months of written notice to Licensor that Licensee intends to begin offering the Licensed Services in such country or jurisdiction. Licensee shall use its commercially reasonable best efforts to become fully compliant with the relevant Service Specifications within six (6) months after the delivery of such Service Specifications by Licensor to Licensee.

     8.3 Changes to Service Specifications.

          (a) Except with respect to Marketing Specifications, the Service Specifications may be amended, modified or supplemented from time to time by Licensor, following consultation with Licensee. Following any such amendment, modification or supplement to the Service Specifications, Licensee shall within a reasonable time determined in the reasonable judgment of Licensor following consultation with Licensee adhere to such amendment, modification or supplement.

          (b) The Marketing Specifications may be amended, modified or supplemented from time to time by Licensor in its sole discretion. Within sixty (60) days of Licensor's request to amend, modify, or supplement the Marketing Specifications, Licensee shall adhere to such amendment, modification or supplement.

     8.4 Quality Service Reviews. Right of Inspection. Licensor shall have the right to designate from time to time one or more Quality Control Representatives, who shall have the right at any time upon fifteen (15) days prior notice to conduct during Licensee's regular business hours an inspection, test, survey and review of Licensee's facilities and otherwise to determine compliance with the applicable Service Specifications. Licensee agrees to furnish to the Quality Control Representatives (i) samples or simulations of Licensed Services and Marketing Materials that are marketed or provided under the Licensed Marks as Licensor may request from time to time, for inspections, surveys, tests and reviews to assure conformance of the Licensed Services and the Marketing Materials with the applicable Service Specifications and (ii) all performance data in its control relating to the conformance of such Licensed Services with the applicable Service Specifications. Licensor may independently conduct continuous customer satisfaction surveys to determine if Licensee is meeting the Service Specifications. Any information obtained by either party or disclosed by one party to the other party pursuant hereto shall be deemed to be Proprietary Information of the party obtaining the information or disclosing the information pursuant to Section 21 hereof. If Licensee has actual knowledge that it is not complying with any Service Specification it shall notify Licensor and the provisions of Section 9 shall apply to such noncompliance.

     8.5 Communications Director. As set forth in Section 5.3(b) and (c), a Communications Director and at least five (5) persons reporting to the Communications Director shall be employed by Licensor at Licensor's sole cost and expense from the Brand Fund Fee. The Communications Director shall have several responsibilities relating to Licensee's use of the Licensed Marks, which shall include: (i) brand management, (ii) marketing communications, (iii) advertising and direct marketing, (iv) public relations, and (v) the monitoring of compliance with Service Specifications. The Communications Director shall (i) review and approve, subject to the concurrence of the Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, all Licensee-produced Marketing Materials to ensure adherence to Licensor's brand positioning, policies and values and shall receive directions regarding brand position, brand strategy, brand values and implementation parameters from Licensor's Vice-President of Communications for

                                                                       EXHIBIT D

Latin America or other Licensor-designated representative; (ii) ensure coordination and alignment of Licensee's and Licensor's brand activities, including brand alignment of all of Licensee's corporate communications, including advertising, sponsorship/events, and identity; (iii) provide feedback to Licensee on reports required in the Service Specifications and reporting Licensee's performance with regard to Service Specifications to Licensor, (iv) planning and execution of public relations and media relations programs as further described herein, (v) planning and execution of marketing communications programs as further described herein, and (vi) manage, along with Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, the advertising, direct marketing and public relations brand agencies used by Licensee. All activities relating to the Corporate Brand Efforts that are funded by the Brand Fund Fee shall be planned and implemented in the Latin American region by the Licensor's Latin America Communications Group with the participation of Licensee's CEO and the Communications Director. The parties agree that all communications efforts, whether Corporate Brand Efforts or Licensee Brand Efforts, shall be aligned to Licensor's brand positioning and strategy, but their implementation shall ensure relevancy to the markets to which they will be targeted. The Communications Director shall also attend all Marketing Task Force or similar meetings of Licensor and Licensee, and will attend relevant marketing and strategy meetings of both Licensor and Licensee. The Communications Director will work closely with Licensee's CEO and his/her senior management team and the Licensor's Vice President of Communications for Latin America in coordinating the overall alignment of Licensee's and Licensor's brand building activities in the Licensed Territory. Specifically, Licensee's CEO and his/her senior management team shall provide the Communications Director with the Licensee's business direction, strategies and plans for the Communications Director's use in the planning and execution of marketing communications, public relations and media relations programs which support Licensee's business goals. Communications programs developed for Licensee Brand Efforts shall be approved by Licensee's senior management team. Public relations and media relations programs developed for Licensee Brand Efforts shall be approved by Licensee's CEO. Licensor and Licensee shall jointly evaluate the performance of the Communications Director, and Licensor's Vice President of Communications for Latin America or other Licensor-designated representative shall provide performance reviews to the Communications Director. After consultation with Licensee, Licensor will have the sole right to replace the Communications Director as well as any person reporting to the Communications Director who was designated by Licensor. Licensee's CEO shall contact Licensor's Vice President for Latin America regarding problems or concerns which may arise from time to time with regard to the Communications Director and his/her team, and Licensor's Vice President for Latin America shall consult with Licensee's CEO regarding the appropriate corrective measures to be taken. Funding for Corporate Brand Efforts in Latin America will be defined and managed by Licensor with the active participation of Licensor's Communications Director and Licensee's CEO. Licensee shall use brand agencies designated by Licensor provided that their cost, service and quality are competitive with local first class international agencies operating in Latin America. The Licensor's Vice President of Communications for Latin America or other Licensor-designated representative shall oversee the performance of and shall have responsibility for employing any corrective measures required with regard to the brand agencies, but Licensee's CEO and his/her senior management team shall provide input to Licensor in connection with the evaluation of the brand agencies. In the event that one or more of the brand agencies designated by Licensor do not meet or continue to meet relevant cost, service and quality criteria after corrective measures are implemented, Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, with Licensee CEO's active participation, shall select alternative agencies. Licensee's CEO and his/her senior management team shall communicate directly with the Communications Director to enable the

                                                                       EXHIBIT D

effective performance of his/her responsibilities and management of issues related to the Licensed Marks.

     8.6 Costs. Each party shall bear its own costs associated with, and all risk of loss and damage resulting from, all inspections, surveys, tests and reviews under this Section. Except as otherwise agreed herein, Licensee shall bear the costs for marketing communications, public relations and local advertising; while Licensor shall bear the cost of regional advertising in Latin America from the Brand Fund Fee.

     8.7 Sponsorship. Licensee shall not use the Licensed Marks to sponsor, endorse, or claim affiliation with any event, meeting, charitable endeavor or any other undertaking without the express written permission of Licensor. Any breach of this provision shall be deemed a Significant Breach by Licensee.

     9. Remedies for Noncompliance with Service Specifications.

     9.1 Initial Cure Period. If Licensor becomes aware that Licensee is not complying with any Service Specifications, or otherwise is in breach as defined by Sections 12.2(d) or (e), Licensor shall notify Licensee in writing, setting forth, in reasonable detail, a written description of the noncompliance and any suggestions for curing such noncompliance. Licensee shall have sixty (60) days from receipt of the description of noncompliance to correct such noncompliance, in the case of all Service Specifications, except those Service Specifications relating to Marketing Specifications (an "Initial Cure Period"). In the case of Licensee's noncompliance with respect to Service Specifications relating to Marketing Materials or Marketing Specifications, or where the Licensee otherwise is in breach as defined by Sections 12.2(a) or (f), Licensee shall immediately cease using any and all Marketing Materials which are in noncompliance with Service Specifications relating to Marketing Materials or Marketing Specifications, cease any other activity in noncompliance with these Service Specifications, and withdraw all Marketing Material in noncompliance with the Marketing Specifications. If there is any other noncompliance with respect to Service Specifications or if the Licensee is otherwise in breach as defined in Sections 12.2(a) or (f), and such breach continues beyond a twenty (20) day period, Licensee shall within a reasonable time but in any event within sixty
(60) days of the end of such twenty (20) day period either comply with the Service Specifications or shall be deemed to be in breach of this Agreement.

     9.2 Second Cure Period. If the noncompliance with the technical performance, customer service or customer satisfaction Service Specifications other than Marketing Specifications is not cured within the Initial Cure Period, either party may notify the other party thereof, setting forth, in detail, the reasons for noncompliance. Within ninety (90) days of receipt of any such notification, Licensor and Licensee shall create a mutually acceptable, detailed plan to rectify such noncompliance and Licensee and Licensor shall agree upon a reasonable and prompt timetable (the "Second Cure Period") to develop and implement this plan. Each party shall use all reasonable efforts to develop and implement this plan.

     9.3 Final Cure Period. If the noncompliance with the technical performance, customer service or customer satisfaction Service Specifications continues beyond the Second Cure Period, or if the parties are unable to reach agreement on a plan within the ninety (90) day time period set forth in Section
9.2 hereof and the Licensee is still in noncompliance, either party may notify the other party thereof and Licensee shall either cease offering the Licensed Service(s) which is or are not in compliance until it can comply with the Service Specifications or be deemed to be in breach of this Agreement.

                                                                       EXHIBIT D

     9.4 Potential Injury to Persons or Property. Notwithstanding the foregoing, in the event that Licensor reasonably determines that any noncompliance with any Service Specification creates a material threat of personal injury or injury to property of any third party, upon written notice thereof by Licensor to Licensee, Licensee shall either cease offering the applicable Licensed Service under the Licensed Marks until it can comply with the Service Specifications or be deemed to be in breach of this Agreement.

     9.5 Costs. Except as otherwise expressly provided herein, all costs relating to effecting cures, including Licensor's and any consulting firm's and/or arbitrator's time and expenses and any additional monitoring required, shall be borne by Licensee.

     10. Protection of Licensed Marks.

     10.1 Ownership and Rights.  Except as otherwise expressly provided in
Section 2.2(b) Licensee acknowledges that Licensor is the sole owner of all rights, title and interest in and to the Licensed Marks. Licensee admits the validity of, and agrees not to challenge the ownership or validity of the Licensed Marks. Licensee shall take no action with respect to obtaining intellectual property rights in the Licensed Marks without the approval of Licensor. Licensor represents and warrants that the use of the Licensed Master Service Marks by the Licensee for the Licensed Services does not infringe the registered marks of any third party. Licensor shall use reasonable efforts to ensure that each Licensed Ancillary Service Mark (other than those Licensed Ancillary Service Marks developed by Licensee as provided in Section 2.2) is a Mark which is available for use and registration in the Licensed Territory for the particular service at issue. Licensee shall not disparage or adversely affect the validity of the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress. Licensee will not grant or attempt to grant a security interest in the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or this Agreement, or to record any such security interest in the Licensed Territory or elsewhere against any trademark or service mark application or registration belonging to Licensor. Licensee agrees to execute all documents including a Registered User Application reasonably requested by Licensor to effect further registration, maintenance and renewal of the Licensed Master Service Marks and the Licensed Ancillary Service Marks and, where applicable, to record Licensee as a registered user of the Licensed Master Service Marks and the Licensed Ancillary Service Marks. For purposes of this Agreement, Licensee shall be considered a "registered user" of the Licensed Master Service Marks and Licensed Ancillary Service Marks under the laws of the countries in the Licensed Territory, from time to time applicable.

     10.2 Similar Marks. Licensee further agrees not to use, acquire or register in any country any Mark resembling or confusingly similar or deceptive or misleading with respect to the Licensed Marks and not to use or register the Licensed Marks or any part thereof as part of its corporate or trade name except as authorized in this Agreement. Licensee further agrees not to use or register in any country any Mark which dilutes the Licensed Marks. If any application for registration is or has been filed in any country or political entity by Licensee which relates to any Mark which, in the sole opinion of Licensor acting in good faith, is confusingly similar, deceptive or misleading with respect to the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or which dilutes the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, Licensee shall, within a reasonable time, but in any event within 30 days of written request from Licensor, at Licensor's sole discretion acting in good faith, immediately abandon any such application or registration or assign it to Licensor. If Licensee uses any Mark which, in the sole opinion of Licensor acting in good faith, is confusingly similar, deceptive or misleading with respect to the Licensed Master Service Marks, the Licensed Ancillary Service

                                                                       EXHIBIT D

Marks, or the Licensed Trade Dress, or which dilutes the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or if Licensee uses the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress in connection with any product or in connection with any service not specifically authorized hereunder, Licensee shall, within a reasonable time, but in any event within thirty (30) days of receiving written request from Licensor, permanently cease such use. Licensee shall reimburse Licensor for all the costs and expenses of any litigation, opposition, cancellation or related legal proceedings, including legal fees, instigated by Licensor or its authorized representative, in connection with any such use, registration or application.

     10.3 Infringement. In the event that Licensee learns of any infringement or threatened infringement of the Licensed Marks or any unfair competition, passing-off or dilution with respect to the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or any third party alleges or claims that either the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress are liable to cause deception or confusion to the public, or are liable to dilute or infringe any right of such third party, Licensee shall immediately notify Licensor or its authorized representative giving particulars thereof and Licensee shall provide necessary information and assistance to Licensor or its authorized representatives in the event that Licensor decides that proceedings should be commenced or defended.

     Licensor shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings, or the settlement or compromise of any claim. The decision whether to bring, defend, maintain or settle any such proceedings shall be at the exclusive option and expense of Licensor and all recoveries shall belong exclusively to Licensor and all reasonable expenses or losses of Licensee in connection therewith shall be paid by Licensor to Licensee. Licensee will not initiate any such litigation, opposition, cancellation or related legal proceedings in its own name but, at Licensor's request, agrees to be joined as a party in any action taken by Licensor to enforce its rights in the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress.

     Licensor shall reimburse Licensee for all reasonable expenses of Licensee solely in its role as a party in the action. Nothing in this Agreement shall require or be deemed to require Licensor to enforce the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress.

     In the event of any claim, action, proceeding or suit by a third party against Licensee alleging an infringement by any of the Licensed Marks or copyright, by reason of the use, in accordance with the Service Specifications, of the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress in association with the Licensed Service(s), Licensor, at its expense, will defend Licensee subject to the following conditions:

     Licensor will reimburse Licensee for any reasonable costs, expenses, and legal fees incurred in connection with obtaining advice concerning its liability with respect to the claim, action, proceeding or suit, but not legal fees, costs and expenses involved in connection with the defense of the claim, action, proceeding or suit, unless incurred at Licensor's written request or authorization in which case Licensor will promptly reimburse Licensee in full for such amounts. Licensor also will indemnify Licensee against any liability (including any fines, penalties and punitive damages) assessed against Licensee by final judgment or order from which no appeal lies or the time for appeal has expired on account of such infringement or violation arising out of such use.

     10.4 Compliance With Laws. In the performance of this Agreement, Licensee and Licensor shall comply with all applicable laws and regulations, including those laws and regulations particularly

                                                                       EXHIBIT D

pertaining to the proper use and designation of Marks in the countries in the Licensed Territory. Should either party be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, such party shall promptly notify the other of such inconsistency. In such event, Licensor may, at its option, either waive the performance of such inconsistent provisions or negotiate with Licensee to make changes in such provisions to comply with applicable laws and regulations.

     11. No Transfer of Licensed Rights.

     11.1 No Sublicensing; Assignment; Rights to Marketing Materials and Trade Dress. Licensee shall not, except as provided in Section 2.1, (i) assign, license, transfer or part with any of its rights or obligations hereunder (whether by amalgamation, merger, consolidation, sale or otherwise), or (ii) grant or purport to grant any sublicense in respect of the Licensed Marks.

     11.2 Copyright License. Licensee acknowledges that the Marketing Materials and all proprietary rights therein are owned by or licensed to and reserved to Licensor and they are valid. Licensor hereby grants Licensee a royalty-free, non-exclusive, copyright license in the Licensed Territory to reproduce, distribute, display, perform and create derivative works from all Marketing Materials in connection with the provision of Licensed Services pursuant to this Agreement. Licensee shall neither acquire nor assert copyright, patent, industrial design, service mark or trademark ownership or any other proprietary rights in and to the Marketing Materials or in any derivation, adaptation or variation thereof. Any and all trademarks, service marks, copyrights (subject to any moral rights of Licensee which may not be assigned by operation of applicable law), or related rights accruing to Licensee in the Marketing Materials by virtue of its sale, distribution, performance or provision of the services in the Licensed Territory shall vest automatically at the time of accrual solely and exclusively in Licensor. Licensee shall sign all documents requested by Licensor to effectuate the transfer of these rights to Licensor, failing which Licensor may, and Licensee hereby grants Licensor the right to, execute documents on behalf of Licensee to secure or effectuate such rights. In the event this Agreement is terminated, canceled or expires, Licensee shall immediately upon such termination, cancellation or expiration cease all use in any manner of such Marketing Materials and shall assign any and all right, title and interest in and to any and all trademarks, service marks, copyrights, (subject to any moral rights of Licensee which may not be assigned by operation of applicable law) and other related proprietary rights in the Marketing Materials or in any derivation, adaptation or variation thereof the Licensee owns to Licensor.

     11.3 Trade Dress. Licensee shall assign to Licensor all rights, title, interest and related goodwill in and to any Licensed Trade Dress it develops or uses in connection with the provision of services under this Agreement. Such assignment shall be made on a non-fee, royalty-free basis.

     12. Terms and Termination.

     12.1 Term.

          (a) Unless earlier terminated in accordance with this Section 12, the initial term of this Agreement shall be five (5) years from the Effective Date. This Agreement shall automatically be renewed at the end of the initial term for an additional five (5) year term, provided that Licensee is not in default pursuant to Section 5 or in breach pursuant to Section 12.2.

          (b) Licensor in its sole discretion may terminate this Agreement if Licensor and/or its other Affiliates cease to own, directly and indirectly, a majority of the voting power of Licensee.

                                                                       EXHIBIT D

          (c) All sublicenses granted hereunder shall terminate upon the termination of this Agreement.

          (d) This Agreement shall terminate in the event of the termination for failure of Licensee to perform under the Nancy Investment Agreement or other agreements related thereto.

     12.2 Breach by Licensee. Licensor may terminate this Agreement at any time in the event of a Significant Breach by Licensee. A "Significant Breach by Licensee" shall mean, after exhaustion of any applicable cure provisions set forth in Sections 9 or 5 hereof, any of the following:

          (a) Licensee's use of any Mark (including the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or Licensed Trade Dress) contrary to this Agreement including any use which disparages or places in disrepute Licensor, its businesses, or its business reputation, or adversely affects or detracts from Licensor's goodwill;

          (b) Licensee's refusing or neglecting a request by Licensor for access to Licensee's facilities or Marketing Materials, which continues for thirty
     (30) days following a written description of the noncompliance and any suggestions for curing such noncompliance;

          (c) Licensee's Bankruptcy or Licensee's licensing, assigning, transferring or parting with (or purporting to license, assign, transfer or part with) any of the rights granted in this Agreement to others without the prior written approval of Licensor;

          (d) Licensee's failure to maintain the Service Specifications and other information furnished under this Agreement in confidence or failing to restrict the transmission of information, products and commodities as required by this Agreement;

          (e) Licensee's failure to abide by the Service Specifications in the sale, distribution, performance or provision of the Licensed Services, other than relating to Marketing Materials;

          (f) Licensee's failure to abide by the Service Specifications relating to Marketing Materials in the sale, distribution, performance or provision of the Licensed Services;

          (g) Licensee's failing to make any payment specified in this Agreement, including without limitation payments required under Sections 4 or 5 or 8 or 9 hereof;

          (h) Licensee's failure to abide by Section 8.7 of this Agreement relating to sponsorship; or

          (i) Licensee's failure to obtain the recordal, approval or permits required under Section 17 hereof.

     12.3 Termination Obligations. In the event this Agreement terminates, expires or is canceled in accordance with Section 12.2 hereunder, Licensee shall immediately, and permanently cease all use of the Licensed Marks, the use of "AT&T" as part of its corporate and trade name, and use of any proprietary materials of Licensor furnished hereunder and shall not use any confusingly similar name, Mark or trade dress, and Licensee shall have no further rights under this Agreement. In the event this Agreement terminates or expires in accordance with any other provision of this Agreement, Licensee shall have six
(6) months to cease all use of the Licensed Marks and any proprietary materials of Licensor furnished hereunder and to change its corporate name and to cause its Subsidiaries that are using "AT&T" as part of their corporate names to change their names, and shall thereafter not use any confusingly similar name, Mark or trade dress and Licensee shall have no further rights under this Agreement.

                                                                       EXHIBIT D

     12.4 No Waiver of Rights.  In addition to any other provision of this
Section 12, each party will retain all rights to any other remedy it may have at law or equity for any breach by the other of this Agreement.

     13. Indemnity. Licensee shall defend, indemnify and hold Licensor, its other Affiliates and authorized representatives harmless against all claims, suits, proceedings, costs, damages and judgments incurred, claimed or sustained by third parties whether for personal injury, or property damage, due to Licensee's marketing, sale, or use of services bearing the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress and shall indemnify Licensor for all damages, losses, costs and expenses (including reasonable attorneys' fees and expenses) due to such use or any improper or unauthorized use of the Licensed Marks.

     14. Insurance.

     14.1 Insurance Policy. Licensee shall maintain, at its own expense, in full force and effect at all times during which services bearing the Licensed Master Service Marks, the Licensed Ancillary Service Marks or the Licensed Trade Dress are being sold, with a responsible insurance carrier acceptable to Licensor, at least a Five (5) Million U.S. Dollar (U.S. $5,000,000.00) comprehensive general liability insurance policy with respect to the services offered under the Licensed Marks. This insurance shall name Licensor as an insured party, shall be for the benefit of Licensor and Licensee and shall provide for at least ten (10) days prior written notice to Licensor and Licensee of the cancellation or any substantial modification of the policy. This insurance may be obtained for Licensor by Licensee in conjunction with a policy which covers services and/or products other than the Licensed Services covered under this Agreement.

     14.2 Evidence of Insurance. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor, of the maintenance of the insurance required by Section 14.1 hereof, including without limitation originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

     15. Notices, etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

     If to Licensee:

         Kiri Inc.
         2333 Ponce de Leon Blvd.
         Coral Gables, FL 33134
         Attn: Chief Executive Officer

     General Counsel
     Fax No.: 305-774-2001

                                                                       EXHIBIT D

     If to Licensor:
         AT&T Corp.
         295 N. Maple Avenue
         Basking Ridge, New Jersey 07920
         Attn: General Counsel
         Fax No.: 908-953-8360

         and

         AT&T Corp.
         Frank L. Politano, Esq.
         Trademark and Copyright Counsel
         295 North Maple Avenue
         Basking Ridge, New Jersey 07920
         Fax No.: 908-221-5783

or to such other address as such party shall have designated by notice so given to each other party.

     16. Compliance with Law. Nothing in this Agreement shall be construed to prevent Licensor or Licensee from complying fully with all applicable laws and regulations, whether now or hereafter in effect.

     17. Governmental Licenses, Permits and Approvals. Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and Regulatory Approvals which are required by all Regulatory Authorities with respect to this Agreement, and to comply with any requirements of such Regulatory Authorities for the registration, approval or recording of this Agreement or any related Registered User Applications and for making payments hereunder. Licensee shall furnish to Licensor written evidence from such Regulatory Authorities of any such licenses, approvals, permits, clearances, authorizations, Regulatory Approvals, registration or recording. Licensor and Licensee agree that Licensor shall record this License Agreement with the appropriate authorities in the Licensed Territory where such licenses shall be recorded, pay the necessary fees and do all that may be required to effect such recordation and to obtain recognition of Licensee as an authorized or registered user of the Licensed Marks.

     18. Export

     Licensee acknowledges that any products, software, and technical information (including, but not limited to services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. Licensee agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by Licensor, Licensee also agrees to sign those export-related documents which may be required for Licensor to comply with U.S. export regulations. The obligations of this section shall survive and continue after any termination of rights under this Agreement.

     19. Applicable Law; Jurisdiction. The construction, performance and interpretation of this Agreement shall be governed by the laws of the State of New York, U.S.A. without giving effect to its principles or rules of conflicts of law to the extent that such principles or rules would require or permit the application of the laws of another jurisdiction, provided that if the foregoing laws should be modified during the term hereof in such a way as to adversely affect the original intent of the parties, the parties will negotiate in good faith to amend this Agreement to effectuate their original intent as closely as possible. Subject to Section 20, Licensee and Licensor hereby irrevocably and

                                                                       EXHIBIT D

unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto in a court except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Licensee and Licensor hereby waive any right to a trial by jury.

     20. Dispute Resolution.

     20.1 Arbitration. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (each a "Claim"), shall be finally settled by binding arbitration. The arbitration shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York City, New York, and it shall be conducted in the English language. Notwithstanding
Section 19 hereof, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. Any request for interim measures pursuant to Section 23.5 hereof or otherwise shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

     20.2 Number of Arbitrators/Selection. The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by CPR Institute for Dispute Resolution. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after the CPR Institute for Dispute Resolution has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the CPR Institute for Dispute Resolution shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

     20.3 Certain Procedures. The arbitration panel shall strictly limit discovery to the production of documents directly relevant to the facts alleged by the Claimant and the Respondent, and if depositions are required, each party shall be limited to five depositions. Each party shall bear its own expenses, but those related to the compensation of the arbitrators shall be borne equally.

     20.4 Arbitral Award. The arbitral award shall be in writing, state only the damages and injunctive relief granted and be final and binding on the parties. The parties hereto expressly waive and forgo any right to punitive, exemplary or similar damages as a result of any Claim. The arbitrators shall orally state the reasoning on which the arbitral award rests but shall not state such reasoning in any writing. The arbitration panel shall endeavor to issue the arbitral award within six months of the Request, but failure to do so shall not effect the validity of the arbitral award. The parties agree that the existence and contents of the entire arbitration, including the award, shall be

                                                                       EXHIBIT D

deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense made by any third party.

     20.5 Confidentiality of Proceedings. All proceedings in connection with any arbitration, including its existence, the content of the proceedings and any decision, shall be kept confidential to the maximum extent possible consistent with the law. The arbitrator shall issue an order preventing the parties, CPR Institute for Dispute Resolution and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery of documents, evidence, testimony and the award except as may be required by law.

     20.6 Judgment. Judgment upon the decision may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, provided that the party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law.

     21. Confidentiality of Information and Use Restriction. The Service Specifications disclosed and/or furnished to Licensee by Licensor under this Agreement and all copies of the Service Specifications made by Licensee, including translations, compilations and partial copies (the "Material") shall remain the property of the Licensor and shall be returned to Licensor upon request. Licensee shall use the Material solely for the purposes described in this Agreement. Licensee shall hold in confidence during and after the termination, expiration or cancellation of this Agreement and shall not disclose such Material to any third party without the prior written consent of the Licensor.

     The Proprietary Information disclosed and/or furnished by one party to another under this Agreement and all copies thereof made by the receiving party, including translations, compilations and partial copies shall remain the property of the disclosing party and shall be returned to the disclosing party upon request. The receiving party shall use the Proprietary Information solely for the purposes described in this Agreement. The receiving party shall hold in confidence during and after the termination, expiration or cancellation of this Agreement and not disclose, provide, or otherwise make available, in whole or in part such Proprietary Information to any third party without the prior written consent of the disclosing party, except Proprietary Information which, as established by reasonable proof by the receiving party:

          (i) at the time of the alleged disclosure, is known to the public;

          (ii) after the time of disclosure, becomes known to the public other than by or through a violation of this Agreement by the receiving party either directly or indirectly;

          (iii) at the time of disclosure, is in the possession of the receiving party and was not acquired directly or indirectly from the disclosing party;

          (iv) after the time of disclosure is lawfully received by the receiving party from a third party who has lawfully received it; or

          (v) at the time of disclosure, is required to be disclosed by law or by any government or regulatory agency having jurisdiction for telecommunication services, the receiving party making reasonable effort to have the agency retain the Proprietary Information in confidence.

     Both parties shall ensure that only its employees with a need to know the Proprietary Information shall have access to it and then only if those employees have entered an appropriate

                                                                       EXHIBIT D

confidentiality and use restriction agreement obligating them at least to the same extent as the Licensee is obligated under this Agreement.

     The receiving party of the Proprietary Information shall exercise a standard of care under this Section that is not less than the standard of care Licensor exercises under its own corporate policy for confidentiality and use restrictions for its own Proprietary Information.

     If and when Licensor receives Proprietary Information of Licensee through inspection, test, survey and review of Licensee's facilities and otherwise to determine compliance with the applicable Service Specifications, Licensor's non-disclosure requirements hereunder shall be for a period not to exceed three years from the termination or expiration of this Agreement.

     22. Payments.

     22.1 Payments. All payments or fees due under this Agreement ("Payments") shall be made on the date that they are due and shall be subject to a late payment charge equal to the lesser of (i) U.S. dollar LIBOR rate (London Inter Bank Offer Rate) quoted for sixty (60) day advances (quoted on TELERATE, a service of Dow Jones) plus 600 basis points starting on the date the Payment is due plus 600 basis points accruing from the due date to date of receipt of the balance owed by the Licensee and (ii) the maximum rate permitted by law. If receipt occurs later than sixty (60) days from the due date, a weighted average is computed based on successive sixty (60) day rates (e.g., if a year elapses six rates taken sixty (60) days apart would be averaged.)

     22.2 Taxes. All Payments due under this Agreement shall be made in full without any deduction or withholding whatsoever for taxes or duties imposed by the countries in the Licensed Territory or any subdivision or local jurisdiction thereof, unless such withholding or deduction is required by law in which event Licensee shall pay to Licensor such additional amount so that the net amount received by Licensor after the deduction or withholding will equal the full amount which would have been received by it had no such deduction or withholding been made.

     22.3 Payment of Brand Fund Fees. The payment of the Brand Fund Fees and any associated late charges under Section 22.1 shall be made via electronic funds transfer to a bank account designated by Licensee solely for this purpose with notice to Licensor as to its existence and signing authority, and the funds in such account shall be accessible solely by the Licensor Vice President for Latin America and/or other Licensor-designated representative.

     23. Miscellaneous.

     23.1 Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

     23.2 Entire Agreement. The provisions of this Agreement (including the Schedules hereto) contain the entire agreement between the parties relating to use by Licensee of the Licensed Marks and supersede all prior agreements and understandings relating to the subject matter hereof. No rights are granted to use the Licensed Marks except as specifically set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and provisions of other agreements involving Licensor and Licensee, the provisions of this Agreement shall prevail. This Agreement is not a franchise, does not create a partnership or joint venture and shall not be deemed to constitute an assignment of any rights of Licensor to Licensee. Licensee is an independent contractor, not an agent or employee of Licensor, and Licensor is not liable for any acts or omissions by Licensee. The continuing obligations of Licensee in this Agreement, including those obligations set forth in Sections 10.2 and 18, shall survive and continue after the expiration, cancellation, or termination of

                                                                       EXHIBIT D

this Agreement. With respect to Section 21, the obligations shall survive and continue for a period of three (3) years following such expiration, cancellation or termination of this Agreement. Notwithstanding the foregoing, the confidentiality provisions of the Purchase Agreement are not in any way altered, amended, extended, contracted or superseded by this Section 23.2 of this Agreement.

     23.3 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the parties.

     23.4 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

     23.5 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance, interim or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     23.6 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     23.7 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     23.8 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     23.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     23.10 Further Assurances. Each of the parties shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take other such actions as shall be necessary or otherwise reasonably requested by a party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise carry out the intent and purposes of this Agreement.

     23.11 Construction of this Agreement. In any construction of this Agreement, this Agreement shall not be construed against any party based upon the identity of the drafter of the Agreement or any provision of it.

                                                                       EXHIBIT D

     23.12 Effective Date. This Agreement shall become effective upon the date of the consummation of the Merger under the Merger Agreement (the "Effective Date") and shall have no force or effect prior to such time.

                                                                       EXHIBIT D

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first stated above.

KIRI INC.                                              AT&T CORP.
By:                                                    By:
Name:                                                  Name:
Title:                                                 Title:
Date:                                                  Date:

                                                                       EXHIBIT D

                                   SCHEDULE A
                         LICENSED MASTER SERVICE MARKS

                                  [AT&T LOGO]

             ------------------------------------------------------

                          [AT&T AND GLOBE DESIGN LOGO]

                          [AT&T AND GLOBE DESIGN LOGO]

                                                                       EXHIBIT D

                                   SCHEDULE B
                REGISTRATIONS FOR LICENSED MASTER SERVICE MARKS

                                                                            REGISTRATION    REGISTRATION
                                                                           OR APPLICATION  OR APPLICATION
COUNTRY                                                   MARK                  NO.             DATE
-------                                                   ----             --------------  --------------
Argentina....................................  AT&T                        1099877         Feb. 28, 1995
Argentina....................................  AT&T & Globe Design         1518137         Apr. 29, 1994
Brazil.......................................  AT&T                        811983030       Aug. 5, 1986
Brazil.......................................  AT&T & Globe Design         819860573       Mar. 24, 1997
Chile........................................  AT&T                        389224          Mar. 8, 1993
Chile........................................  AT&T & Globe Design         420096          Jan. 18, 1994
Colombia.....................................  AT&T                        112857          Apr. 4, 1986
Colombia.....................................  AT&T & Globe Design         148388          Jan. 28, 1994
Peru.........................................  AT&T                        2468            Jan. 25, 1984
Peru.........................................  AT&T & Globe Design         14617           Jun. 2, 1998

                                                                       EXHIBIT D

                                  SCHEDULE C1
                        LICENSED ANCILLARY SERVICE MARKS

                                                                    RESTRICTIONS ON LICENSE
                                                             -------------------------------------
MARK                                                         LICENSED TERRITORY  LICENSED SERVICES
----                                                         ------------------  -----------------
IT'S ALL WITHIN YOUR REACH.................................  All                        All
TODO A SEU ALCANCE.........................................  All Portuguese-            All
                                                             speaking countries
TODO A TU ALCANCE..........................................  All Spanish-               All
                                                             speaking countries

                                                                       EXHIBIT D

                                  SCHEDULE C2
               REGISTRATIONS FOR LICENSED ANCILLARY SERVICE MARKS

                                                                            REGISTRATION    REGISTRATION
                                                                           OR APPLICATION  OR APPLICATION
COUNTRY                                                   MARK                  NO.             DATE
-------                                                   ----             --------------  --------------
Argentina....................................  IT'S ALL WITHIN YOUR REACH  2151848         May 20, 1998
Argentina....................................  TODO A TU ALCANCE           2151851         May 20, 1998
Bolivia......................................  IT'S ALL WITHIN YOUR REACH  6065            May 5, 1998
Bolivia......................................  TODO A TU ALCANCE           6064            May 5, 1998
Brazil.......................................  IT'S ALL WITHIN YOUR REACH  819891959       Apr. 22, 1997
Brazil.......................................  TODO A SEU ALCANCE          820880574       Jun. 29, 1998
Chile........................................  IT'S ALL WITHIN YOUR REACH  414215          May 8, 1999
Chile........................................  TODO A TU ALCANCE           414213          May 8, 1999
Colombia.....................................  IT'S ALL WITHIN YOUR REACH  98028803        May 21, 1999
Colombia.....................................  TODO A TU ALCANCE           98028799        May 21, 1999
Peru.........................................  IT'S ALL WITHIN YOUR REACH  15536           Sep. 10, 1998
Peru.........................................  TODO A TU ALCANCE           15442           Aug. 31, 1998

                                                                       EXHIBIT D

                                   SCHEDULE D
                              LICENSED TRADE DRESS

     1. The overall configurations of the AT&T and globe design corporate signature as set forth more fully in the AT&T document Corporate Identity
Program: Graphic Standards Manual ("Graphic Standards Manual").

     2. The AT&T Garamond typeface, namely AT&T's proprietary typeface used for all marketing communications materials, including print and television advertising, promotional brochures, pamphlets and other Marketing Materials and as set forth in the AT&T document Guidelines For Print and TV Advertising.

     3. The AT&T identification stripes, namely a rectangular band consisting of three parallel lines: the top line being red (PANTONE(R) 485); the middle, blue (PANTONE(R) Process Blue); the bottom, black (PANTONE(R)Process Black), as set forth in the Graphic Standards Manual.

     4. The acceptable color applications of the AT&T and globe design corporate signature as set forth in the Graphic Standards Manual.

     5. The acceptable graphic techniques relating to the AT&T and globe design corporate signature as set forth in the Graphic Standards Manual.

     6. The acceptable applications of the AT&T globe design corporate signature and typography, as well as the visual style and design techniques (layout) as applied to any product marking, as set forth in the AT&T document Product Marking Reference Manual.

     7. The acceptable applications of the AT&T globe design corporate signature and typography, as well as the visual style and design techniques, as applied to business stationery, and as set forth in the AT&T document Business Stationery Specifications.

     8. Nothing in this Schedule shall restrict or limit AT&T's claim of trade dress rights in or protection of AT&T's Trade Dress.

                                                                       EXHIBIT D

                                   SCHEDULE E
                             SERVICE SPECIFICATIONS

                                                                       EXHIBIT D

                                   SCHEDULE F
                               LICENSED SERVICES

EXCLUSIVE SERVICES

     - Local voice delivered through fixed-line connectivity
     - Domestic long distance
     - International long distance
     - Point-to-point dedicated line
     - Asynchronous Transfer Mode (ATM)
     - Frame relay
     - Internet access
     - 1-800/toll free
     - Packet X.25 (data)
     - Virtual network services (data)
     - Switched digital (data)

NONEXCLUSIVE SERVICES

     - AT&T card services
     - AT&T Direct(R) services
     - E-commerce
     - Web-hosting
     - Fixed wireless for connectivity
     - Voice over Internet Protocol
     - Managed Network Services (as defined herein)

                                                                       EXHIBIT D

                                   SCHEDULE G
                           CRITERIA FOR SUBLICENSEES

     Neither sublicensees nor their affiliates (including any joint venture and business alliance in which sublicensee is a participant) conduct business or engage in business practices in any of the following areas:

     - Illegal activities;
     - Content or practices which demean, ridicule or attack individuals or groups on the basis of age, color, national origin, race, religion, sex, sexual orientation or handicap;
     - Pornographic, obscene or sexually explicit/suggestive material or content;
     - Material deemed to be harmful to children;
     - Tobacco or alcoholic beverages;
     - Firearms, ammunition or fireworks;
     - Gambling;
     - Contraceptives;
     - Violence;
     - Vulgar or obscene language;
     - Solicitation of funds;
     - Extreme political or social activism.

                                                                EXHIBIT E TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                                EXHIBIT E TO THE
                                MERGER AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           REGIONAL VEHICLE AGREEMENT

                                  DATED AS OF

                                             , 1999 BETWEEN

                                   AT&T CORP.

                                      AND

                                   KIRI INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
ARTICLE I SCOPE.............................................    1
      1.1.  RV Business.....................................    1
ARTICLE II RV SERVICES......................................    2
      2.1.  RV Exclusive Services...........................    2
      2.2.  RV Non-Exclusive Services.......................    2
      2.3.  Preferred Supplier to Parent....................    2
ARTICLE III EXCLUDED ACTIVITIES.............................    2
      3.1.  Excluded Activities.............................    2
ARTICLE IV GLOBAL VENTURE...................................    2
      4.1.  Regional Vehicle's Provision of RV Services to
      the Global Venture....................................    2
      4.2.  Regional Vehicle's Distribution of Services of
            and Purchase of Services from the Global
            Venture.........................................    3
      4.3.  Services Reserved to the Global Venture.........    3
      4.4.  Managed Network Services........................    3
ARTICLE V AT&T GLOBAL NETWORK...............................    4
      5.1.  AT&T Global Network Services....................    4
      5.2.  Regional Vehicle's Provision of Services to the
      AT&T Global Network...................................    4
      5.3.  AT&T Global Network Distribution Arrangements...    4
ARTICLE VI PARENT ACQUISITIONS, ETC. .......................    4
      6.1.  Territory Acquisitions..........................    4
      6.2.  FMV Determination...............................    5
      6.3   Easymail Chile..................................    6
ARTICLE VII TERM 8..........................................    6
      7.1.  Term............................................    6
ARTICLE VIII ARBITRATION....................................    7
      8.1.  Arbitration.....................................    7
      8.2.  Number of Arbitrators/Selection.................    7
      8.3.  Certain Procedures..............................    7
      8.4.  Arbitral Award..................................    7
      8.5.  Confidentiality of Proceedings..................    7
      8.6.  Judgment........................................    8
ARTICLE IX MISCELLANEOUS....................................    8
      9.1.  Amendment.......................................    8
      9.2.  Waiver..........................................    8
      9.3.  Notices.........................................    8
      9.4.  Assignment; Binding Effect......................    9
      9.5.  Entire Agreement................................    9
      9.6.  Governing Law...................................    9
      9.7.  Further Assurances..............................    9
      9.8.  Headings........................................    9
      9.9.  Interpretation..................................    9
     9.10.  Severability....................................    9
     9.11.  Enforcement.....................................    9
     9.12.  Counterparts....................................   10

EXHIBITS

Exhibit A              Definitions
SCHEDULES
Schedule A-1           RV Exclusive Services
Schedule A-2           Parent Group Activities
Schedule B             RV Non-Exclusive Services
Schedule C             Excluded Activities

     REGIONAL VEHICLE AGREEMENT, dated as of                          , 1999,
between AT&T Corp., a New York corporation ("AT&T") and Kiri Inc., a Delaware corporation ("Regional Vehicle"). Certain capitalized terms used herein without definition shall have the meanings specified in Exhibit A.

                                    RECITALS

     A. Parent, Regional Vehicle, a Delaware Corporation, FirstCom Corporation, a Texas Corporation (the "Company"), and a subsidiary of Regional Vehicle ("Merger Sub") have entered into an Agreement and Plan of Merger, dated November 1, 1999 (the "Merger Agreement"), pursuant to which the Company will merge with and into Merger Sub (the "Merger"). Immediately following the Merger, it is intended that, on a fully-diluted basis, (i) the former shareholders of the Company will own, collectively, approximately 34% of the shares of common stock of Regional Vehicle, (ii) Parent will own, directly or indirectly, approximately 60% of the shares of common stock of Regional Vehicle, and (iii) Promon Tecnologia S.A., or an Affiliate thereof, will own approximately 6% of the shares of common stock of the Regional Vehicle.

     B. Parent and Regional Vehicle anticipate that the establishment of Regional Vehicle and the commercial arrangements contemplated hereby will enable the delivery of competitive, comprehensive packages of end-to-end integrated broadband services to customers in the Territory.

     C. Regional Vehicle will benefit from its relationship with Parent as a result of certain contractual arrangements of Parent, including the Framework Agreement, dated as of October 23, 1998, among Parent, VLT Corporation, British Telecommunications PLC, BT (Netherlands) Holdings B.V. and Thistle B.V. (as amended from time to time, the "Framework Agreement"). Regional Vehicle is also expected to have increased demand for its services as a result of the commercial arrangements contemplated hereby. Parent will grant concurrently with the Merger a non-exclusive license to Regional Vehicle to use certain Brands (the "Licensed Brands") pursuant to the Brand License Agreement.

     D. Regional Vehicle shall serve as Parent's strategic vehicle for in-country investments in the Territory for the provision of broadband high-speed connectivity to business customers in the Territory and for the provision of certain other telecommunications services in the Territory, in each case to the extent set forth in this Agreement.

     E. In consideration of the mutual undertakings of the parties contained herein and as an inducement to the parties to enter into the Merger Agreement, Regional Vehicle and Parent desire to define the scope of Regional Vehicle's business and its relationship with Parent and certain Affiliates and joint ventures of Parent as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I

                                     SCOPE

     1.1. RV Business. (a) Regional Vehicle has been established primarily to provide broadband, high-speed connectivity to business customers in the Territory and, in connection therewith, to provide, offer, distribute, market and sell primarily to business customers RV Exclusive Services and

RV Non-Exclusive Services, own facilities and other assets related thereto and engage in incidental activities related thereto, in each case in the Territory, in accordance with the terms of this Agreement. Regional Vehicle may conduct its business through its Subsidiaries in the Territory, provided that Regional Vehicle shall cause such Subsidiaries to comply with all of the provisions of this Agreement applicable to Regional Vehicle as if they were signatories hereof.

     (b) Regional Vehicle shall provide, offer, distribute, market and sell all of its RV Exclusive Services and RV Non-Exclusive Services under (i) the Licensed Brands, (ii) Brands specified by the Global Venture, subject to the prior written consent of the Global Venture, in the case of services relating to the Global Venture or (iii) subject to the approval of Parent as provided in the Brand License Agreement, Brands created by Regional Vehicle and owned by Parent or Regional Vehicle.

                                   ARTICLE II

                                  RV SERVICES

     2.1. RV Exclusive Services. The services listed in the Schedule of RV Exclusive Services attached hereto as Schedule A-1 are referred to herein as the "RV Exclusive Services." Except as identified in the Schedule of Parent Group Activities attached hereto as Schedule A-2 hereof or as provided in Article V, Parent will not, and will cause the other members of the Parent Group not to, provide, offer, distribute, market or sell RV Exclusive Services in the Territory unless Regional Vehicle supplies such services to Parent or such member of the Parent Group.

     2.2. RV Non-Exclusive Services. The services listed in the Schedule of RV Non-Exclusive Services attached hereto as Schedule B may, subject to the terms of this Agreement, be provided, offered, distributed, marketed or sold by any Person and such services are referred to herein as the "RV Non-Exclusive Services," and, together with the RV Exclusive Services, as the "RV Services."

     2.3. Preferred Supplier to Parent. The Regional Vehicle shall be a Preferred Supplier of RV Exclusive Services in the Territory to Parent and its wholly-owned Subsidiaries, except to the extent Parent and its wholly-owned Subsidiaries are obligated to purchase such services from the Global Venture.

                                  ARTICLE III

                              EXCLUDED ACTIVITIES

     3.1. Excluded Activities. Regional Vehicle shall not provide, offer, distribute, market or sell any service listed in the schedule of Excluded Activities attached hereto as Schedule C or take any other action that contravenes Section 4.3 relating to the Global Venture (collectively, the "Excluded Activities").

                                   ARTICLE IV

                                 GLOBAL VENTURE

     4.1. Regional Vehicle's Provision of RV Services to the Global
Venture. The Regional Vehicle shall be a Preferred Supplier of RV Services in the Territory to the Global Venture in accordance with and subject to the Framework Agreement on commercially reasonable terms as agreed between Regional Vehicle and the Global Venture.

     4.2. Regional Vehicle's Distribution of Services of and Purchase of Services from the Global Venture. (a) Parent shall request that the Global Venture grant to Regional Vehicle distribution rights with respect to Global Business Communications Services of the Global Venture in the Territory on commercially reasonable terms in accordance with and subject to the terms of the Framework Agreement.

     (b) Regional Vehicle shall purchase all of its requirements for Global Communications Services from the Global Venture pursuant to commercially reasonable terms to be set forth in (i) an agreement between the Regional Vehicle and the Global Venture or (ii) if applicable, an agreement between Parent and the Global Venture governing the purchase of Global Communications Services by Parent and its Subsidiaries.

     (c) Regional Vehicle shall purchase all of its requirements for International Traffic Termination Services from the Global Venture, provided that such services are provided by the Global Venture to Regional Vehicle on commercially reasonable terms.

     4.3. Services Reserved to the Global Venture. Unless Regional Vehicle is a Limited Cross Border Network Services Provider or as otherwise agreed by Parent and the Global Venture and any other party whose consent may be required under the Framework Agreement, Regional Vehicle shall not:

          (a) offer, sell or distribute Global Business Communications Services or any services competitive with the Global Business Communications Services provided through the Global Venture except as permitted pursuant to Section 4.2;

          (b) offer, sell or distribute any Communications Services, except through the Global Venture, to any Person that is a Qualifying MNC Customer (as such term is defined in the Framework Agreement)(each such Person, a "Qualifying MNC"), a list of which Parent has previously delivered to Regional Vehicle, and which Parent will update periodically;

          (c) own, operate, lease or manage Global Network Facilities; or

          (d) provide any International Carrier Services.

Regional Vehicle shall be deemed a "Limited Cross Border Network Services Provider" for so long as Regional Vehicle and any Person in which it has a direct or indirect equity interest do not derive aggregate annual revenues ("Cross Border Revenues") that exceed $150 million, directly or indirectly, whether acting alone or in association with, or through one or more Persons, from Global Business Communications Services and other services provided over a cross border network owned by Regional Vehicle or its Subsidiaries or provided by any cross border network, alliance or consortium in which Regional Vehicle has any direct or indirect equity interest. For purposes of calculating such aggregate annual revenues, the actual pro rata share of revenues of any Persons in which Regional Vehicle owns a direct or indirect equity interest shall be included with respect to any investments in a Person that is not wholly-owned by the Regional Vehicle. Within 90 days of the end of each Regional Vehicle fiscal year, Regional Vehicle shall provide Parent with a certificate executed by the chief executive officer and chief financial officer of Regional Vehicle certifying the amount of Cross Border Revenues for such fiscal year and setting forth the breakdown and calculation thereof in reasonable detail.

     4.4. Managed Network Services. Regional Vehicle shall not provide Managed Network Services to any Qualifying MNC except as contracted through the Global Venture.

                                   ARTICLE V

                              AT&T GLOBAL NETWORK

     5.1. AT&T Global Network Services. Any current or future services provided by any member of the Parent Group using any assets owned or controlled now or in the future by the AT&T Global Network are referred to herein as the "AT&T Global Network Services". Notwithstanding Section 2.1, Parent or any member of the Parent Group may provide, offer, market, distribute or sell to any Person, and, subject to 5.3, may appoint any Person as a distributor of, AT&T Global Network Services in the Territory.

     5.2. Regional Vehicle's Provision of Services to the AT&T Global
Network. Regional Vehicle shall be a Preferred Supplier of RV Services to the AT&T Global Network on commercially reasonable terms as agreed between Regional Vehicle and Parent.

     5.3. AT&T Global Network Distribution Arrangements. Promptly after the execution of this Agreement, Parent will cause the appropriate AT&T Global Network Person to discuss with Regional Vehicle possible arrangements for the distribution of AT&T Global Network Services by Regional Vehicle in the Territory. While the parties have not reached any understanding as to the outcome of such discussions, they have agreed that Regional Vehicle shall be an exclusive distributor of AT&T Global Network Services in one or more countries in the Territory on commercially reasonable terms as may be agreed between Regional Vehicle and Parent, provided that such exclusive distributorship shall
(i) be subject to Regional Vehicle's ability to meet performance and service level requirements established by AT&T Global Network; (ii) not limit the rights of any Person under the Master Services Agreement, dated December 7, 1998 by and between International Business Machines Corporation and AT&T Solutions, Inc., the Master Asset Purchase Agreement, dated December 7, 1998, between International Business Machines Corporation and AT&T or any related agreements, or the ability of any such Person to comply with its obligations thereunder; and
(iii) not limit the rights of any member of the Parent Group or any AT&T Global Network Person to (x) distribute AT&T Global Network Services directly to customers in the Territory, (y) have its employees market or sell such services to customers in the Territory or (z) appoint remarketers or global value added resellers (VARs) of AT&T Global Network Services.

                                   ARTICLE VI

                           PARENT ACQUISITIONS, ETC.

     6.1. Territory Acquisitions. (a) If (i) a member of the Parent Group acquires (including as a result of a merger or any other business combination transaction) an interest in any Person that derived (including through any consolidated Subsidiaries of such Person) revenues in the immediately preceding fiscal year from assets or customers in the Territory (such revenues, the "Territory Revenues") (such Person, an " Acquired Person," and together with its Subsidiaries, if any, an "Acquired Group"), (ii) more than 50% of such Territory Revenues were derived from the provision of RV Exclusive Services and (iii) such acquisition would otherwise result in any member of the Acquired Group becoming a member of the Parent Group (such case, a "Covered Acquisition"), Parent shall comply with the provisions of Section 6.1(b).

     (b) In the case of a Covered Acquisition, within (i) eighteen months, if the Territory Revenues of such Acquired Group were greater than 33 1/3% of such Acquired Group's consolidated gross revenues for its immediately preceding fiscal year, or (ii) thirty months, if the Territory Revenues of such Acquired Group were less than 33 1/3% of such Acquired Group's consolidated gross revenues for its immediately preceding fiscal year, after the acquisition of such Acquired Person, Parent shall either (x) cause the members of such Acquired Group to cease in all material respects providing RV Exclusive Services in the Territory or (y) offer, or cause the relevant member of the Parent Group to offer, in writing (an "Offer") to sell to the Regional Vehicle for cash that portion of the Acquired Group's business that primarily relates to the provision of such RV Exclusive Services in the Territory (the "Offered Assets") at their Fair Market Value, provided that this Section 6.1(b) shall not apply if selling such Offered Assets (x) would conflict with or contravene applicable law or a pre-existing contractual obligation of any member of the Acquired Group or that is binding on any material assets of such a member and such obligation is not waived or amended,
(y) would result in a tax obligation for members of the Parent Group that is material in relation to the consideration paid for the Offered Assets by the relevant member of the Parent Group or (z) in the case of a business that is not owned by a direct or indirect substantially wholly-owned Subsidiary of Parent, would, in the good faith determination of the Board of Directors of any relevant member of a Parent Group, having received advice of outside counsel with respect to fiduciary duties to minority shareholders, violate any such fiduciary duties (each of subsection (x), (y) and (z), an "Offer Exception"), provided further that Offered Assets shall not include any assets held by a Person that is not controlled by Parent. Such Offer may be accepted by Regional Vehicle by written notice to Parent until the later of (A) the one hundred twentieth day after the date of the Offer and (B) 25 days after the date of determination of the Fair Market Value of such Offered Assets pursuant to Section 6.3 (such period being referred to herein as, the "Offer Response Period").

     (c) No member of an Acquired Group shall be included in the Parent Group except as provided below in the case of a Covered Acquisition. In the case of a Covered Acquisition, no member of an Acquired Group shall be included as a member of the Parent Group until the later of (i) the day after the expiration of the Offer Response Period, (ii) two years after such member's acquisition and
(iii) the date of the actual transfer of the Offered Assets to Regional Vehicle if Regional Vehicle accepts the Offer, provided that, if (x) Regional Vehicle shall not accept an Offer within the Offer Response Period or (y) a member of a Acquired Group is subject to an Offer Exception, such member shall not be included as a member of the Parent Group at any time.

     6.2. FMV Determination. (a) Parent shall set forth in any Offer its determination of the Fair Market Value of the Offered Assets that are the subject of such Offer. If Regional Vehicle does not agree that the Fair Market Value set forth in the Offer represents the value Parent could obtain in an arm's length sale of the Offered Assets to an unaffiliated third party, Regional Vehicle shall deliver a written notice (an "FMV Notice") to Parent requesting that a determination of Fair Market Value be made pursuant to this Section 6.2. If Regional Vehicle does not deliver such FMV Notice within 45 days after the date of the Offer, the Fair Market Value of the Offered Assets shall be the amount set forth in the Offer.

     (b) If Regional Vehicle delivers an FMV Notice, each of Parent and Regional Vehicle shall retain within 15 days of such delivery, and provide relevant information to, an internationally recognized investment banking firm (each, an "appraiser", together the "Initial Appraisers") to determine the Fair Market Value of the Offered Assets. Within 30 days following the provision of relevant information by Parent and Regional Vehicle to the Initial Appraisers, which information shall be provided within 30 days after retention of the Initial Appraisers, the Initial Appraisers shall submit their determinations of the Fair Market Value of the Offered Assets to Parent and Regional Vehicle. If the difference between the determinations submitted by the Initial Appraisers is less than 20 percent of the lowest of such determinations, then the average of the determinations submitted by the appraisers shall be deemed to be the Fair Market Value for the Offered Assets.

     (c) If the difference between the determinations submitted by each appraiser equals or exceeds 20 percent of the lowest of such determinations, the Initial Appraisers will within 15 days select a third internationally recognized investment banking firm to make such determination, provided if the

Initial Appraisers cannot agree to a third internationally recognized investment banking firm, such firm shall be chosen by the CPR Institute for Dispute Resolution. Regional Vehicle and Parent shall provide information to the third appraiser within ten days after such appraiser is appointed. The third appraiser shall submit its determination of the Fair Market Value for the Offered Assets to Regional Vehicle within 30 days following the provision of relevant information by Regional Vehicle and Parent. The average of the determination provided by such third appraiser and the determination submitted by the Initial Appraisers that is closer to the determination provided by such third appraiser shall be deemed to be the Fair Market Value of the Offered Assets, provided, however, that to the extent such average is greater than the higher price submitted by the Initial Appraisers (the "High Price"), the Fair Market Value of the Offered Assets shall be the High Price or, to the extent such average is less than the lower price submitted by the Initial Appraisers (the "Low Price"), the Fair Market Value of the Offered Assets shall be the Low Price. The fees and expenses of the Initial Appraisers shall be borne by the respective parties that appointed them. The fees and expenses of any third appraiser shall be split equally between Regional Vehicle and Parent.

     6.3. Easymail Chile. Prior to any sale or transfer of any interest in Easymail Chile S.A. (an "Easymail Interest") held by Parent or any Subsidiaries of Parent (such holder, a "Selling Person") to a Person other than Parent or another Affiliate of Parent, Parent shall, or cause such Selling Person to, offer in writing (an "Easymail Offer") to sell to Regional Vehicle for cash such Easymail Interest at its Fair Market Value, provided that this Section 6.3 shall not apply if selling such Easymail Interest would conflict with or contravene applicable law or a pre-existing contractual obligation of Parent or such Selling Person. The Selling Person shall set forth in any Easymail Offer its determination of the Fair Market Value of such Easymail Interest. If Regional Vehicle does not agree that the Fair Market Value set forth in the Easymail Offer represents the value such Selling Person could obtain in an arm's length sale of such Easymail Interest to an unaffiliated third party, Regional Vehicle shall deliver a written notice (an "Easymail FMV Notice") to Parent requesting that a determination of Fair Market Value be made in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c). If Regional Vehicle does not deliver such Easymail FMV Notice within 45 days after the date of the Easymail Offer, the Fair Market Value of the Easymail Interest shall be the amount set forth in the Easymail Offer. Otherwise the Fair Market Value shall be that value determined in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c), provided that in the case of any Selling Person other than Parent, a reference to Parent in such Section shall be deemed to be a reference to such Selling Person and a reference to Offered Assets shall be deemed to be a reference to such Easymail Interest. Such Easymail Offer may be accepted by Regional Vehicle by written notice to Parent until the later of (a) the one hundred twentieth day after the date of the Easymail Offer and (b) 25 days after the date of determination of the Fair Market Value of such Easymail Interest in accordance with the procedures set forth in Sections 6.2(b) and 6.2(c) (such period being referred to herein as, the "Easymail Offer Response Period"). If Regional Vehicle does not accept such Easymail Offer within the Easymail Offer Response Period, such Selling Person may sell its Easymail Interest at any time to any Person.

                                  ARTICLE VII

                                      TERM

     7.1. Term. The term of this Agreement shall begin on the date hereof and shall terminate upon mutual agreement of the parties hereto; provided that Parent may in its sole discretion terminate this Agreement at any time after the termination of the Brand License Agreement.

                                  ARTICLE VIII

                                  ARBITRATION

     8.1. Arbitration. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (each a "Claim"), shall be finally settled by binding arbitration. The arbitration shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York City, New York, and it shall be conducted in the English language. Notwithstanding
Section 9.6 hereof, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. Any request for interim measures pursuant to Section 9.11 hereof or otherwise shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

     8.2. Number of Arbitrators/Selection. The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by CPR Institute for Dispute Resolution. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after the CPR Institute for Dispute Resolution has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the CPR Institute for Dispute Resolution shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

     8.3. Certain Procedures. The arbitration panel shall strictly limit discovery to the production of documents directly relevant to the facts alleged by the Claimant and the Respondent, and if depositions are required, each party shall be limited to five depositions. Each party shall bear its own expenses, but those related to the compensation of the arbitrators shall be borne equally.

     8.4. Arbitral Award. The arbitral award shall be in writing, state only the damages and injunctive relief granted and be final and binding on the parties. The parties hereto expressly waive and forgo any right to punitive, exemplary or similar damages as a result of any Claim. The arbitrators shall orally state the reasoning on which the arbitral award rests but shall not state such reasoning in any writing. The arbitration panel shall endeavor to issue the arbitral award within six months of the Request, but failure to do so shall not effect the validity of the arbitral award. The parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense made by any third party.

     8.5. Confidentiality of Proceedings. All proceedings in connection with any arbitration, including its existence, the content of the proceedings and any decision, shall be kept confidential to the maximum extent possible consistent with the law. The arbitrator shall issue an order preventing the parties, CPR Institute for Dispute Resolution and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery of documents, evidence, testimony and the award except as may be required by law.

     8.6. Judgment. Judgment upon the decision may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, provided that the party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     9.2. Waiver. No waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by Parent and Regional Vehicle. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     9.3. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

IF TO REGIONAL VEHICLE:                                                    IF TO PARENT:
-----------------------                                                    -------------
2333 Ponce de Leon Blvd.                               AT&T Corp.
Coral Gables, FL 33134                                 295 North Maple Avenue
                                                       Room 3353J1
                                                       Basking Ridge, NJ 07920
Facsimile: 1-305-774-2001                              Facsimile: 1-908-630-1744
Attention: Chief Executive Officer                     Attention: John Haigh
                                                                  Vice President --
                                                                  Strategy and Development

WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:  WITH A COPY (WHICH COPY SHALL NOT CONSTITUTE NOTICE) TO:
--------------------------------------------------------  --------------------------------------------------------

2333 Ponce de Leon Blvd.                                  AT&T Corp.
Coral Gables, FL 33134                                    295 North Maple Avenue
                                                          Room 1212P2
                                                          Basking Ridge, NJ 07920
Facsimile: 1-305-774-2001                                 Facsimile: 1-908-221-6618
Attention: General Counsel                                Attention: Marilyn Wasser
                                                                      Vice President -- Law and
                                                                      Corporate Secretary

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     9.4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

     9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Subject to Article VIII hereof, each of Regional Vehicle and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this agreement and the transactions contemplated hereby (and agrees not to commence any litigation in a court relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     9.7. Further Assurances. Each party hereto shall, and shall cause each of its Subsidiaries (which, in the case of Parent shall not include Regional Vehicle or its Subsidiaries) to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise may reasonably be requested by the other party hereto, to confirm and assure the rights and obligations provided for in this Agreement, or otherwise to carry out the intent and purposes of this Agreement.

     9.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                          AT&T Corp.

                                          --------------------------------------
                                          By:
                                          Title:

                                          KIRI INC.

                                          --------------------------------------
                                          By:
                                          Title:

                                                                       EXHIBIT A
                                                   TO REGIONAL VEHICLE AGREEMENT

                                  DEFINITIONS

     1. Defined Terms. The following capitalized terms, when used in this Agreement, shall have the following respective meanings (each such definition to be equally applicable to the plural and singular forms of the respective terms so defined):

          "Affiliate" means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

          "Agreement" means this Regional Vehicle Agreement, as the same may be amended or modified from time to time in accordance with its terms.

          "AT&T Global Network" means AT&T Global Network Services Group LLC or AT&T Global Network Services LLC, any other Person in which such Persons own any direct or indirect equity interest or any of their respective successors or assigns. Each of such Persons is sometimes referred to herein as an "AT&T Global Network Person."

          "Brand License Agreement" means that certain Service Mark License Agreement between Regional Vehicle and Parent (the form of which was attached as an Exhibit to the Merger Agreement), as amended from time to time.

          "Brands" means any name, brand, mark, trademark, service mark, trade dress, trade name, business name or other indicia of origin.

          "Carrier Services" means the provision of carriage, including hubbing, routing, transit, reorigination and least cost routing on Global Network Facilities primarily between two or more countries to other International Carriers.

          "Communications Services" shall mean any services and applications, including enhanced services and applications, that involve the transmission of voice, data, sound, music, still and moving image or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, and any similar or substitute service available or offered from time to time, and the business of developing, designing or offering content-based applications.

          "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "global", when used with respect to Communications Services, shall mean Communications Services between or among two or more countries.

          "Global Business Communications Services" shall mean global Communications Services provided or targeted to businesses and to their employees in their capacity as employees.

          "Global Communications Services" shall mean current or future (a) global end-to-end managed and (b) all other global Communications Services of a type intended for use by end

                                     Def.-1
     user customers and resellers, but excluding Satellite & Radio Services, basic switched voice and basic telex.

          "Global Network Facilities" shall mean all facilities that support bandwidth, transmission, signaling, routing, network service intelligence, network control intelligence, switching and Operational Systems Support (including any related software support) in connection with the transmission of voice, data, sound, music, still and moving image, or video and other elements by fixed media (such as wire, cable or fiber), or radio or other wave signal, exclusively or predominantly between or among two or more countries (it being understood that facilities that are predominantly designed to support such transmission between or among two or more countries may also support, as a non-predominant use, transmission within one or more of such countries). Global Network Facilities shall not include any system or systems that provide Communications Services exclusively within a given country.

          "Global Venture" means each of those certain Persons formed for the provision of certain telecommunications and related services pursuant to the Framework Agreement. Each of such Persons is sometimes referred to herein as a "Global Venture Person."

          "International Carrier" shall mean a Person which (a) is licensed or authorized, or is otherwise permitted to provide, or operates where no license or authorization is required, crossborder Communications Services to the public, or (b) owns or operates, or is licensed to own or operate, the underlying facilities used to provide crossborder Communications Services to the public.

          "International Carrier Services" shall mean Carrier Services and International Traffic Termination Services.

          "International Settlement Process" means the system of accounting and settlement rates for the exchange of international traffic of a type referred to in Section 64.1001 of the regulations of the FCC and any subsequent regime for arranging and managing inbound/outbound traffic termination terms and conditions with an International Carrier.

          "International Traffic Termination Services" shall mean the arrangement, management and delivery of inbound/outbound traffic termination of all the communications traffic, including voice and Internet Protocol traffic, of the Parent Group, including through the International Settlement Process and least cost routing alternatives, but excluding all Global Business Communications Services.

          "Liberty Media" means Liberty Media Corporation and any Person in which Liberty Media Corporation owns any direct or indirect equity interests.

          "Managed Network Services" shall mean the provision of (a) service to a customer consisting solely of the provisioning and maintenance of the logical and physical elements of the customer's wide area communications network, and, to the extent relating to a customer's wide area communications network, directly related planning, design, installation, maintenance and ongoing life cycle support functions, and (b) equipment on the customer's premises at the interface between a wide area communications network and the remainder of the customer's networking environment insofar as the equipment so provided facilitates (i) the maintenance of the customer's wide area communication services, (ii) the recording of performance data with respect to the customer's wide area communications services, (iii) the provisioning of new wide area communications services to the customer or changes in the parameters of the wide area communications services provided to the customer, or (iv) the integration of multiple wide area communications services, but excluding in the case of clause (a) or (b) any such service or

                                     Def.-2
     equipment that materially extends services beyond the interface described above further into the customer's non-wide area communications network.

          "Media One" means Mediaone Group, Inc., Meteor Acquisition Inc., any successors thereto and any Person in which Mediaone Group, Inc., Meteor Acquisition Inc. or any successors or assigns thereof own any direct or indirect equity interests.

          "Operational Support Systems" means the computer systems on which a Person depends for providing management support of all of its operations, including service delivery and provision, network usage and control, billing of customers, network planning, fraud identification, resource planning and facility management.

          "Outsourcing Professional Services" shall mean the provision of professional services relating to network architecture validation, implementation, operations and life cycle management, including business process consulting, migration planning and implementation, but excluding Managed Network Services, and may include the ownership and acquisition of assets from and on behalf of customers related to the provision of Outsourcing Professional Services.

          "Outsourcing Services" shall mean Outsourcing Professional Services and Managed Network Services.

          "Parent" means AT&T, provided that Parent shall not include Liberty Media and Media One.

          "Parent Group" means Parent and any Subsidiary of Parent except Liberty Media and Media One, provided that (a) neither Regional Vehicle and its Subsidiaries, any Global Venture Person nor any AT&T Global Network Person or any Subsidiaries thereof shall be included in the Parent Group and (b) no member of a Territory Acquired Group excluded from Parent Group as provided in Section 6.1(b) shall be included in the Parent Group.

          "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust or other entity.

          "Preferred Supplier" to a Person (the "Purchaser") means that, to the extent that the designated Preferred Supplier is able to provide certain services, products or facilities to the Purchaser on terms and conditions and standards at least as favorable regarding price, quality and service as the Purchaser would be able to obtain in an arm's length transaction with a Person that is not an Affiliate of the Purchaser, such Purchaser shall not, and shall cause each of its wholly-owned Subsidiaries not to, purchase such services, products or facilities from any Person other than the designated Preferred Supplier unless such Person is also a Preferred Supplier to such Purchaser.

          "Satellite & Radio Services" shall mean Communications Services (other than VSAT services) delivered through satellites using existing and future satellite constellations and associated ground networks and equipment through any satellite business and terrestrial radio solutions targeted at maritime and aeronautical applications using existing and future long, medium and short-range radio systems.

          "Subsidiaries" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          "Systems Integration" shall mean advising clients on how best to use information technology to achieve their ends, to reengineer business processes to make organizations work

                                     Def.-3
     more effectively, specifying, designing or building or specifying, designing and building integrated business systems for or on behalf of clients managing the change to such systems for or on behalf of clients, supporting, maintaining, enhancing, operating or further developing such systems for or on behalf of clients, providing program or project management and integration of customer defined individual customer solutions and providing other related services required or requested by clients in connection with any of the foregoing. Systems Integration does not include (a) the underlying capability to provide Communications Services or (b) Outsourcing Services.

          "Territory" means Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago and Uruguay.

     2. Other Defined Terms. All references to "Dollar", "US$" or "$" shall be deemed to be references to the lawful currency of the United States of America. The following capitalized terms,

                                     Def.-4
when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

DEFINED TERM                                                 SECTION REFERENCE
------------                                                 -----------------
appraiser............................................  Section 6.2(b)
Acquired Group.......................................  Section 6.1(a)
Acquired Person......................................  Section 6.1(a)
AT&T.................................................  First Paragraph
AT&T Global Network Services.........................  Section 5.1
Claim................................................  Section 8.1
Claimant.............................................  Section 8.2
Company..............................................  Recital A
Cross Border Revenues................................  Section 4.3
Covered Acquisition..................................  Section 6.1(a)
Excluded Activities..................................  Section 3.1
FMV Notice...........................................  Section 6.2(a)
Framework Agreement..................................  Recital B
Global Venture Person................................  Definition of Global Venture
High Price...........................................  Section 6.2(c)
Initial Appraiser....................................  Section 6.2(b)
Licensed Brands......................................  Recital B
Limited Cross Border Network Service Provider........  Section 4.3
Low Price............................................  Section 6.2(c)
Merger...............................................  Recital A
Merger Agreement.....................................  Recital A
Merger Sub...........................................  Recital A
New York Courts......................................  Section 9.6
Offer................................................  Section 6.1(b)
Offered Assets.......................................  Section 6.1(b)
Offer Exception......................................  Section 6.1(b)
Offer Response Period................................  Section 6.1(b)
                                                       Definition of Preferred
Purchaser............................................  Supplier
Qualifying MNC.......................................  Section 4.3(b)
Regional Vehicle.....................................  First Paragraph
Request..............................................  Section 8.2
Respondent...........................................  Section 8.2
RV Exclusive Services................................  Section 2.1
RV Non-Exclusive Services............................  Section 2.2
RV Services..........................................  Section 2.2
Territory Revenues...................................  Section 6.1(a)

                                     Def.-5

                                                                    SCHEDULE A-1
                                                   TO REGIONAL VEHICLE AGREEMENT

                             RV EXCLUSIVE SERVICES

Local voice delivered through fixed-line connectivity

Domestic long distance

International long distance

Point-to-point dedicated line

Asynchronous Transfer Mode (ATM)

Frame relay

Internet access

1-800/toll free

Packet X.25 (data)

Virtual network services (data)

Switched digital (data)

                                      A-1-1

                                                                    SCHEDULE A-2
                                                   TO REGIONAL VEHICLE AGREEMENT

                            PARENT GROUP ACTIVITIES

     Any services provided by Parent Group using assets that any member of Parent Group is obligated under the Framework Agreement, as in effect on the date hereof, to contribute to the Global Venture.

     Service provided to customers in connection with the provision of, or pursuant to contracts for, Outsourcing Services.

                                      A-2-1

                                                                      SCHEDULE B
                                                   TO REGIONAL VEHICLE AGREEMENT

                           RV NON-EXCLUSIVE SERVICES

AT&T card services

AT&T Direct(R) services

E-commerce

Web-hosting

Fixed wireless for connectivity

Voice over Internet Protocol

Managed Network Services

                                                                      SCHEDULE C
                                                   TO REGIONAL VEHICLE AGREEMENT

                              EXCLUDED ACTIVITIES

International Carrier Services

Mobile wireless/PCS

Cable and cable telephony

Solution services, including Outsourcing Professional Services, other than Managed Network Services

Systems Integration

Messaging Services in Chile, to the extent providing such services would cause a breach of obligations of Parent or any of its Affiliates under the Shareholders Agreement, dated as of December 9, 1993, among Easymail Chile S.A., AT&T International, Inc., Inversiones Rapel, S.A. et al or any related agreements.

                                                                EXHIBIT F TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                                                   EXHIBIT F TO MERGER AGREEMENT

                   REGIONAL VEHICLE REVOLVING CREDIT FACILITY
                    SUMMARY INDICATIVE TERMS AND CONDITIONS

Borrower:                        Regional Vehicle ("RV") or its subsidiaries.
                                 AT&T will have the right to decide whether to lend at either the holding company or individual operating company level.

Lender:                          AT&T or AT&T Subsidiary

Facility:                        US$100 million, to be reduced by any new vendor
                                 financing arrangements. AT&T has the option to structure the facility through debt or redeemable preferred.

Purpose: To make loans to RV and its subsidiaries in the Territory (as defined in the RV Agreement), the proceeds of which are to be used to (i) fund capital expenditures and working capital requirements, (ii) pay cash interest and (iii) fund operating costs.

Availability:                    In multiple drawdowns prior to Maturity,
                                 following request by RV via a borrowing
                                 certificate executed by CEO or CFO (relating to consistency with business plan, absence of defaults and other conditions to be agreed).

Final Maturity:                  24 months from Closing

Amortization:                    Single repayment at maturity

Interest Rate:                   To be paid quarterly and calculated (on the
                                 basis of a 360-day year of 30-day months) at 11.0%.

Security:                        - Lender will have the right at any time to
                                   obtain a security interest in the tangible and intangible assets of FirstCom/Netstream and subsidiaries to which loans (including Inter-company Loans) have been extended
                                 - 100% of the capital stock in FirstCom
                                   Corporation, Netstream and its subsidiaries

Financial Covenants:             Maximum Capital Expenditures
                                 In any month, not more than 110% of level provided for in latest Board-approved business plan.

                                 Maximum Total Debt
                                 In any month, not more than 110% of level provided for in latest Board-approved business plan.

Mandatory Prepayments:           Facility to be repaid without penalty from 100%
                                 of proceeds of (i) any capital markets issues,
                                 (ii) equity issues, (iii) international or local bank financings, and (iv) sales of material assets.

Negative Covenants:              Including but not limited to the following:
                                 - Limitation on other indebtedness (permitted
                                   local currency working capital facilities and vendor financing, etc.)
                                 - Limitation on liens (US$10 million)
                                 - Limitation on leases (US$10 million)
                                 - Disposal of assets (in excess of US$5
                                   million)
                                 - Limitation on investments (US$5 million)

Events of Default:               Including but not limited to the following:
                                 - Failure to pay principal or interest when due
                                   under the Facility
                                 - Cross default to other Indebtedness (US$5
                                   million notional amount)
                                 - Bankruptcy or other insolvency event at any
                                   subsidiary
                                 - Monetary judgments (US$3 million)
                                 - Revocation of material licenses
                                 - Political risk events, such as
                                   expropriation/nationalization, currency
                                   inconvertibility/transferability,
                                   war/political violence

                                                                EXHIBIT G TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                             EXHIBIT G TO AGREEMENT
                               AND PLAN OF MERGER

                             [               INC.]
                             ---------------------

                           CERTIFICATE OF DESIGNATION

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW
                             ---------------------

                      SERIES A CONVERTIBLE PREFERRED STOCK
                             ---------------------

                    , a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation has duly adopted the following recitals and resolution:

     WHEREAS, Article FOURTH of the Certificate of Incorporation provides that the Corporation may issue Preferred Stock, par value $0.001 per share ("Preferred Stock") from time to time in one or more series or classes, having such voting powers and such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions, as the Board of Directors determines;

     WHEREAS, pursuant to Article FOURTH of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series A Convertible Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation be hereby created, and that the voting powers and designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

     1. Designation and Amount. This series of Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the authorized number of shares constituting such series shall be 1,666,667, par value $0.001 per share.

     2.  Dividends.

          (a) The holders of Series A Preferred Stock shall have the right to receive, in preference to the holders of Junior Stock, dividends, payable when and as declared by the Board of Directors of the Corporation out of assets legally available therefor, as provided in this Section 2(a). Dividends shall accrue on each share of Series A Preferred Stock at an annual rate of fifteen percent (15%) on the sum of (i) $8.00 (the "Series A Purchase Price") and (ii) all accumulated and unpaid dividends accrued thereon pursuant to this Section 2(a) from the date of issuance thereof (the "Series A Dividends" and, the sum of the Series A Purchase Price and Series A Dividends is referred to herein as the "Series A Preference Amount"). Such dividends will be calculated and, to the extent such dividends remain unpaid, compounded quarterly in arrears on the first day of each January, April, July and October of each year prorated on a daily basis for partial periods. Such dividends shall commence to accrue on each share of Series A Preferred Stock from the date of issuance of such share of Series A Preferred Stock whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends and shall continue to accrue until paid out of assets legally available therefor; provided, however, that for the period from the Original Issue Date until (and including) the first day of July 2001 (the "PIK Period"), the Corporation shall pay dividends on each dividend payment date in additional shares of Series A Preferred Stock (such dividends paid in kind being herein referred to as "PIK Dividend"); and provided further that the amount payable as a PIK Dividend on the final dividend payment date during the PIK Period shall be adjusted so that the total number of shares of Series A Preferred Stock paid as PIK Dividends is
     equal to                (1) and any amount of unpaid dividend resulting
     from such adjustment shall accrue as otherwise provided in this Section 2; and provided further that in the event that the Corporation shall exercise its right to redeem the Series A Preferred Stock after the closing of a Strategic Investment as provided in Section 7, then the payment of all PIK Dividends for the PIK Period shall be accelerated and any PIK Dividends not previously paid shall be immediately paid to the holders of the Series A Preferred Stock as described in the next paragraph (notwithstanding any subsequent conversion pursuant to Section 5 or 6 or redemption pursuant to
     Section 8). In addition, the holders of Series A Preferred Stock shall have the right to receive dividends or other distributions (as defined below), ratable and equally with the holders of Common Stock, when and as declared by the Board of Directors of the Corporation out of assets legally available therefor; provided, however, that each holder of Series A Preferred Stock shall be entitled to receive dividends or other distributions on the outstanding shares of Series A Preferred Stock held by such holder in an amount equal to the product of (i) the per share amount, if any, of the dividend or other distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

          (b) PIK Dividends shall be paid by delivering to the record holders of Series A Preferred Stock a number of shares of Series A Preferred Stock determined by dividing the amount of the payment which otherwise would be payable on the dividend payment date to each respective holder in cash by the Series A Purchase Price per share. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. Fractional shares of Series A Preferred Stock payable as PIK Dividends may be paid in cash by the Corporation. Any additional shares of Series A Preferred Stock issued pursuant to this section shall be subject in all respects, except as to issue date and the date from which dividends accrue and cumulate as set forth above, to the same terms as the shares of Series A Preferred Stock originally issued hereunder.

          (c) For purposes of this Section 2, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

     3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

     Upon a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (each, a "Liquidation"), each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Stock, an amount in cash equal to the Series A Preference Amount of all Series A Preferred Shares held by such holder. If, upon a Liquidation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Preference Amount in full, then the

---------------

1. [1,666,667 less amount issued initially] entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. A merger or consolidation of the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold more than 50% by voting power of the equity interests of the surviving entity), a single transaction or a series of transactions pursuant to which holders of capital stock of the Corporation immediately prior to such transaction or series of transactions do not continue to hold more than 50% by voting power of the capital stock after such transaction or series of transactions, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with the foregoing provisions of this Section 3.

     4. Voting.

          (a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration except as provided by law, by the provisions of Subsection 4(b) below or elsewhere in the Corporation's Certificate of Incorporation, as amended, holders of Series A Preferred Stock shall vote together with the holders of Common Stock and Preferred Stock as a single class.

          (b) Except as provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, voting together as a single class of Preferred Stock:

             (i) Amend, repeal, alter or waive any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action could have a material adverse effect on the rights, preferences or privileges of the Series A Preferred Stock;

             (ii) Authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends, liquidation preference, assets or voting superior to or on parity with any such preference or priority of the Series A Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, liquidation preference, assets or voting superior to or on parity with any such preference or priority of the Series A Preferred Stock;

             (iii) Redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock; or

             (iv) Authorize or effect the declaration or payment of dividends or other distributions upon any Junior Stock.

     5. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.00 by the Series A Conversion Price in effect at the time of conversion. The "Series A Conversion Price" shall initially be $6.00. The rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

     In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series A Preferred Stock.

          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

        (c) Mechanics of Conversion.

             (i) In order for a holder of Series A Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (a "Conversion Demand") that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate of certificates. Such Conversion Demand shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder of his or its attorney duly authorized in writing. The date of receipt of such certificates and Conversion Demand notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

             (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

             (iii) Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

             (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

             (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

             (vi) Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a public offering of Common Stock, the conversion of any shares of Series A Preferred Stock may, at the election of the holder of such shares, be conditioned upon the consummation of such public offering in which case such conversion shall not be deemed to be effective until the consummation of such public offering.

          (d) Adjustments to Conversion Price for Diluting Issues:

             (i) Special Definitions. For purposes of Subsections 5(d)-5(g), the following definitions shall apply:

                (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in subsection 5(d)(i)(C)(IV) below.

                (B) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                (C) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock (or, in the case of clause IV below, options or warrants to purchase shares of Common Stock) issued or issuable:

                     (I) upon conversion of any Convertible Securities
                outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                     (II) as a dividend or distribution on Series A Preferred
                Stock;

                     (III) by reason of a dividend, stock split, split up or
                other distribution on shares of Common Stock that is covered by Subsection 5(c) or 5(f) below;

                     (IV) to employees, directors, officers or managers of, or
                consultants to, the Corporation or any of its subsidiaries pursuant in a plan adopted by the Board of Directors of the Corporation in good faith; or

                     (V) to a Strategic Investor in connection with a Strategic
                Investment within nine months after the Original Issue Date; provided that the average daily closing or last sale price per share of Common Stock for the ninety (90) days immediately following such Strategic Investment, as reported on a national securities exchange or NASDAQ, is greater than or equal to $9.00.

             (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the Series A Conversion Price, as applicable, unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

             (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

             If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                (A) No further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                (C) Upon the expiration or termination of any unexercised Option or any unexercised rights of conversion or exchange under any Convertible Security, the Series A Conversion Price shall be readjusted to eliminate the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or such Convertible Security.

                (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                (E) No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                In the event the Corporation, after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

                It is expressly acknowledged that options issued to persons described in Subsection 5(d)(i)(C)(IV) are excluded from the definition of "Option" as provided in Subsection 5(d)(i)(A).

             (iv) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.

             In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus
        (2) the number of shares of Common Stock with the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common stock so issued would purchase at such Series A Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that (i) for the purpose of this Subsection 5(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and
        (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options of Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

             (v) Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (A) Cash and Property: Such consideration shall:

                     (I) insofar as it consists of cash, be computed at the
                aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                     (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                     (III) in the event Additional Shares of Common Stock are
                issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                     (x) the total amount, if any, received or receivable by the
                Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                     (y) the maximum number of shares of Common Stock (as set
                forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

             (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock, and such issuance dates occur within a period of no more than 30 days, then the Series A Conversion Price shall each be adjusted only once on account of such issuance, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price then in effect immediately before that subdivision shall each be proportionately decreased. For example, if there are two outstanding shares of Common Stock which are subdivided into a total of four shares of Common Stock and the Series A Conversion Price in effect immediately prior to such subdivision is $6.00, then the Series A Conversion Price after giving effect to such subdivision shall be $3.00. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the Series A Preferred Stock, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price then in effect immediately before the combination shall each be proportionately increased. For example, if there are two outstanding shares of Common Stock which are combined into a total of one share of Common Stock and the Series A Conversion Price in effect immediately prior to such combination is [$6.00], then the Series A Conversion Price after giving effect to such combination shall be [$12.00]. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination shall be proportionately deceased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Series A Conversion Price then in effect shall each be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

             (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the name of such issuance or the close of business on such record date, and

             (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

     provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common

     Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities was they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          (h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend, provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(b)), each share of Series A Preferred Stock shall thereafter be converted (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock.

          (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

          (l) Notice of Record Date.  In the event:

             (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

             (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

             (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

             (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

     then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

          (m) Notwithstanding anything to the contrary, the provisions of
     Section 5(d) shall not apply (i) to any share of Series A Preferred Stock held by a holder other than a 25% Holder or (ii) on or after the fifth anniversary of the Original Issue Date.

     6. Mandatory Conversion.

          (a) On the first Business Day following a Mandatory Conversion Period (the "Mandatory Conversion Date"), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate.

          (b) All holders of record of shares of Series A Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all shares of Series A Preferred Stock pursuant to this Section 6. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred

     Stock, as the case may be (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holder thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

          (d) Any Series A Preferred Stock converted pursuant to this Section 6 will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

     7. Redemption at Corporation's Option.

          (a) The Corporation shall have the right (the "Redemption Right"), in its sole discretion, to redeem all but not less than all of the outstanding shares of Series A Preferred Stock in accordance with the further provisions of this Section 7. The Redemption Rights shall be exercisable
     (i) at any time after June 30, 2001 or (ii) at any time not less than ninety (90) and not more than one hundred and eighty (180) days after the closing of a Strategic Investment provided that the closing of such Strategic Investment occurs within nine (9) months after the Original Issue Date. The redemption price (the "Corporation Redemption Price") of each share of Series A Preferred Stock redeemed pursuant to the Redemption Right shall be equal to the Anniversary Redemption Price as of the Corporation Redemption Date, in the case of clause (i) in the immediately preceding sentence, or the Strategic Redemption Price in the case of clause (ii) in the immediately preceding sentence.

          (b) The Corporation may elect to exercise its Redemption Right pursuant to Section 7(a) by mailing written notice (a "Corporation Notice of Redemption") to each registered holder specifying the time and place of such redemption and the number of shares of Series A Preferred Stock held by such holder to be redeemed. Such Corporation Notice of Redemption shall be mailed by certified mail, return receipt requested, at least 30, and not more than 60 days prior to the date specified for redemption (the "Corporation Redemption Date"), to each registered holder of the shares of Series A Preferred Stock at such holder's last address as it appears on the Corporation's books. At the closing, the Corporation shall pay to each of the holders of the Series A Preferred Stock called for redemption, against the Corporation's receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to this Section 7 for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such holder.

          (c) Notwithstanding anything to the contrary contained in this Section 7, the outstanding shares of Series A Preferred Stock shall remain subject to (i) conversion pursuant to Section 5 and 6 and (ii) redemption pursuant to Section 8, in each case, at all times on or prior to the Corporation Redemption Date.

          (d) In the case of any redemption pursuant to this Section 7, unless the Corporation defaults in the payment in full of the Corporation Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Corporation Redemption Date, and all rights of the holders of the shares of Series A Preferred Stock subject to such redemption by reason of their ownership of such shares shall cease on such Corporation Redemption Date, except the right to receive the Corporation Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Corporation Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

          (e) Any shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Section 7 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

     8. Redemption at Holder's Option.

          (a) Each holder of Series A Preferred Stock shall have the right (the "Put Right"), in its sole discretion, to require the Corporation to redeem all or any portion of its outstanding shares of Series A Preferred Stock at a redemption price (the "Holder Redemption Price") equal to the Series A Preference Amount as of the Holder Redemption Date in accordance with the further provisions of this Section 8. The Put Right shall be exercisable for a period of 70 days after (i) the ninety-first day after the Senior Note Maturity Date, (ii) any Major Liquidity Event or (iii) a Change of Control.

          (b) A holder of Series A Preferred Stock may elect to exercise its Put Right pursuant to Section 8(a) by mailing written notice (a "Holder Redemption Notice") to the Corporation by certified mail, return receipt requested. The Holder Redemption Notice shall specify:

             (i) the name of the holder of shares of Series A Preferred Stock delivering such Holder Redemption Notice;

             (ii) that such holder is exercising its option, pursuant to Section 8, to require the Corporation to redeem shares of Series A Preferred Stock held by such holder; and

             (iii) the number of, and a description of, the shares of Series A Preferred Stock to be subject to such redemption.

          (c) The Corporation shall, within thirty (30) days of receipt of such Holder Redemption Notice, deliver to the holder exercising its rights to require redemption of shares pursuant to Section 8(b), a notice (the "Corporation Notice") specifying the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Notice (the "Holder Redemption Date").

          (d) Notwithstanding anything contained in this Section 8 to the contrary, the Corporation shall not be obligated to redeem shares of Series A Preferred Stock which are the subject of a Holder Redemption Notice if such redemption would result in a breach of, or would cause a default or event of default under, the Notes Indenture.

     provided, however, if such breach, event of default or default would not result from the purchase of any number of shares of Series A Preferred Stock which is less than the total number of shares the Corporation is obligated to redeem on the Holder Redemption Date, the Corporation shall purchase on the Holder Redemption Date the maximum number of shares of Series A Preferred Stock it may so purchase, allocated among the holders which have elected to have their shares so repurchased ratably according to the number of shares so tendered; provided, further, however, the Corporation shall use its reasonable efforts to cure such default or violation on a timely manner and remove any associated restrictions or limitations which are applicable to the rights of the holders of Series A Preferred Stock contained in this Section 8.

          (e) In the case of any redemption pursuant to this Section 8, unless the Corporation defaults in the payment in full of the Holder Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Holder Redemption Date, and all rights of the holders of the shares of Series A Preferred Stock subject to such redemption by reason of their ownership of such shares shall cease on such redemption date, except the right to receive the Holder Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Holder Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

          (f) Any shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Section 8 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

     9. Definitions.

     As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:

          (i) "Anniversary Redemption Price" shall mean an amount per share equal to (a) the Series A Purchase Price plus (b) an amount then necessary to provide a holder of Series A Preferred Stock with a 25.0% internal rate of return on such holder's investment in a share of Series A Preferred Stock as if such holder held such share of Series A Preferred Stock from

     , 2000. Such internal rate of return shall be determined in accordance with the following formula:

                                IRR = (P/I) I/N1

     where:

     IRR     =    Internal Rate of Return.
     P       =    Anniversary Redemption Price.
     I       =    Series A Purchase Price
     N       =    Number of years from the Original Issue Date to the
                  Corporation Redemption Date, calculated on the basis of a
                  365-day year.

          (ii) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

          (iii)"Change of Control" shall mean a Change of Control as defined in the Notes Indenture.

          (iv) "Common Stock" shall mean the Common Stock of the Corporation, par value $.001 per share.

          (v) "Junior Stock" shall mean any of the Corporation's Common Stock, and all other equity securities of the Corporation other than the Series A Preferred Stock.

          (vi) "Major Liquidity Event" shall mean (a) a Public Offering or (b) a Strategic Investment.

          (vii) "Mandatory Conversion Period" shall mean, at any time after the second anniversary of the Original Issue Date, a period of thirty (30) consecutive trading days during which the daily closing or last sale price per share of Common Stock, as reported on a national securities exchange or NASDAQ, is greater than $15.00 per share.

          (viii) "NASDAQ" means the National Association of Securities Dealers, Inc., Automated Quotation System.

          (ix) "Notes Indenture" shall mean that certain Indenture, dated as of October 27, 1997, between FirstCom Corporation, a Texas corporation, and State Street Bank and Trust Company, N.A., (as Trustee), as in effect on June 30, 1999 or any supplemental indenture.

          (x) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

          (xi) "Public Offering" shall mean the closing of an underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission for a public offering and sale of securities of the Corporation (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

          (xii) "Senior Note Maturity Date" shall mean the date that the Senior Notes issued pursuant to the Notes Indenture are paid in full.

          (xiii) "Strategic Investment" shall mean the purchase by a Strategic Investor of thirty-five percent (35%) or more (on an as converted basis) of the capital stock of the Corporation.

          (xiv) "Strategic Investor" shall mean (i) a telecommunications operator with assets in excess of $2 billion or (ii) an entity with controlling equity investments in excess of $1 billion in companies operating in the telecommunications industry; provide that such entity is not a private equity investment firm or other like entity.

          (xv) "Strategic Redemption Price" shall mean $9.00.

          (xvi) "25% Holder" shall mean SFG-N Inc., the AIG-GE Capital Latin American Infrastructure Fund L.P. and/or any of its affiliates and any holder of not less than twenty-five percent (25%) of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Non-Voting Participating Convertible Preferred Stock to
be duly executed by its Secretary this [               ]th day of
[               ], [               ].

                                          [          INC.]

                                          By
                                          --------------------------------------
                                              Name:
                                              Title: Secretary

                                                                  ANNEX A TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX A

                      [LETTERHEAD OF FIRSTCOM CORPORATION]

                                                                          [Date]

Baker & McKenzie
805 Third Avenue
New York, New York 10022

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022

                          AGREEMENT AND PLAN OF MERGER

Ladies and Gentlemen:

     We are furnishing the following representations to you to enable you to prepare and deliver your tax opinion in accordance with Section 5.2(f) of the Agreement and Plan of Merger, dated as of November 1, 1999 (the "Merger Agreement"), by and among AT&T Corp., a New York corporation ("Parent"), Kiri Inc., a Delaware corporation (the "Buyer"), Frantis, Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer ("Merger Sub"), and FirstCom Corporation, a Texas corporation (the "Company"). We understand you will be relying on such representations in rendering your opinion. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Merger Agreement.

     The Company hereby represents and covenants that:

          1. Neither the Company nor any "related person" (within the meaning of Treas. Reg. sec. 1.368-1T(e)(2)(ii)) has any plan or intention to redeem or otherwise acquire any Company Common Stock or Preferred Stock prior to and in connection with the Merger. No "extraordinary distribution" (within the meaning of Treas. Reg. sec. 1.368-1T(e)(1)(ii)(A)) with respect to Company Common Stock or Preferred Stock has or will be made prior to and in connection with the Merger.

          2. The fair market value of the consideration received by the shareholders of the Company in the Merger will be approximately equal to the fair market value of the Company Common Stock and the Preferred Stock surrendered in the Merger. The RV Class A Common Stock issued to shareholders of the Company in the Merger will have a fair market value, as of the Effective Time, that is greater than or equal to 50 percent of the fair market value of all of the formerly outstanding Company Common Stock and Preferred Stock as of the same time. For purposes of this representation, shares of Company Common Stock and Preferred Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of RV Class A Common Stock will be treated as outstanding as of the Effective Time. Moreover, Company Common Stock and Preferred Stock that is redeemed by the Company prior to the Merger will be considered as outstanding in making this representation.

          3. The liabilities of the Company assumed by Merger Sub in the Merger and the liabilities to which the assets of the Company transferred in the Merger are subject were incurred by the Company in the ordinary course of its business.

          4. The Company will pay its own expenses, if any, incurred in connection with the Merger.

          5. There is no intercorporate indebtedness existing between the Company and the Buyer, or the Company and Merger Sub, that was issued, acquired, or will be settled at a discount.

          6. The Company is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          7. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          8. Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger will be included as assets of the Company held immediately prior to the Merger.

          9. The fair market value of the assets of the Company transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities assumed by Merger Sub in the Merger plus the amount of liabilities, if any, to which the transferred assets are subject.

          10. The Merger will be effected in accordance with the Agreement and will be effected for bona-fide, non-tax business reasons.

          11. None of the compensation received by any stockholder-employee of the Company in respect of periods that end on or prior to the Closing Date represents separate consideration for, or is allocable to, any of such stockholder-employee's Company capital stock. None of the RV Class A Common Stock that will be received by any Company stockholder-employee in the Merger represents separately bargained-for consideration that is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee will be for services actually rendered and will be determined by bargaining at arm's-length.

     The information in this letter is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents described herein, are accurate and complete and will be accurate and complete at the Effective Time. We further understand that your opinion will be subject to the qualifications and limitations set forth in your opinion letters.

                                          Very truly yours,

                                          FirstCom Corporation

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                               [LETTERHEAD OF RV]

                                                                          [DATE]

Baker & McKenzie
805 Third Avenue
New York, New York 10022

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022

                          AGREEMENT AND PLAN OF MERGER

Ladies and Gentlemen:

     We are furnishing the following representations to you to enable you to prepare and deliver your tax opinion in accordance with Section 5.2(f) of the Agreement and Plan of Merger, dated as of November 1, 1999 (the "Merger Agreement"), by and among AT&T Corp., a New York corporation ("Parent"), Kiri Inc., a Delaware corporation (the "Buyer"), Frantis, Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer ("Merger Sub"), and FirstCom Corporation, a Texas corporation (the "Company"). We understand you will be relying on such representations in rendering your opinion. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Merger Agreement.

     The Buyer, on behalf of itself and Merger Sub, hereby represents and covenants that:

          1. Neither the Buyer nor any "related person" (within the meaning of Treas. Reg. sec. 1.368-1(e)(3)) has any plan or intention to redeem or otherwise acquire any of the RV Class A Common Stock issued in the Merger.

          2. The fair market value of the consideration received by the shareholders of the Company in the Merger will be approximately equal to the fair market value of the Company Common Stock and the Preferred Stock surrendered in the Merger. The RV Class A Common Stock issued to shareholders of the Company in the Merger will have a fair market value, as of the Effective Time, that is greater than or equal to 50 percent of the fair market value of all of the formerly outstanding Company Common Stock and Preferred Stock as of the same time. For purposes of this representation, shares of Company Common Stock and Preferred Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of RV Class A Common Stock will be treated as outstanding as of the Effective Time. Moreover, Company Common Stock and Preferred Stock that is redeemed by the Company prior to the Merger will be considered as outstanding in making this representation.

          3. Neither the Buyer nor any "related person" (within the meaning of Treas. Reg. sec. 1.368-1(e)(3)) owns, or has in the last five years owned, any capital stock of the Company.

          4. Prior to and at the Effective Time, the Buyer will be in "control" of Merger Sub within the meaning of Section 368(c) of the Code.

          5. Merger Sub has no plan or intention to issue additional shares of its stock after the Merger that would result in the Buyer losing "control" of Merger Sub within the meaning of Section 368(c) of the Code.

          6. The Buyer has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause

     Merger Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          7. Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business (as such terms are defined in Treas. Reg. 1.368-1(d)).

          8. The Buyer and Merger Sub will pay their own expenses, if any, incurred in connection with the Merger.

          9. There is no intercorporate indebtedness existing between the Company and the Buyer, or the Company and Merger Sub, that was issued, acquired, or will be settled at a discount.

          10. Neither the Buyer nor Merger Sub is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          11. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. Any payment of cash by the Buyer in lieu of fractional shares of Buyer Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Buyer of issuing fractional shares and does not represent separately bargained-for consideration. No shareholder of the Company will receive cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

          13. The Merger will be effected in accordance with the Agreement and will be effected for bona-fide, non-tax business reasons.

          14. Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger will be included as assets of the Company held immediately prior to the Merger.

          15. No dividends or distributions will be made to former Company shareholders by the Buyer, other than regular, normal dividend distributions made (i) with regard to all shares of Buyer Common Stock or
     (ii) with regard to RV Preferred Stock in accordance with its terms.

          16. No stock of Merger Sub will be issued in the Merger. The information in this letter is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents described herein, are accurate and complete and will be accurate and complete at the Effective Time. We further understand that your opinion will be subject to the qualifications and limitations set forth in your opinion letters.

                                          Very truly yours,

                                          [RV]

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

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